     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1996.


                                                      REGISTRATION NO. 333-03355
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                 PRE-EFFECTIVE
                                   AMENDMENT

                                    NO. 2 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        PHOENIX INTERNATIONAL LTD., INC.
             (Exact name of registrant as specified in its charter)

            FLORIDA                           7372                         59-3171810
(State or other jurisdiction of   (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)   Classification Code Number)        Identification Number)

            900 WINDERLEY PLACE, SUITE 140, MAITLAND, FLORIDA 32751
                                 (407) 667-0033
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               BAHRAM YUSEFZADEH
                            CHIEF EXECUTIVE OFFICER
                        PHOENIX INTERNATIONAL LTD., INC.
                         900 WINDERLEY PLACE, SUITE 140
                            MAITLAND, FLORIDA 32751
                                 (407) 667-0033
                              (407) 667-0133 (FAX)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

            GLENN W. STURM, ESQ.                             M. HILL JEFFRIES, ESQ.
          TERRESA R. TARPLEY, ESQ.                         W. THOMAS CARTER III, ESQ.
 NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.                       ALSTON & BIRD
              400 COLONY SQUARE                                ONE ATLANTIC CENTER
            1201 PEACHTREE STREET                          1201 WEST PEACHTREE STREET
           ATLANTA, GEORGIA 30361                          ATLANTA, GEORGIA 30309-3424
               (404) 817-6000                                    (404) 881-7000
            (404) 817-6050 (FAX)                              (404) 881-7777 (FAX)

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
                                                   PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
      TITLE OF EACH CLASS OF          AMOUNT TO BE   OFFERING PRICE AGGREGATE OFFERING   REGISTRATION
    SECURITIES TO BE REGISTERED       REGISTERED(1)    PER SHARE(2)      PRICE(2)           FEE
- ------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value......    1,239,125        $13.00         $16,108,625         $5,555
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------

(1) Includes 161,625 shares which the Underwriters have the option to purchase from certain Selling Shareholders to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

             ITEM NUMBER AND CAPTION                    LOCATION OF CAPTION IN PROSPECTUS
- -------------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front and Outside Back Cover Pages
  3.  Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors
  4.  Use of Proceeds............................  Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price............  Outside Front Cover Page; Underwriting
  6.  Dilution...................................  Risk Factors; Dilution
  7.  Selling Security Holders...................  Principal and Selling Shareholders
  8.  Plan of Distribution.......................  Outside Front Cover Page; Underwriting
  9.  Description of Securities to be
        Registered...............................  Prospectus Summary; Capitalization;
                                                    Description of Capital Stock
 10.  Interests of Named Experts and Counsel.....   Legal Matters
 11.  Information with Respect to the
        Registrant...............................  Prospectus Summary; Risk Factors; Use of
                                                     Proceeds; Divided Policy; Capitalization;
                                                     Dilution; Selected Consolidated Financial
                                                     Data; Management's Discussion and
                                                     Analysis of Financial Condition and
                                                     Results of Operations; Business;
                                                     Management; Certain Transactions;
                                                     Principal and Selling Shareholders;
                                                     Description of Capital Stock; Shares
                                                     Eligible for Future Sale; Consolidated
                                                     Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 26, 1996


PROSPECTUS

                               1,077,500 SHARES

                         [PHOENIX INTERNATIONAL LOGO]

                                  COMMON STOCK

     Of the 1,077,500 shares of Common Stock, par value $0.01 per share (the "Common Stock"), offered hereby, 670,000 shares are being sold by Phoenix International Ltd., Inc. ("Phoenix" or the "Company") and 407,500 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders other than the receipt of $1,319,000 in payment of stock subscriptions receivable plus accrued interest thereon of $158,000 through the estimated Closing Date (as defined herein) from one of the Selling Shareholders.

     Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "PHXX."

     Immediately after the Offering, the present directors and executive officers of the Company and their respective affiliates will beneficially own in the aggregate approximately 57.6% of the outstanding shares of Common Stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================
                                                                                     PROCEEDS TO
                                      PRICE TO      UNDERWRITING    PROCEEDS TO        SELLING
                                       PUBLIC       DISCOUNT(1)      COMPANY(2)      SHAREHOLDERS
- ----------------------------------------------------------------------------------------------------
Per Share.........................        $              $               $                $
- ----------------------------------------------------------------------------------------------------
Total.............................        $              $               $                $
====================================================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $927,000 payable by the Company.
(3) Certain of the Selling Shareholders have granted the Underwriters a 30-day over-allotment option to purchase up to 161,625 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriters, the total Price to Public will be
     $          , the total Underwriting Discount will be $          , the total
     Proceeds to the Company will be $          and the total Proceeds to
     Selling Shareholders will be $          . See "Principal and Selling
     Shareholders" and "Underwriting."

                             ---------------------

     The shares of Common Stock are offered subject to receipt and acceptance by the several Underwriters, to prior sale and to the Underwriters' right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock will be
available for delivery on or about                  , 1996.

                             ---------------------


J.C. BRADFORD & CO.                                                 ADVEST, INC.
                                                 , 1996

           [INSERT ARTWORK AS DETERMINED BY COMPANY AND UNDERWRITERS]


                   Graphic of Company logo on inside front
                   cover.

                   Fold-out graphic
                   which displays the
                   client/server banking environment.



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                             ---------------------

     FOLLOWING CONSUMMATION OF THE OFFERING, THE COMPANY INTENDS TO FURNISH ITS SHAREHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS AND AN OPINION THEREON EXPRESSED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND WITH QUARTERLY REPORTS CONTAINING UNAUDITED FINANCIAL INFORMATION FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Prospective investors should carefully consider the matters set forth under "Risk Factors" herein. Unless the context otherwise indicates, (i) the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and (ii) all share and per share data has been restated to reflect (a) a 2.3231-for-one stock split in the form of a 132% stock dividend on all shares of capital stock outstanding on May 6, 1996 and (b) a recapitalization on the closing date of the Offering (the "Closing Date") in which all outstanding shares of the Company's five classes of common stock (designated as A through E) will be converted into Common Stock on a share for share basis. All references to "Phoenix" or the "Company" include Phoenix International Ltd., Inc. and its subsidiary.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     Phoenix International Ltd., Inc. ("Phoenix" or the "Company") designs, develops, markets and supports highly adaptable, enterprise-wide client/server application software for the financial services industry, with a primary focus on middle market banks. Phoenix combined (i) its management's extensive experience with banking and banking software systems, (ii) input from a consortium of financial institutions (the "U.S. Bank Partners") concerning bank operational and flexibility needs and (iii) the most recent advances in client/ server technology to design and develop an innovative new banking software system. The Phoenix Retail Banking System (the "Phoenix System"), through its client/server technology, addresses many of the deficiencies of the mainframe- and minicomputer-based legacy systems on which most banks currently operate by allowing financial institutions to integrate data into a comprehensive management information network. Like legacy systems, the Phoenix System supports all core areas of bank data processing, including system administration, account processing, nightly processing, teller functions, holding company accounting and budgeting. Unlike legacy systems, the Phoenix System is a fully integrated system that provides significant advantages in three critical areas: (i) customer relationship management; (ii) management decision support; and (iii) bank product creation and support.

     Since its formation in January 1993, the Company has entered into 25 ongoing contracts with banks or bank holding companies for installation of the Phoenix System supporting 26 United States and 8 international financial institutions. As of May 31, 1996, the Phoenix System has been fully implemented and is operating in 18 of these 34 financial institutions. The Company had total revenues of approximately $5.0 million and net income of approximately $554,000 for the fiscal year ended December 31, 1995 and total revenues of approximately $1.8 million and net income of approximately $142,000 for the quarter ended March 31, 1996.

     The Company's Chief Executive Officer, Bahram Yusefzadeh, has over 27 years of experience in the banking software industry. In addition, the Company has assembled a senior management team with over 120 years of experience in the banking and software industries. In the 1970s, Mr. Yusefzadeh co-founded Nu-Comp Systems, Inc. and led its development of one of the first integrated legacy core banking systems, the Liberty Banking System, which at one time was used by over 260 banks. Mr. Yusefzadeh founded Phoenix for the purpose of developing and marketing a new generation of integrated banking software applications using client/server technology that would replace less flexible and technologically dated legacy systems. The Phoenix System's development was the result of a joint effort among the Company's management, Hewlett-Packard Company ("Hewlett-Packard") and the U.S. Bank Partners. In addition, the U.S. Bank Partners provided a substantial portion of the Company's initial capital.

     The Company's primary market consists of middle market banks, which the Company defines as commercial banks and savings institutions with asset sizes ranging between $100 million and $1 billion. These banks are highly regulated, and they historically have provided a limited range of products and faced limited competition. These banks typically used legacy computer systems that generally only processed transactions and provided a general ledger. Today, the competitive landscape has changed dramatically as diversified financial service providers compete directly with middle market banks. As a result, these banks need detailed information about their institutions and customers in order to develop and market profitable new products and services and to expand customer relationships.


     The Phoenix System addresses this increasing need for detailed information by allowing financial institutions to integrate data into a comprehensive management information network that is (i) readily accessible throughout the entire financial institution, (ii) flexible with shared information and (iii) easily interfaced with other software systems. The Company believes that the Phoenix System is easy to use and simple to learn, which enables a bank to provide higher quality customer service with reduced operating and training costs. As a result of these benefits, the Company believes that its customers' competitive positions are enhanced. Phoenix believes that very few middle market banks have fully realized the potential benefits offered by client/server technology due to the small number of true client/server systems currently available to banks.


     The Company's primary business objective is to become a leading supplier of enterprise-wide client/server application software for the financial services industry by pursuing the following strategies:


     - Maintain Technology Leadership and Enhance Product Functionality. The Company believes that the Phoenix System is the most advanced client/server computing solution for banks because it incorporates new open technologies and standards, such as client/server architectures, relational databases, graphical user interfaces and advanced application development tools. Phoenix intends to maintain its leadership position by integrating new technologies, adding new applications, enhancing existing applications and increasing functionality.


     - Focus on United States Middle Market Banks. The Company intends to continue its marketing focus in the United States on the approximately 3,800 middle market banks with asset sizes ranging from $100 million to $1 billion. The Company believes that most middle market banks are technologically sophisticated, seek banking software applications that support strategic objectives and have the capital and human resources to finance and effectively use advanced technological solutions.

     - Expand International Market. Phoenix believes that many international financial institutions are seeking technology as a means to offer a broader array of financial products and services to meet the increasing demand for retail banking services in the international market. Phoenix has designed its software products to incorporate numerous international features and intends to continue enhancing functionality.

     - Increase Worldwide Distribution. The Company plans to continue expanding its distribution both in the United States and internationally by increasing its sales and implementation forces and seeking additional strategic alliances. In March 1996, Phoenix and Unisys Corporation ("Unisys") entered into a software license agreement (the "Unisys Agreement") whereby Unisys exclusively markets the Phoenix System to banks in Central and South America, Mexico, the Caribbean and Bermuda. In April 1996, the Company and Computer Systems Associates (Nigeria) Limited ("CSA") entered into a remarketing agreement (the "CSA Agreement") whereby CSA exclusively markets the Phoenix System to banks in certain countries of Africa and non-exclusively markets the Phoenix System to banks in the Republic of South Africa.


     - Maximize Recurring Revenues. Phoenix signs customers to long-term license agreements and charges annual service fees which are generally 15-20% of the base license fee. As the asset size of a bank increases or as branches are added, customers pay additional incremental license fees and increased service fees over the life of the license agreement. Additionally, the Company's disaster recovery service is a separate five-year contract which has an initial implementation fee and annual service fees. Phoenix plans to continue to build this base of recurring revenue and to develop additional sources of recurring revenue.



     - Leverage Existing Customer Base and Broaden Primary Market. The Company intends to expand its current bank customer relationships by providing additional products and services and by licensing the Phoenix System to additional bank subsidiaries of existing clients. In addition, the Company intends to use its implemented customer base as an important source of references, which are vital in marketing to the financial services industry. In 1997, the Company also intends to expand the market for the Phoenix System to include banks with asset sizes greater than $1 billion by increasing product functionality and flexibility. Furthermore, in 1997 the Company intends to develop a product specifically for banks with assets of less than $100 million which operates on the Microsoft Windows NT platform (the "NT Version").


     - Pursue Complementary Acquisitions. Phoenix intends to leverage its position as a provider of client/server technology to financial institutions by pursuing strategic acquisitions of providers of complementary technologies, products and services, such as companies that offer legacy retail banking systems. The Company intends to pursue such acquisitions in order to more rapidly expand the Company's customer base by converting the acquired customers to the Phoenix System. Management believes such strategic acquisitions will permit the Company to expand its customer base, enter new markets, provide outsourcing alternatives and acquire additional products and applications.

     The Company was incorporated in Florida in January 1993. The Company's principal offices are located at 900 Winderley Place, Suite 140, Maitland, Florida 32751, and its telephone number is (407) 667-0033.

                                  THE OFFERING

Common Stock offered by the Company...       670,000 shares

Common Stock offered by the Selling
  Shareholders........................       407,500 shares

Common Stock to be outstanding after
the Offering..........................       3,706,388 shares(1)

Use of Proceeds.......................     To fund product development; to
                                             expand sales, marketing and
                                             implementation resources; to retire
                                             certain outstanding indebtedness;
                                             and for general corporate purposes,
                                             including the possible acquisition
                                             of complementary technologies,
                                             products and services. See "Use of
                                             Proceeds."

Nasdaq National Market symbol.........     PHXX
- ---------------

(1) Excludes 580,545 shares of Common Stock issuable upon exercise of stock options outstanding as of May 31, 1996, at exercise prices ranging from $1.08 to $6.46 per share.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully a number of factors that could affect the Company's operations and financial results. Such factors include, among others, the Company's limited operating history, ability to realize growth, dependence on new products, expansion of distribution channels, dependence on a single product line, concentration of stock ownership and certain anti-takeover defenses. See "Risk Factors" beginning on page 7 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                          ELEVEN
                                             FISCAL YEARS ENDED           MONTHS          THREE MONTHS ENDED
                                         --------------------------       ENDED        ------------------------
                                         JANUARY 31,    JANUARY 31,    DECEMBER 31,    MARCH 31,     MARCH 31,
                                            1994           1995          1995(1)          1995          1996
                                         -----------    -----------    ------------    ----------    ----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  License fees and other...............  $    30,000    $    57,776    $ 3,467,547     $       --    $1,127,607
  Implementation, customer and software
    support and other service fees.....           --        369,711      1,556,164         90,745       653,723
                                         -----------    -----------    ------------    ----------    ----------
         Total revenues................       30,000        427,487      5,023,711         90,745     1,781,330
Expenses:
  Cost of license fees and other.......           --             --        375,783             --       131,029
  Cost of implementation, customer and
    software support and other service
    fees...............................      104,818        637,427      1,246,886        222,822       457,196
  Sales and marketing..................       96,911        358,948        983,290        224,839       268,818
  General and administrative...........      225,458        981,930      1,058,190        287,072       358,260
  Product development..................      621,373      1,362,780        654,797         60,272       299,067
                                         -----------    -----------    ------------    ----------    ----------
         Total expenses................    1,048,560      3,341,085      4,318,946        795,005     1,514,370

Other income (expense):
  Interest income......................        3,603         26,610        121,815         29,607        28,647
  Interest expense.....................           --        (19,366)       (12,060)        (6,590)       (1,081)
  Other income (expense)...............        1,815         75,989         (4,252)        75,270            --
                                         -----------    -----------    ------------    ----------    ----------
Income (loss) before income taxes......   (1,013,142)    (2,830,365)       810,268       (605,973)      294,526
Income tax expense.....................           --             --        255,999             --       153,000
                                         -----------    -----------    ------------    ----------    ----------
Net income (loss)......................  $(1,013,142)   $(2,830,365)   $   554,269     $ (605,973)   $  141,526
                                         ============   ============   ============    ==========    ==========
Net income (loss) per share(2).........  $     (0.51)   $     (1.11)   $      0.17     $    (0.20)   $     0.04
Weighted average shares
  outstanding(2).......................    1,971,573      2,560,151      3,235,532      3,076,813     3,298,444

OTHER DATA:
Total product development
  expenditures(3)......................     $621,373     $1,455,781     $1,788,172     $  364,935    $  612,346
Total personnel(4).....................           23             48             87             52            93
Implemented customers(5)...............            0              2             12              2            14

                                                               AT
                                                   ---------------------------          AT MARCH 31, 1996
                                                   JANUARY 31,    DECEMBER 31,    -----------------------------
                                                      1995            1995          ACTUAL       AS ADJUSTED(6)
                                                   -----------    ------------    -----------    --------------
BALANCE SHEET DATA:
Working capital (deficit)........................  $(2,156,814)   $(2,263,338)    $(2,338,673)    $  5,530,051
Total assets.....................................    1,726,511      3,228,289       3,495,641       11,364,365
Long-term obligations............................           --             --              --               --
Accumulated deficit..............................   (3,843,507)    (3,289,238)     (3,147,712)      (3,147,712)
Total shareholders' equity (deficit).............   (1,619,412)      (568,102)       (376,576)       7,492,148

- ---------------

(1) During 1995, the Company changed its fiscal year end from January 31 to December 31. Accordingly, the consolidated financial statements for the period ended December 31, 1995 include only eleven months of operations. However, the information presented for the quarter ended March 31, 1995 consists of three months, including January 1995.
(2) See Note 1 of Notes to Consolidated Financial Statements.
(3) The total of capitalized software development costs and product development expenses.
(4) All personnel, including contract workers and part-time employees.
(5) Customers using the Phoenix System to support daily operations.
(6) Adjusted to reflect the sale of 670,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, the receipt of approximately $1,319,000 from Mr. Yusefzadeh for payment of stock subscriptions receivable due from Mr. Yusefzadeh and his affiliate and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Common Stock offered hereby.

HISTORY OF RECENT LOSSES; LIMITED OPERATING HISTORY


     Phoenix was incorporated in January 1993 but did not begin shipping nondevelopment versions of its products until June 1995, and it incurred substantial losses for the quarters ended March 31, September 30, and December 31, 1995. As of May 31, 1996, the Company had only 19 fully implemented customers. The Company's limited operating history makes it difficult to predict future operating results. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations or if the Company is unable or unwilling to reduce expenses proportionately, operating results will be adversely affected. Therefore, there can be no assurance that Phoenix will be profitable on a quarterly or annual basis. At December 31, 1995, the Company had net operating loss carryforwards of $2.8 million available to offset future taxable income, as well as $111,000 of research and development credit carryforwards and $514,000 of foreign tax credit carryforwards. A valuation allowance of $1.7 million against deferred tax assets resulting from the net operating loss and tax credit carryforwards and other tax benefits has been recorded because management believes it is more likely than not that the deferred tax assets for which the valuation allowance has been recorded will not be realized. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto.


ABILITY TO CONTINUE AND MANAGE GROWTH


     Phoenix has experienced significant growth in its operations. The Company's success will depend upon its ability to continue product development; upgrade its technologies and commercialize products and services utilizing such technologies; respond to competitive developments; expand its sales, marketing and implementation forces; enter into sales agency and reseller agreements for both United States and international markets; and attract, train, motivate and retain management and technical personnel on a timely basis. The Company's growth will also require the Company to continue to improve its financial and management controls and its reporting systems and procedures. The Company's failure to do so could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business."


DEPENDENCE ON NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE; RISK OF PRODUCT
ERRORS

     The client/server application software market is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable in short periods of time. The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced by others, which will compete with the products and services offered by the Company. The life cycles of the Company's products are difficult to estimate. The Company's future success will depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. There can be no assurance that Phoenix will be successful in developing and marketing new products or product enhancements that meet these changing demands, that Phoenix will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that its new products and product enhancements will adequately meet the demands of the marketplace and achieve market acceptance. Historically, the Company's product development efforts have been limited due to the Company's limited financial resources. Phoenix plans to introduce and market several new products which will be subject to significant technical risks. In the past, Phoenix has experienced delays in the commencement of commercial shipments of new products and enhancements. If Phoenix is unable to develop and introduce new products or product enhancements in a timely manner, or if a new release of the Phoenix System or a new product does not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.


     Software products as complex as those offered by Phoenix may contain undetected errors or failures when first introduced or when new versions are released. Phoenix previously has discovered software errors in certain of its new products and enhancements after their introduction and has experienced delays and lost revenues during the periods required to correct these errors. There can be no assurance that errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Strategy" and "-- Product Development and New Products."


INTENSE COMPETITION


     The financial institutions software market is intensely competitive, rapidly evolving and subject to rapid technological change. Competitors vary in size and in the scope and breadth of the products and services offered. Phoenix encounters competition from a number of sources, including FiServ, Inc., Bisys, Inc., Marshall & Isley Corp., Electronic Data Systems Corp., Jack Henry & Associates, Inc., ALLTEL Information Services, Inc., EastPoint Technology, Inc. and Perot Systems Corp., which all offer core retail software systems to the financial institutions industry. In addition, Phoenix expects additional competition from other established and emerging companies as the client/server application software market continues to develop and expand. Phoenix also expects that competition will increase as a result of software industry consolidations including particularly the acquisition of any of the above named companies or any of the client/server based retail banking system providers by one of the larger service providers to the financial services industry. For example, M&I Data Services, a division of Marshall & Isley Corp., recently announced an agreement to acquire EastPoint Technology, Inc., a provider of client/server technology. Some of the Company's current, and many of the Company's potential, competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, personnel, engineering, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company expects that the financial institutions software market will continue to attract new competitors and new technologies, possibly involving alternative technologies that are more sophisticated and cost effective than the Company's technology. There can be no assurance that Phoenix will be able to compete successfully against current or future competitors or that competitive pressures faced by Phoenix will not materially adversely affect its business, operating results and financial condition. See "Business -- Competition."


CONSOLIDATION IN THE FINANCIAL INSTITUTIONS INDUSTRY

     Merger and acquisition activity has been widespread in the financial institutions industry in recent years and is expected to continue in future years. As a result, the industry has experienced consolidation on a large scale, and this consolidation has had and will continue to have the effect of reducing the number of potential customers of the Company. Any significant increase in the level of such consolidation could adversely affect the Company's business, operating results and financial condition. See "Business -- Strategy" and "-- Target Markets."

EXPANSION OF SALES FORCE, IMPLEMENTATION FORCE AND INDIRECT DISTRIBUTION
CHANNELS

     Phoenix will be required to hire additional sales and implementation personnel in 1996 and beyond if Phoenix is to achieve significant revenue growth in the future. Competition for such personnel is intense, and there can be no assurance that Phoenix will be able to retain its existing sales and implementation personnel or to attract, assimilate or retain additional highly qualified sales or implementation personnel in the future. If Phoenix is unable to hire such personnel on a timely basis, the Company's business, operating results and financial condition could be materially adversely affected.

     An integral part of the Company's strategy is to develop the marketing channel of value added resellers ("VARs") and agents and to increase the proportion of the Company's customers licensed through these channels, which will enable the Company to offer its services to a larger customer base than the Company could otherwise reach through its direct marketing efforts. Consequently, the Company's success depends in part on the ultimate success of these sales relationships and on the ability of these VARs and agents to market effectively the Company's products. Although all of the Company's revenues in 1995 came from direct sales channels, the Company is currently investing, and intends to continue to invest, significant resources to develop indirect distribution channels. There can be no assurances that Phoenix will be able to attract or retain VARs and agents that will be able to market the Company's products effectively and that will be qualified to provide timely and cost-effective customer support and service. In addition, the Company's current agreements with VARs and agents may not be exclusive and may be terminated under certain circumstances by either party without cause, and certain of the Company's VARs and agents may offer competing product lines. Therefore, there can be no assurance that any VAR or agent will continue to represent the Company's products or to represent the Company's products effectively. Gross margins and composition of revenues and expenses may vary depending on whether a sale was made directly by the Company or by a VAR or agent. The inability to recruit or retain important VARs or agents or any gross margin erosion as a result of dealing with such third parties could adversely affect the Company's business, operating results and financial condition. See "Business -- Strategy" and "-- Sales and Marketing."

EXPANSION OF INTERNATIONAL SALES

     International sales represented approximately 70% of the Company's revenues for the 11 months ended December 31, 1995. Phoenix believes that its continued growth and profitability will require expansion of its international operations. Accordingly, Phoenix intends to continue to expand its international activities, including its strategic alliances, and to enter additional foreign markets, which will require significant management attention and financial resources. To date, the Company has only limited experience in marketing and distributing its products and services internationally. In order to successfully expand international sales in 1996 and subsequent periods, Phoenix must successfully implement its recent strategic alliances with Unisys and CSA, hire additional sales and implementation personnel and recruit additional international resellers. To the extent that Phoenix is unable to do so, the Company's growth in international sales will be limited, and the Company's business, operating results and financial condition could be materially adversely affected. In addition, there can be no assurance that Phoenix will be able to maintain or increase international market demand for the Company's products.


     The Company's international sales are currently denominated in United States dollars. An increase in the value of the United States dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets. Additionally, risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, political instability, potentially adverse tax consequences, restrictions on the repatriation of earnings and the burdens of complying with a wide variety of foreign laws and regulations. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategy" and "-- Sales and Marketing."

DEPENDENCE ON SINGLE PRODUCT LINE


     The Company's revenues are derived from two primary sources: (i) license fees for software products; and (ii) fees for a full range of services complementing its products, including implementation services, interface services and customer and software support services. All of these fees are derived from the licensing of the Company's principal product, the Phoenix System. Broad acceptance of the Phoenix System by middle market banks is critical to the Company's future success. In addition, the Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of the Phoenix System and other products. A decline in demand for, or failure to achieve broad market acceptance of, the Phoenix System or any enhanced version as a result of competition, technological change or otherwise, will have a material adverse effect on the business, operating results and financial condition of the Company. See "Business -- Strategy," "-- The Phoenix System," "-- Product Development and New Products" and "-- Competition."


DEPENDENCE UPON KEY PERSONNEL


     The Company's future performance depends in significant part upon the continued service of its executive and senior management and key technical, implementation and sales personnel. The loss of the services of Mr. Yusefzadeh or Mr. Reichard or one or more of the Company's other senior officers or key technical, implementation or sales personnel could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain highly qualified managerial, technical, implementation and sales personnel. Competition for such personnel is intense, and there can be no assurance that Phoenix will be able to retain its key managerial, technical, implementation and sales employees or to attract, assimilate or retain other highly qualified managerial, technical, implementation and sales personnel in the future. The Company has entered into employment agreements with all of its executive and senior management, and the Company maintains $1.0 million in key man life insurance on Mr. Yusefzadeh. See "Business -- Sales and Marketing" and "Management -- Employment Agreements."


DEPENDENCE ON THIRD-PARTY TECHNOLOGY

     The Phoenix System incorporates technology developed and owned by third parties. Consequently, Phoenix must rely upon third parties to develop and introduce technologies that enhance the Company's current products and enable Phoenix, in turn, to develop its own products on a timely and cost-effective basis to meet changing customer needs and technological trends in the financial services software industry. The Phoenix System uses a relational database technology known as Sybase that the Company licenses from Sybase, Inc. Sybase, Inc. is currently the sole provider of this database software, and Phoenix currently would not be able to license the Phoenix System to its customers without using this software. Furthermore, the license between Sybase, Inc. and the Company is nonexclusive, and this technology has been licensed to numerous other companies. Any impairment or termination of the Company's relationship with any licensor of third-party technology would force Phoenix to find other developers on a timely basis or develop its own technology and could have an adverse effect on the Company's business, operating results and financial condition. There can be no assurance that Phoenix will be able to obtain the third-party technology necessary to continue to develop and introduce new and enhanced products, that Phoenix will obtain third-party technology on commercially reasonable terms or that Phoenix will be able to replace third-party technology in the event such technology becomes unavailable, obsolete or incompatible with future versions of the Company's products. See "Business -- Technology."

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

     The Company's success is heavily dependent upon the Phoenix System's architecture and design. Phoenix relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Phoenix seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Phoenix presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that Phoenix regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while Phoenix is unable to determine the extent to which piracy of its software products occurs, such piracy can be expected to be a persistent problem, particularly in foreign countries, where the laws do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not develop similar technology independently.


     Phoenix is not aware that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by Phoenix with respect to current or future products. Phoenix expects that software product developers will increasingly be subject to infringement claims. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Phoenix to enter into royalty or license agreements or cause the Company to discontinue the use of the challenged tradename, service mark or technology at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on the Company. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See
"Business -- Intellectual Property and Other Proprietary Rights."


DEPENDENCE ON GROWTH IN THE CLIENT/SERVER MARKET

     Substantially all of the Company's revenues have been attributable to licenses of the Phoenix System, which is utilized in client/server computing environments. This product is currently expected to account for substantially all of the Company's future revenues. Although the use of client/server technology has grown in recent years, the client/server market is still an emerging market. The Company's future financial performance will depend in large part on continued growth in the number of financial institutions installing client/server technology. If the client/server market fails to grow or grows more slowly than Phoenix currently anticipates, the Company's business, operating results and financial condition will be materially adversely affected. See "Business -- Industry Background."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future. Special factors that may cause the Company's future operating results to vary include, without limitation, the size and timing of significant orders; the mix of direct and indirect sales; the mix and timing of foreign and domestic sales; the timing of new product announcements and changes in pricing policies by the Company and its competitors; market acceptance of new and enhanced versions of the Company's products; increased competition; changes in operating expenses, including expenses related to acquisitions; changes in Company strategy; personnel changes; changes in legislation and regulation; foreign currency exchange rates and general economic factors. Product revenues are also difficult to forecast because the market for client/server application software products is rapidly evolving, and the Company's sales cycle, from initial review to purchase and the provision of support services, varies substantially from customer to customer. As a result, Phoenix believes that quarter to quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. The Company's results of operations will be adversely affected by an increase in its projected effective tax rate if legislation reenacting certain research and development tax credits is not passed by the United States Congress. In addition, the Company currently has a net operating loss carryforward of approximately $2.8 million. Once the net operating loss is utilized or expires, the Company's tax rate will increase. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such an event, the price of the Common Stock would likely be materially adversely affected. See "Selected Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH ACQUISITIONS

     As part of its business strategy, Phoenix intends to acquire complementary technologies, products and services such as companies that offer legacy retail banking systems. The Company intends to pursue such acquisitions in order to more rapidly expand the Company's customer base by converting the acquired customers to the Phoenix System. Any such future acquisition would be accompanied by risks commonly encountered in acquisitions of companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies; potential disruption of Phoenix's ongoing business; inability to incorporate successfully acquired technologies and rights into Phoenix's products; maintenance of uniform standards, controls, procedures and policies; risks of entering markets in which Phoenix has little or no direct prior experience; and impairments of relationships with employees and subscribers of the acquired business as a result of changes in management. There can be no assurance that Phoenix would be successful in making any acquisitions or overcoming the risks or any other problems encountered in connection with such acquisitions. In addition, any such acquisitions could materially adversely affect the Company's operating results due to dilutive issuances of equity securities, the incurrence of additional debt, and the amortization of expenses related to goodwill and other intangible assets, if any. The Company is not currently engaged in any negotiations with respect to specific acquisitions. See "Business -- Strategy."

PRODUCT LIABILITY


     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. The agreements generally contain provisions such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, the Company's license agreements generally limit the amounts recoverable for damages to the amounts paid by the licensee to the Company for the product or service giving rise to the damages claimed. Although Phoenix has not experienced any product liability claims to date, the sale and support of products by Phoenix may entail the risk of such claims. The Company currently does not have product liability insurance. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.


CONCENTRATION OF STOCK OWNERSHIP

     Upon completion of the Offering, the present directors, executive officers and their respective affiliates will beneficially own 2,272,790 shares (approximately 57.6%) of the outstanding Common Stock. In addition to the shares and options included in the calculation of beneficial ownership, the present directors, executive officers and their respective affiliates hold options to acquire an additional 219,048 shares of Common Stock, at exercise prices ranging from $4.30 to $6.46 per share, which are not exercisable within 60 days of the date of this Prospectus. These additional shares, together with shares currently beneficially owned would represent 59.8% of the Common Stock outstanding after consummation of the Offering, after giving effect to the exercise of those options. As a result, if these shareholders were to vote as a group, they would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. However, on the Closing Date, there will be no agreements or understandings in effect whereby these shareholders are bound to vote as a group. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Shareholders" and "Description of Capital Stock."

TRANSACTIONS WITH RELATED PARTIES


     The Company has in the past entered into agreements and arrangements with certain officers, directors and shareholders of the Company involving loans of funds, grants of options and discounts on certain license, implementation and customer and software support fees. As an incentive to provide initial capital to the Company, the Company agreed to give certain pricing discounts to the U.S. Bank Partners if they licensed the Phoenix System for use in their banks. These transactions were on terms more favorable to the U.S. Bank Partners than they could obtain in transactions with unaffiliated third parties. In addition, Mr. Yusefzadeh and his affiliate issued interest-bearing promissory notes to the Company to purchase 296,365 shares of non-voting common stock pursuant to the Company's rights offering in 1994 and to exercise options to acquire 18,585 shares of non-voting common stock which he earned as a director of the Company. All future transactions between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a majority of the independent directors of the Company and, except for contracts pursuant to the discount program for the U.S. Bank Partners, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. See "Management -- Compensation Committee Interlocks and Insider Participation" and "Certain Transactions."


ANTI-TAKEOVER EFFECTS OF THE ARTICLES OF INCORPORATION, THE BYLAWS AND THE FLORIDA ACT; EMPLOYMENT AGREEMENTS

     On the Closing Date, the Board of Directors will file with the Florida Secretary of State Amended and Restated Articles of Incorporation (as filed as an exhibit to the Company's Registration Statement on Form S-1, the "Articles of Incorporation"). Furthermore, the Board of Directors and shareholders have approved, effective as of the Closing Date, Amended and Restated Bylaws (as filed as an exhibit to the Company's Registration Statement, the "Bylaws"). The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares, without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock. Further, certain provisions of the Articles of Incorporation, the Bylaws and the Florida Business Corporation Act (the "Florida Act") could delay or make more difficult a merger, tender offer or proxy contest involving the Company. For example, the Articles of Incorporation and Bylaws contain provisions that limit the rights of shareholders to call special shareholder meetings and require shareholders to follow an advance notification procedure for director nominations. Furthermore, the Company's Board of Directors is divided into three classes with only one class being elected each year, and directors may only be removed for cause. In addition, all of the Company's executive and senior management have entered into or are expected to enter into employment agreements with the Company which contain change in control provisions. The change in control provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because the covered employees can terminate their employment (with adequate justification required in certain circumstances), be paid a severance equal to the salary and bonus that they would receive for the remaining term of their respective agreements and thereafter compete with the Company. See "Management -- Employment Agreements" and "Description of Capital Stock."

ABSENCE OF PRIOR PUBLIC MARKET; OFFERING PRICE DETERMINED BY AGREEMENT; VOLATILITY OF MARKET PRICE

     Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined solely by negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters and is not necessarily related to the Company's book value, net worth or any other established criteria of value and may not be indicative of the market price for shares of Common Stock after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price for the Common Stock. From time to time after the Offering, there may be significant volatility in the market price for the Common Stock. The stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high technology companies, and which may be unrelated to the operating performance of particular companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period. As a result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Future sales of substantial amounts of the Common Stock could adversely affect the market price of the Common Stock. Several of the Company's principal shareholders hold a significant portion of the outstanding Common Stock, and a decision by one or more of these shareholders to sell their shares could adversely affect the market price of the Common Stock. The shares of Common Stock offered hereby (plus any shares issued upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction. Substantially all of the Company's officers, directors, shareholders and optionholders have agreed to enter into contractual agreements with the Underwriters (the "Lock-up Agreements") generally providing that for a period of 180 days after the date of this Prospectus, they will not, except in connection with the Offering, directly or indirectly, offer, sell, loan, pledge or otherwise dispose of, or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into or exchangeable or exercisable for Common Stock owned by them without the prior written consent of J.C. Bradford & Co. Similarly, the Company has agreed generally that, for a period of 180 days after the date of this Prospectus, it will not, directly or indirectly, issue, offer, sell, grant options to purchase or otherwise dispose of any of its equity securities or any other securities convertible into or exchangeable or exercisable for its Common Stock or any other equity security, except that the Company may grant stock options under the Stock Option Plans and issue shares of Common Stock upon the exercise of options previously granted. As a result, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144 and Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"), shares subject to the Lock-up Agreements will not be eligible for sale until the Lock-up Agreements expire or their terms are waived by J.C. Bradford & Co. J.C. Bradford & Co. does not presently intend to waive the Lock-up Agreements. If a shareholder should request J.C. Bradford & Co. to waive the 180 day lock-up period, J.C. Bradford & Co., consistent with past practice with regard to other issuing companies, would take into consideration the number of shares as to which such request relates, the identity of the requesting shareholder, the relative demand for additional shares of Common Stock in the market, the period of time since the completion of the Offering, and the average trading volume and price performance of the Common Stock during such period. Assuming J.C. Bradford & Co. does not release any shareholders from the Lock-up Agreements, the following shares will be eligible for sale in the public market at the following times: beginning on the date of this Prospectus, only the shares sold in the Offering will be immediately available for sale in the public market; and beginning 180 days following the date of this Prospectus, approximately 2,525,000 shares will be eligible for sale pursuant to Rule 144, Rule 701 and one or more Registration Statements on Form S-8 which the Company intends to file approximately 30 days after the date of this Prospectus with regard to shares issued and issuable under the Company's stock option plans. See "Shares Eligible for Future Sale" and "Underwriting."



     Upon expiration of the Lock-up Agreements, if his employment is terminated for any reason or if he is no longer a director of the Company, Mr. Yusefzadeh, who will beneficially hold approximately 1,075,992 shares of Common Stock after the Offering, will be entitled to certain demand registration rights with respect to such shares. If Mr. Yusefzadeh, by exercising his demand registration rights, causes a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. See "Shares Eligible for Future Sale -- Registration Rights."


DILUTION

     Investors participating in the Offering will incur immediate and substantial dilution in the net tangible book value per share of Common Stock of $10.33 per share assuming an initial public offering price of $12.00 per share. To the extent outstanding options to purchase the Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 670,000 shares of Common Stock offered by the Company hereby are estimated to be $6,550,000, after deducting underwriting discounts and commissions and estimated offering expenses and assuming an initial public offering price of $12.00 per share. Additionally, the Company will receive approximately $1,319,000 from Mr. Yusefzadeh for payment of stock subscriptions receivable due from Mr. Yusefzadeh and his affiliate plus accrued interest of $158,000 through the estimated Closing Date, which Mr. Yusefzadeh will pay with a portion of the proceeds from the sale of Common Stock by him in the Offering. See "Management -- Compensation Committee Interlocks and Insider Participation." Other than the proceeds from the sale of Common Stock by Mr. Yusefzadeh, the Company will not receive any proceeds from the sale of Common Stock offered hereby by the Selling Shareholders.


     The Company expects to use approximately $4.5 million of the estimated net proceeds from the Offering to fund development of future products, such as the NT Version, an Internet banking application, a home banking application and an online business banking application, and approximately $2.2 million to expand its sales, marketing and implementation resources, which will primarily consist of increased personnel and related expenses. The Company plans to use approximately $101,000 to repay all outstanding amounts owed by the Company to Barnett Bank of Central Florida, N.A. ("Barnett Bank") pursuant to a $250,000 term loan facility (the "Term Loan"). The Company also intends to repay any sums outstanding as of the Closing Date on the Company's $750,000 line of credit loan facility with Barnett Bank (the "Line of Credit"). The outstanding balance of the Term Loan bears interest at an annual rate equal to Barnett Bank's prime rate plus 1.50% (9.75% at May 31, 1996), is due on May 15, 1998, is secured by a lien on all of the assets of the Company and is guaranteed by Mr. Yusefzadeh. The funds borrowed under the Term Loan were used to finance the purchase of furniture, fixtures and equipment. No amounts are owed by the Company to Barnett Bank under the Line of Credit as of the date of this Prospectus, and the Company anticipates that not more than $500,000 will be outstanding under the Line of Credit as of the Closing Date. The Line of Credit bears interest at an annual rate equal to Barnett Bank's prime rate plus 1.75% (10.00% at May 31, 1996), matures on November 10, 1996, is secured by a lien on all of the assets of the Company and is guaranteed by Mr. Yusefzadeh. See "Management -- Compensation Committee Interlocks and Insider Participation." Any funds borrowed under the Line of Credit will be used for working capital and general corporate purposes. The Company will also use approximately $45,073 of the estimated net proceeds to repay a loan to Mr. Yusefzadeh, the proceeds of which were used to purchase the Company's telephone system. The loan was made in January 1994, has a stated interest rate of 12.00% and is payable on demand. The remainder of the net proceeds of the Offering will be used for general corporate purposes, including the acquisition of complementary technologies, products and services. However, the Company does not have any present agreements or commitments in place and is not currently engaged in any negotiations with respect to any such acquisitions. Pending any such expenditures, the Company plans to invest the net proceeds of the Offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     Phoenix has never paid any cash dividends on its capital stock and does not expect to pay cash dividends in the foreseeable future. Future declaration and payment of dividends, if any, will be determined in light of the then-current conditions, including the Company's earnings, operations, capital requirements, financial condition, restrictions in financing agreements and other factors deemed relevant by the Board of Directors. Unless waived in writing, the Line of Credit prohibits the payment of dividends. The Company plans to use part of the net proceeds of the Offering to repay all amounts outstanding as of the Closing Date under the Term Loan and the Line of Credit, and both loans will be terminated. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1996 after giving effect to a 2.3231-for-one stock split in the form of a stock dividend on all shares of capital stock outstanding on May 6, 1996 and on an as adjusted basis to reflect (a) a recapitalization on the Closing Date in which all outstanding shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock will be converted into Common Stock on a share for share basis, (b) the receipt of the proceeds from the sale by the Company of 670,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share,
(c) the receipt of approximately $1,319,000 from Mr. Yusefzadeh for payment of stock subscriptions receivable and (d) the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Par values have been rounded in the table below.


                                                                           MARCH 31, 1996
                                                                      -------------------------
                                                                        ACTUAL      AS ADJUSTED
                                                                      -----------   -----------
Long-term debt......................................................  $        --   $        --
                                                                       ==========    ==========
Shareholders' equity (deficit):
  Preferred Stock, $1.00 par value, 10,000,000 shares authorized, no
     shares outstanding.............................................  $        --   $        --
  Common Stock, $0.01 par value, 20,000,000 shares authorized, no shares outstanding, 3,673,946 shares issued and outstanding as
     adjusted(1)....................................................           --        36,739
  Class A Common Stock, $0.0043 par value, 1,500,000 shares
     authorized, 1,393,859 shares issued and outstanding, no shares
     outstanding as adjusted........................................        6,000            --
  Class B Common Stock, $0.43 par value, 10,000,000 shares
     authorized, 511,082 shares issued and outstanding, no shares
     outstanding as adjusted........................................      220,000            --
  Class C Common Stock, $2.15 par value, 200,000 shares authorized,
     185,848 shares issued and outstanding, no shares outstanding as
     adjusted.......................................................      400,000            --
  Class D Common Stock, $4.30 par value, 50,000 shares authorized,
     23,231 shares issued and outstanding, no shares outstanding as
     adjusted.......................................................      100,000            --
  Class E Common Stock, $1.08 par value, 1,000,000 shares
     authorized, 889,926 shares issued and outstanding, no shares
     outstanding as adjusted........................................      957,690            --
  Additional paid-in capital........................................    2,405,970    10,603,121
  Stock subscriptions receivable(2).................................   (1,318,524)           --
  Accumulated deficit...............................................   (3,147,712)   (3,147,712)
                                                                      -----------   -----------
     Total shareholders' equity (deficit)...........................     (376,576)    7,492,148
                                                                      -----------   -----------
     Total capitalization...........................................  $  (376,576)  $ 7,492,148
                                                                       ==========    ==========

- ---------------

(1) Excludes (i) 580,545 shares of Common Stock issuable upon exercise of stock options outstanding as of May 31, 1996, at exercise prices ranging from $1.08 to $6.46 per share and (ii) 282,544 shares of Common Stock reserved for grant of future options or direct issuances as of May 31, 1996 under the Company's stock options plans. See "Management -- Stock Option Plans" and Note 5 of Notes to Consolidated Financial Statements.
(2) Represents stock subscriptions receivable from Mr. Yusefzadeh and his affiliate which are due and payable upon completion of the Offering. See "Management -- Compensation Committee Interlocks and Insider Participation."

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1996 was $(1,743,422), or approximately $(0.58) per share. Net tangible book value per share represents the amount of the Company's shareholders' deficit, less intangible assets, divided by a total of 3,003,946 shares of capital stock outstanding as of March 31, 1996.


     Dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to (i) the sale of 670,000 shares of Common Stock in the Offering at an assumed initial offering price of $12.00, (ii) the receipt of approximately $1,319,000 from Mr. Yusefzadeh for payment of stock subscriptions receivable due from Mr. Yusefzadeh and his affiliate and (iii) the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $6,125,302, or $1.67 per share. This represents an immediate increase in net tangible book value of $2.25 per share to existing shareholders and an immediate dilution in net tangible book value of $10.33 per share to purchasers of Common Stock in the Offering. Investors participating in the Offering will incur immediate and substantial dilution. This is illustrated in the following table:


    Assumed initial public offering price per share..................             $  12.00
      Net tangible book value per share before the Offering..........  $  (0.58)
      Increase per share attributable to payment of stock
         subscriptions receivable....................................       .44
                                                                       --------
      Pro forma net tangible book value attributable to existing
         shareholders................................................      (.14)
      Increase per share attributable to new investors...............      1.81
                                                                       --------
    Pro forma net tangible book value per share after the Offering...                 1.67
                                                                                  --------
    Dilution per share to new investors..............................             $  10.33
                                                                                  ========

     The following table sets forth, as of March 31, 1996 and after giving effect to the conversion of all outstanding shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock into Common Stock upon completion of the Offering, the difference between the existing shareholders and the purchasers of shares in the Offering with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                                          SHARES PURCHASED      TOTAL CONSIDERATION
                                         -------------------   ---------------------   AVERAGE PRICE
                                          NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                         ---------   -------   -----------   -------   -------------
    Existing shareholders..............  3,003,946     81.76%  $ 4,139,974     33.99%     $  1.38
    New investors......................    670,000     18.24     8,040,000     66.01        12.00
                                         ---------   -------   -----------   -------
              Total....................  3,673,946    100.00%  $12,179,974    100.00%
                                          ========    ======    ==========    ======

     As of March 31, 1996, there were options outstanding to purchase a total of 637,608 shares of Common Stock at a weighted average exercise price of $3.89 per share under the Company's stock option plans. If all options outstanding as of March 31, 1996 are exercised, the pro forma net tangible book value per share immediately after completion of the Offering would be $2.00. This represents an immediate increase in net tangible book value of $0.33 per share to purchasers of Common Stock in the Offering. See "Management -- Stock Option Plans" and Note 5 of Notes to Consolidated Financial Statements.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table sets forth selected consolidated financial and operating data for the periods indicated. The statements of operations and per share data for the fiscal years ended January 31, 1994 and 1995 and for the eleven months ended December 31, 1995 and the balance sheet data as of January 31 and December 31, 1995 were derived from the consolidated financial statements of the Company, which have been audited by Ernst & Young LLP. The statements of operations and per share data for the three months ended March 31, 1995 and 1996 and the balance sheet data as of March 31, 1996 were derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of financial condition and results of operations. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 1996. Other data for all periods presented were derived from the Company's records. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                                  FISCAL YEARS ENDED       ELEVEN MONTHS     THREE MONTHS ENDED
                                                               -------------------------       ENDED       ----------------------
                                                               JANUARY 31,   JANUARY 31,   DECEMBER 31,    MARCH 31,   MARCH 31,
                                                                  1994          1995          1995(1)        1995         1996
                                                               -----------   -----------   -------------   ---------   ----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  License fees and other...................................... $    30,000   $    57,776   $  3,467,547    $      --   $1,127,607
  Implementation, customer and software support and other
    service fees..............................................          --       369,711      1,556,164       90,745      653,723
                                                               -----------   -----------   -------------   ---------   ----------
        Total revenues........................................      30,000       427,487      5,023,711       90,745    1,781,330
Expenses:
  Cost of license fees and other..............................          --            --        375,783           --      131,029
  Cost of implementation, customer and software support and
    other
    service fees..............................................     104,818       637,427      1,246,886      222,822      457,196
  Sales and marketing.........................................      96,911       358,948        983,290      224,839      268,818
  General and administrative..................................     225,458       981,930      1,058,190      287,072      358,260
  Product development.........................................     621,373     1,362,780        654,797       60,272      299,067
                                                               -----------   -----------   -------------   ----------  ----------
        Total expenses........................................   1,048,560     3,341,085      4,318,946      795,005    1,514,370
Other income (expense):
  Interest income.............................................       3,603        26,610        121,815       29,607       28,647
  Interest expense............................................          --       (19,366)       (12,060)      (6,590)      (1,081)
  Other income (expense)......................................       1,815        75,989         (4,252)      75,270           --
                                                               -----------   -----------   -------------   ---------   ----------
Income (loss) before income taxes.............................  (1,013,142)   (2,830,365)       810,268     (605,973)     294,526
Income tax expense............................................          --            --        255,999           --      153,000
                                                               -----------   -----------   -------------   ---------   ----------
Net income (loss)............................................. $(1,013,142)  $(2,830,365)  $    554,269    $(605,973)  $  141,526
                                                                ==========    ==========   =============  ==========   ==========
Net income (loss) per share(2)................................ $     (0.51)  $     (1.11)  $       0.17   $    (0.20)  $     0.04
Weighted average shares outstanding(2)........................   1,971,573     2,560,151      3,235,532    3,076,813    3,298,444
OTHER DATA:
Total product development expenditures(3)..................... $   621,373   $ 1,455,781   $  1,788,172   $  364,935   $  612,346
Total personnel(4)............................................          23            48             87           52           93
Implemented customers(5)......................................           0             2             12            2           14

                                                                                    AT
                                                                        --------------------------        AT MARCH 31, 1996
                                                                        JANUARY 31,   DECEMBER 31,   ----------------------------
                                                                           1995           1995         ACTUAL      AS ADJUSTED(6)
                                                                        -----------   ------------   -----------   --------------
BALANCE SHEET DATA:
Working capital (deficit).............................................  $(2,156,814)  $(2,263,338)   $(2,338,673)   $  5,530,051
Total assets..........................................................    1,726,511     3,228,289      3,495,641      11,364,365
Long-term obligations                                                            --            --             --              --
Accumulated deficit...................................................   (3,843,507)   (3,289,238)    (3,147,712)     (3,147,712)
Total shareholders' equity (deficit)..................................   (1,619,412)     (568,102)      (376,576)      7,492,148

- ---------------

(1) During 1995, the Company changed its fiscal year end from January 31 to December 31. Accordingly, the consolidated financial statements for the period ended December 31, 1995 include only eleven months of operations. However, the information presented for the quarter ended March 31, 1995 consists of three months, including January 1995.
(2) See Note 1 of Notes to Consolidated Financial Statements.
(3) The total of capitalized software development costs and product development expenses.
(4) All personnel, including contract workers and part-time employees.
(5) Customers using the Phoenix System to support daily operations.
(6) Adjusted to reflect the sale of 670,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, the receipt of approximately $1,319,000 from Mr. Yusefzadeh for payment of stock subscriptions receivable due from Mr. Yusefzadeh and his affiliate and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. Effective December 31, 1995, Phoenix changed its fiscal year end from January 31 to December 31. For purposes hereof, the Company defines the fiscal year ended January 31, 1994 as "Fiscal 1993," the fiscal year ended January 31, 1995 as "Fiscal 1994," and the eleven months ended December 31, 1995 as "Fiscal 1995." Dollar amounts are rounded.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW


     Phoenix designs, develops, markets and supports highly adaptable, enterprise-wide client/server application software for the financial services industry, with a primary focus on middle market banks. Phoenix combined (i) its management's extensive experience with banking and banking software systems,
(ii) the U.S. Bank Partners' input concerning bank operational and flexibility needs for bank and banking software systems and (iii) the most recent advances in client/server technology to design and develop an innovative new banking software system. The Phoenix System, through its client/server technology, addresses many of the deficiencies of the mainframe- and minicomputer-based legacy systems on which most banks currently operate by allowing financial institutions to integrate data into a comprehensive information network. The Phoenix System, like legacy systems, supports all core areas of bank data processing, including system administration, account processing, nightly processing, teller functions, holding company accounting and budgeting. Unlike legacy systems, the Phoenix System is a fully integrated system that provides significant advantages in three critical areas: (i) customer relationship management; (ii) management decision support; and (iii) bank product creation and support. Phoenix was founded in January 1993 and made its initial nondevelopment stage product shipments in June 1995. During its development stage, the Company's business focused primarily on the development of its software and marketing of the Phoenix System to certain development stage customers.


     The Company's revenues are derived from two primary sources: (i) license fees for software products and other revenues and commissions from the sale and delivery of software and hardware products of third party vendors; and (ii) fees for a full range of services complementing its products, including implementation, conversion and installation services, training, interface services for tying the Phoenix System to third-party application software, and customer and software support services. License fees for the Company's software products are charged separately from fees for the Company's services and are recognized upon delivery, when no significant vendor obligations remain and collection of the resulting receivables is deemed probable. As of May 31, 1996, there have been no returns or cancellations of the Company's sales. Revenues for implementation, conversion, installation, training and interface services are recognized when the services are performed. Service revenues for ongoing customer and software support and product updates provide recurring revenues as they are recognized ratably over each year of the license agreement, the term of which is typically five years. Payments for license fees and services are predominately received in advance of, or at the time of, revenue recognition.

     The Company intends to maintain its marketing focus in the United States on the approximately 3,800 middle market banks with asset sizes ranging from $100 million to $1 billion. In addition, Phoenix will continue to expand its presence in the international market. The Company intends to pursue both markets by increasing its direct and indirect sales forces. Since its inception, Phoenix primarily has used a direct sales force to market the Phoenix System. However, in March 1996, Phoenix and Unisys entered into the Unisys Agreement whereby Unisys exclusively markets the Phoenix System in Central and South America, Mexico, the Caribbean and Bermuda. Additionally, in April 1996, Phoenix and CSA entered into the CSA Agreement whereby CSA exclusively markets the Phoenix System to banks in certain countries of Africa and non-exclusively markets the Phoenix System to banks in the Republic of South Africa. Phoenix believes that, in the future, revenues from strategic alliances and other indirect channels may become an increasingly significant source of the Company's total revenues. Gross margins and composition of revenue and expenses may vary depending on whether a sale was made directly by the Company or by a VAR or agent. However, the Company believes that the difference in the margins obtained from direct and indirect sales should not have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Target Markets -- The International Market" and " -- Sales and Marketing."


     The Company expects increased competition and intends to invest significantly in product development and other aspects of its business. Management believes that the banking software market for middle market banks is diffuse with medium-to-high barriers to entry, including costs of entry and time to market. As client/server technology in the financial industry is early in its life cycle, management further believes that client/server technology will continue to gain market share for the next five to ten years as it displaces legacy hardware and software. Although client/server technology is characterized by rapidly evolving developments, the open architecture design and attributes of the Phoenix System facilitate rapid adaptation to evolving technological changes. Phoenix intends to maintain its leadership position by integrating new technologies, adding new applications, enhancing existing applications and increasing functionality.



     The Company intends to leverage its current bank customer relationships by providing additional products and services, such as Internet and Intranet services and disaster recovery services, and by licensing the Phoenix System to additional bank subsidiaries of existing clients. In 1997, the Company also intends to expand the market for the Phoenix System to include banks with asset sizes greater than $1 billion by increasing product functionality and flexibility and to develop and deliver the NT Version specifically for banks with assets of less than $100 million.


     Future operating results will depend on many factors, including, without limitation, the demand for the Company's products, the level of product and price competition, the Company's success in expanding its direct sales force and indirect distribution channels, the mix of direct and indirect sales, the mix of foreign and domestic sales, the ability of the Company to develop and market new products, the ability of the Company to control operating expenses, changes in Company strategy, personnel changes, changes in legislation and regulation, foreign currency exchange rates and general economic factors.

RESULTS OF OPERATIONS

Comparison of Three Months Ended March 31, 1995 to Three Months Ended March 31, 1996

     General. The Company changed its fiscal year end to December 31 during 1995. However, the three months ended March 31, 1995 includes operating results for the month of January 1995 which were included in Fiscal 1994 financial statements. The Company defines the three months ended March 31, 1995 as the "1995 Period" and the three months ended March 31, 1996 as the "1996 Period."

     Revenues. Total revenues were $91,000 and $1.8 million in the 1995 Period and the 1996 Period, respectively. The growth in revenues was primarily due to increased license fees and a related increase in implementation fees in the 1996 Period.

     License fees and other revenues during the 1995 Period were $0 because Phoenix was in the process of developing its products and, as a result, did not recognize any revenues from the licensing of its software. During the 1996 Period, Phoenix recognized $1.1 million in license fees. These revenues include $153,000 in foreign withholding taxes which are contractually paid by foreign customers and such amount is also recorded as an income tax expense. The completion of a commercially viable version of the Phoenix System and acceptance of the Phoenix System in both the United States and international markets were major factors in the increase in license fees during the 1996 Period.

     Implementation, customer and software support and other service fee revenues were $91,000 and $654,000 during the 1995 Period and the 1996 Period, respectively. This growth was primarily due to increased implementation fees, which resulted from increased licensing activity.

     Expenses. The Company's total expenses were $795,000 and $1.5 million in the 1995 Period and the 1996 Period, respectively. The growth in expenses occurred primarily due to increases in personnel related costs resulting from higher staffing levels.

     Cost of license fees and other consists of the amortization of capitalized software development costs and software royalties paid to third parties. Cost of license fees and other was $0 and $131,000 in the 1995 Period and the 1996 Period, respectively. These costs consisted of amortization of capitalized software development costs after general release of the Phoenix System during the second quarter of Fiscal 1995 and third party software royalties which relate to software which is sold and installed with the Company's products.

     Cost of implementation, customer and software support and other service fees consists primarily of personnel related costs incurred in providing implementation, conversion and installation services, training and customer support. Cost of implementation, customer and software support and other service fees was $223,000 and $457,000 in the 1995 Period and the 1996 Period, respectively. Increases in these costs in the 1996 Period were due to increased implementation costs related to the Company's installation of the Phoenix System and the release of its software and increased personnel related costs.

     Sales and marketing expenses were $225,000 and $269,000 in the 1995 Period and the 1996 Period, respectively. The increase in sales and marketing expenses was primarily due to the expansion of sales and marketing staffing and increased marketing activities, including advertising and trade shows.

     General and administrative expenses were $287,000 and $358,000 in the 1995 Period and the 1996 Period, respectively. The increase was primarily the result of increased staffing and associated equipment expenses necessary to manage and support the Company's growth.

     Product development expenses were $60,000 and $299,000 in the 1995 Period and the 1996 Period, respectively. The increase in product development expenses was primarily due to the continued development of the Phoenix System. The total of capitalized software development costs and product development expenses ("Product Development Expenditures") increased from $365,000 during the 1995 Period to $612,000 during the 1996 Period. The Company anticipates that Product Development Expenditures will continue to be significant during the remainder of 1996 as the Company continues to expand and enhance the Company's product line.

     Other Income (Expense). Interest income, consisting primarily of interest accrued on a related party stock subscriptions receivable, was $30,000 and $29,000 in the 1995 Period and the 1996 Period, respectively. Other income of $75,000 in the 1995 Period consisted principally of the fair market value of computer equipment given to Phoenix by a computer company to enable Phoenix to develop and test the Phoenix System on such company's equipment.

     Income tax expense of $153,000 in the 1996 Period represents foreign withholding taxes which relates to the license of Company products to a foreign customer and which are contractually payable by that customer. There was no United States income tax expense in the 1995 Period or the 1996 Period. The Company has a net operating loss carry forward and tax credits that should limit the Company's United States income tax liability during the remainder of 1996.

Comparison of Fiscal 1993, Fiscal 1994 and Fiscal 1995

     Revenues. Total revenues were $30,000, $427,000 and $5.0 million in Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. In Fiscal 1993, Fiscal 1994 and Fiscal 1995, international sales accounted for approximately 0%, 33% and 70%, respectively, of total revenues.

     License fees and other revenues during Fiscal 1993 and Fiscal 1994 were $0 because Phoenix was in the process of developing its products and, as a result, did not recognize any revenue from the licensing of its software. However, Phoenix did recognize $30,000 and $58,000 in Fiscal 1993 and Fiscal 1994, respectively, from commissions earned from the sale and delivery of third party products. The Company's business strategy for third party product sales is to generate incremental revenues from sales of products and services which are important to the overall operations of the customer's system and that interface and integrate directly with the Phoenix System. During Fiscal 1995, Phoenix recognized $3.5 million in license fees. Approximately 19% and 43% of Phoenix's total revenues for Fiscal 1995 were derived from two customers, respectively. Management believes, however, that the Company's continued growth will reduce reliance on individual contracts or relationships for material revenue contribution. Revenues during Fiscal 1995 include $256,000 in foreign tax withholdings which are contractually paid by foreign customers, and such amount is also recorded as an income tax expense. The completion of a commercially viable version of the Phoenix System and acceptance of the Phoenix System in both the United States and international markets were major factors in the increase in license fees during Fiscal 1995. Phoenix has increased the price of its products since the conclusion of Fiscal

1995. During Fiscal 1995, approximately 70% of the Company's revenues were derived from its foreign sales activities, of which over half of such revenue was from one customer. In the future, the Company does not expect that any one customer will account for such a high percentage of total annual revenues or for foreign sales to comprise such a high percentage of total annual revenues.

     Implementation, customer and software support and other service fees were $0, $370,000 and $1.6 million during Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. This growth was primarily due to increased implementation fees, which resulted from increased licensing activity.

     Expenses. The Company's total expenses were $1.0 million, $3.3 million and $4.3 million in Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. The growth in expenses has occurred primarily due to increases in personnel related costs resulting from higher staffing levels.

     Cost of license fees and other of $376,000 in Fiscal 1995, consisting primarily of amortization of capitalized software development costs and software royalties to third parties, was recognized after general release of the Phoenix System.

     Cost of implementation, customer and software support and other service fees was $105,000, $637,000 and $1.2 million in Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. The establishment of formal implementation and customer and software support services within the Company occurred in Fiscal 1993. The increases in these costs in Fiscal 1994 and Fiscal 1995 were due to increased implementation costs related to the Company's initial installation of the Phoenix System and the release of its software and increased personnel related costs, as the Company continued to build its implementation and customer and software support services.

     Sales and marketing expenses were $97,000, $359,000 and $983,000 in Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. The increases in sales and marketing expenses were primarily due to the expansion of sales and marketing staffing and increased marketing activities, including advertising and trade shows.

     General and administrative expenses were $225,000, $982,000 and $1.1 million in Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. The increases were primarily the result of increased staffing and associated expenses necessary to manage and support the Company's growth.

     Product development expenses were $621,000, $1.4 million and $655,000 in Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. The increase in product development expenses from Fiscal 1993 to Fiscal 1994 was primarily due to the continued development of the Phoenix System. Technological feasibility of the Phoenix System was established during Fiscal 1994, and, therefore, as required by Statement of Financial Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," certain expenditures were capitalized during Fiscal 1994 and Fiscal 1995. Product development expenses decreased during Fiscal 1995 due to the capitalization of certain software development costs. Capitalized software development costs increased from $93,000 at the end of Fiscal 1994 to $1.1 million at the end of Fiscal 1995. Product Development Expenditures, therefore, were $621,000, $1.5 million and $1.8 million for Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. The increase in Product Development Expenditures was primarily attributable to increased staffing required to expand and enhance the Company's product line.

     Other Income (Expense). Interest income was $4,000, $27,000 and $122,000 for Fiscal 1993, Fiscal 1994 and Fiscal 1995, respectively. Interest income increased from Fiscal 1994 to Fiscal 1995 as a result of interest accrued on a related party stock subscriptions receivable. Interest expense decreased from $19,000 in Fiscal 1994 to $12,000 in Fiscal 1995 as a result of repayment of a note payable during Fiscal 1995. Other income of $76,000 in Fiscal 1994 consisted principally of the fair market value of computer equipment given to Phoenix by a computer company to enable Phoenix to develop and test the Phoenix System on such company's equipment.

     Income tax expense for federal income tax was $0 in Fiscal 1993, Fiscal 1994 and Fiscal 1995 due to the large net operating losses incurred in Fiscal 1993 and Fiscal 1994. Income tax expense in Fiscal 1995 of $256,000 represents foreign withholding taxes related to revenue from customers in certain foreign countries.

     As a result of the Company's start-up losses, the Company has a net operating loss carryforward. At December 31, 1995, Phoenix had available net operating loss carryforwards of $2.8 million that expire in years 2008 through 2010 to offset future taxable income for federal income tax purposes. In addition, Phoenix has available research and development tax credit carryforwards of $111,000 that expire in years 2008 through 2010 and foreign tax credit carryforwards of $514,000 that expire in years 2000 through 2001. Utilization of these carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to expiration of the carryforwards. Further, the Offering may cause an ownership change, as defined by the Internal Revenue Code of 1986, as amended (the "Code"). In the event of an ownership change, the annual amount of net operating loss carryforwards and tax credit available to offset taxable income may be limited under the provisions of the Code. A valuation allowance of $1.7 million against deferred tax assets resulting from the net operating loss and tax credit carryforwards and other tax benefits has been recorded because management believes it is more likely than not that the deferred tax assets for which the valuation allowance has been recorded will not be realized. See Note 7 of Notes to Consolidated Financial Statements.


QUARTERLY OPERATING RESULTS

     The following table sets forth consolidated statements of operations data for each of the five quarters in the period beginning January 1, 1995 and ended March 31, 1996. This information has been derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in management's opinion, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information when read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                     THREE MONTHS ENDED
                                            --------------------------------------------------------------------
                                            MARCH 31,    JUNE 30,      SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                             1995(1)       1995            1995            1995          1996
                                            ---------   ----------     -------------   ------------   ----------
Revenues:
  License fees and other..................  $      --   $2,802,782(2)    $ 316,002      $  349,064    $1,127,607
  Implementation, customer and software
    support and other service fees........     90,745      397,070         472,765         601,918       653,723
                                            ---------   ----------     -------------   ------------   ----------
         Total revenues...................     90,745    3,199,852         788,767         950,982     1,781,330
Expenses:
  Cost of license fees and other..........         --      176,122         111,553          88,107       131,029
  Cost of implementation, customer and
    software support and other service
    fees..................................    222,822      276,259         365,455         457,510       457,196
  Sales and marketing.....................    224,839      237,263         266,707         289,939       268,818
  General and administrative..............    287,072      305,731         262,130         324,466       358,260
  Product development.....................     60,272      149,438         192,152         267,345       299,067
                                            ---------   ----------     -------------   ------------   ----------
         Total expenses...................    795,005    1,144,813       1,197,997       1,427,367     1,514,370
Other income (expense):
  Interest income.........................     29,607       32,958          35,091          33,504        28,647
  Interest expense........................     (6,590)      (5,533)         (1,082)         (1,125)       (1,081)
  Other income (expense)..................     75,270           --          (2,216)         (1,316)           --
                                            ---------   ----------     -------------   ------------   ----------
Income (loss) before income taxes.........   (605,973)   2,082,464        (377,437)       (445,322)      294,526
Income tax expense........................         --      255,999              --              --       153,000
                                            ---------   ----------     -------------   ------------   ----------
Net income (loss).........................  $(605,973)  $1,826,465       $(377,437)     $ (445,322)   $  141,526
                                            ==========  ==========     ============    ============   ==========
Net income (loss) per share...............  $   (0.20)  $     0.57       $   (0.12)     $    (0.14)   $     0.04
Weighted average shares outstanding(3)....  3,076,813    3,231,943       3,146,234       3,262,362     3,298,444

- ---------------

(1) In 1995, Phoenix changed its fiscal year end from January 31 to December 31. However, the information presented above for the quarter ended March 31, 1995 consists of three months, including the month of January 1995.
(2) License fees and other was $2.8 million for the quarter ended June 30, 1995 in large part due to license fees of $2.1 million from a single foreign customer (which includes approximately $205,000 in foreign withholding taxes that are payable by that customer) and from the recognition of revenue from the backlog of customers with whom Phoenix had signed contracts while the Phoenix System was under development.
(3) See Note 1 of Notes to Consolidated Financial Statements.

     The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future. Special factors that may cause the Company's future operating results to vary include, without limitation, the size and timing of significant orders; the mix of direct and indirect sales; the mix and timing of foreign and domestic sales; the timing of new product announcements and changes in pricing policies by the

Company and its competitors; market acceptance of new and enhanced versions of the Company's products; increased competition; changes in operating expenses, including expenses related to acquisitions; changes in Company strategy; personnel changes; changes in legislation and regulation; foreign currency exchange rates and general economic factors. Product revenues are also difficult to forecast because the market for client/server application software products is rapidly evolving, and the Company's sales cycle, from initial review to purchase and the provision of support services, varies substantially from customer to customer. As a result, Phoenix believes that quarter to quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

BACKLOG

     Backlog, defined as the contract value of executed agreements minus revenue recognized from these contracts, totaled $212,000, $3.1 million, $7.3 million and $7.1 million at the end of Fiscal 1993, Fiscal 1994, Fiscal 1995 and the 1996 Period, respectively. At May 31, 1996, backlog totaled $7.5 million and consisted of $1.8 million for software licenses, $636,000 for implementation and $5.1 million for five-year customer support service agreements. Backlog of software license and implementation revenue is expected to be realized within a period of approximately one year, and customer support service backlog is expected to be realized within a period of approximately five years.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, Phoenix has financed its operations primarily from private sales of capital stock and from cash payments from customers prior to implementation of the Phoenix System. The Company also has relied, to a lesser extent, on short-term bank borrowings from time to time.

     Operating activities used $672,000 in cash in Fiscal 1993 and $474,000 in cash in Fiscal 1994 and provided $1.0 million in cash in Fiscal 1995 and $250,000 in the 1996 Period. Contributing to cash use were net losses of $1.0 million and $2.8 million in Fiscal 1993 and Fiscal 1994, respectively. Cash payments from customers as provided by contracts in advance of revenue recognition equalling deferred revenues plus deferred taxes provided cash of $149,000, $2.2 million, $386,000 and $28,000 in Fiscal 1993, Fiscal 1994, Fiscal
1995 and the 1996 Period, respectively.

     In Fiscal 1993, Fiscal 1994, Fiscal 1995 and the 1996 Period, the Company's investing activities consisted entirely of purchases of property and equipment and development of the Phoenix System. Purchases of property and equipment, consisting primarily of computer equipment, were $173,000, $342,000, $253,000 and $62,000 in Fiscal 1993, Fiscal 1994, Fiscal 1995 and the 1996 Period, respectively. Capitalized software development costs used $93,000, $1.1 million and $313,000 in cash in Fiscal 1994, Fiscal 1995 and the 1996 Period, respectively.

     Financing activities provided $975,000, $1.4 million, $187,000 and $50,000 in cash in Fiscal 1993, Fiscal 1994, Fiscal 1995, and the 1996 Period, respectively. Short-term debt provided $194,000 and $291,000 in cash in Fiscal 1993 and Fiscal 1994, respectively, and repayment of short-term debt used $310,000 in cash in Fiscal 1995. Net proceeds from issuance of capital stock and cash payments for stock subscription receivables provided $781,000, $1.1 million, $497,000 and $50,000 in cash in Fiscal 1993, Fiscal 1994, Fiscal 1995, and the 1996 Period, respectively.

     At March 31, 1996, the Company had cash and cash equivalents of $351,000 and a working capital deficit of $2.3 million.

     The Company believes that the net proceeds from the sale of the Common Stock offered by the Company hereby, together with its current cash balances and cash flow from operations, will be sufficient to meet its working capital, capital expenditure and capitalized software development requirements for the next 12 months. The Company intends to terminate its current financing arrangements with Barnett Bank upon the completion of the Offering. Cash flows from operating activities are dependent on continued advance payments from customers, and there is no assurance that the Company will continue to receive these payments from customers or that it will continue to receive these payments in advance on the same terms as it has in the past. The Company anticipates that its operating and investing activities may use cash in the future, particularly from growth in operations and development activities. Consequently, any such future growth may require the Company to obtain additional equity or debt financing.

                                    BUSINESS


     Phoenix designs, develops, markets and supports highly adaptable, enterprise-wide client/server application software for the financial services industry, with a primary focus on middle market banks. Phoenix combined (i) its management's extensive experience with banking and banking software systems,
(ii) the U.S. Bank Partners' input on bank operational and flexibility needs and
(iii) the most recent advances in client/server technology to design and develop an innovative new banking software system. The Phoenix System, through its client/server technology, addresses many of the deficiencies of the mainframe- and minicomputer-based legacy systems on which most banks currently operate by allowing financial institutions to integrate data into a comprehensive management information network. The Phoenix System, like legacy systems, supports all core areas of bank data processing, including system administration, account processing, nightly processing, teller functions, holding company accounting and budgeting. Unlike legacy systems, the Phoenix System is a fully integrated system that provides significant advantages in three critical areas: (i) customer relationship management; (ii) management decision support; and (iii) bank product creation and support. Phoenix combines its technological expertise with specific knowledge of the financial services industry to provide information solutions to complex banking issues, such as total data integration, customer management, customer profitability analysis and management information requirements.


     Since its formation in January 1993, the Company has entered into 25 ongoing contracts with banks or bank holding companies for installation of the Phoenix System supporting 26 United States and 8 international financial institutions. As of May 31, 1996, the Phoenix System has been fully implemented and is operating in 18 of these 34 financial institutions. The Company had total revenues of approximately $5.0 million and net income of approximately $554,000 for the fiscal year ended December 31, 1995 and total revenues of approximately $1.8 million and net income of approximately $142,000 for the quarter ended March 31, 1996.


     The Company's Chief Executive Officer, Bahram Yusefzadeh, has over 27 years of experience in the banking software industry. In addition, the Company has assembled a senior management team with over 120 years of experience in the banking and software industries. In the 1970s, Mr. Yusefzadeh co-founded Nu-Comp Systems, Inc. and led its development of one of the first integrated legacy core banking systems, the Liberty Banking System, which at one time was used by over 260 banks. Mr. Yusefzadeh founded Phoenix for the purpose of developing and marketing a new generation of integrated banking software applications using client/server technology that would replace less flexible and technologically dated legacy systems. The Phoenix System's development was the result of a joint effort among the Company's management, Hewlett-Packard and the U.S. Bank Partners. In addition, the U.S. Bank Partners provided a substantial portion of the Company's initial capital. After the Offering, it is anticipated that Hewlett-Packard will continue its strategic marketing alliance with the Company and that the U.S. Bank Partners will continue to contribute to plans for new products and enhancements through the Phoenix User Group ("PUG").


INDUSTRY BACKGROUND

     The Company's primary market consists of middle market banks, which the Company defines as commercial banks and savings institutions with asset sizes ranging between $100 million and $1 billion. These banks are highly regulated, and they historically have provided a limited range of products and faced limited competition. These banks used legacy computer systems that generally only processed transactions and provided a general ledger. Today, the competitive landscape has changed dramatically as diversified financial service providers compete directly with middle market banks. As a result, these banks need detailed information about their institutions and customers in order to develop and market profitable new products and services and to expand customer relationships.

     In response to this changing environment, the industry developed modifications to the legacy data structures that took data extracts from legacy systems and transported these extracts to personal computer application systems. However, such modified legacy systems generally are written for mainframes and minicomputers, are difficult and expensive to maintain and support, require substantial training costs and, because they often use proprietary operating systems and data structures, are limited in their ability to interact with other information resources and systems used in a bank. Although modified legacy systems may offer a graphical user interface for ease of use, and some have introduced database technologies to provide increased data storage and more flexible access to data, these systems are generally limited because they are still based on decades-old architecture which does not permit full integration of data. Without full integration of data, the information provided by these modified legacy systems generally is neither complete nor readily accessible, and, thus, Phoenix believes that banks using legacy systems are at a competitive disadvantage.


     In the 1990s, the emergence of client/server computing made possible the development of powerful applications which are capable of addressing enterprise-wide business problems in a flexible and cost-effective manner. The client/server model consists of personal computer workstation "clients" connected on enterprise-wide networks to "servers" that provide data storage and update capabilities. The client/server architecture allocates the processing of application software between the client and the server to allow the clients to handle the user interface and local data manipulation and to allow the server to perform computing intensive functions. Because of this partitioning, a client/server system is scalable such that responsiveness and capacity can be increased by upgrading the server or replacing it with a more powerful model. Furthermore the client/server architecture design minimizes network traffic. Client/server systems also offer the level of data integrity and security that banks require because access to information can be controlled by server-based relational database management systems. Phoenix believes that very few middle market banks have fully realized the potential benefits offered by client/server technology due to the small number of true client/server systems currently available to banks.


THE PHOENIX SOLUTION

     The Phoenix System allows institutions to integrate data into a comprehensive management information network that is readily accessible throughout the entire financial institution, flexible with shared information and easily interfaced. The Phoenix System gives bank personnel immediate access to a broad range of customer information including balances, transactions, financial statements, contact history, related accounts and demographic data. The Company believes that the Phoenix System is easy to use and simple to learn, which enables a bank to provide higher quality customer service with reduced operating and training costs. Like legacy systems, the Phoenix System supports all core areas of bank data processing, including system administration, account processing, nightly processing, teller functions, holding company accounting, and budgeting. Unlike legacy systems, the Phoenix System is a fully integrated system that provides significant advantages in three critical areas: (i) customer relationship management; (ii) management decision support; and (iii) bank product creation and support.


     - Customer Relationship Management. The Relationship Information Management ("RIM") module integrates a customer's account data, transactional activity, financial data from third party financial applications, marketing information, relationships with other customers and other accounts, financial statements and other types of information required to view a customer's total relationship record. The RIM module allows a bank to determine the profitability of each account and customer. Banks can use information generated by the Phoenix System to determine which products or services should be offered at a particular point in a customer relationship in order to maximize profitability. The Company anticipates that in early 1997 the Phoenix System will be able to integrate and include data from third party software services, including information on brokerage accounts, insurance accounts and credit card accounts, in the RIM.


     - Management Decision Support. Through its Executive Information System ("EIS"), the Phoenix System allows bank managers to track bank performance and model the effects of business strategies and changes in market conditions on such performance. EIS provides modeling tools which permit a bank's management team to use real-time data to perform trend analysis and to conduct extensive modeling activities, such as customer profitability and overall bank profitability. In addition, the EIS provides a bank with both statistical measures of product penetration and performance.

     - Bank Product Creation and Support. The Phoenix System gives banks the capability to quickly develop, deliver and process bank products and services that can be as simple or as sophisticated as a bank's customers and competition demand. New bank products can be developed rapidly and do not require programming or the support of technical personnel.

STRATEGY

     The Company's primary business objective is to become a leading supplier of enterprise-wide client/ server application software for the financial services industry by pursuing the following strategies:


     Maintain Technology Leadership and Enhance Product Functionality. The Company believes that the Phoenix System is the most advanced client/server computing solution for banks because it incorporates new open technologies and standards, such as client/server architectures, relational databases, graphical user interfaces and advanced application development tools. Phoenix intends to maintain its leadership position by integrating new technologies, adding new applications, enhancing existing applications and increasing functionality. The Phoenix System can run on any central server that will support a structured query language ("SQL") standard relational database, such as hardware from Hewlett-Packard, International Business Machines Corp. ("IBM"), AT&T Corp., Motorola, Inc., Sun Microsystems, Inc. and all other UNIX compliant hardware.


     Focus on United States Middle Market Banks. The Company intends to continue its marketing focus in the United States on the approximately 3,800 middle market banks with asset sizes ranging between $100 million and $1 billion. The Company believes that most middle market banks are technologically sophisticated, seek banking software applications that support strategic objectives and have the capital and human resources to finance and use effectively advanced technological solutions. However, middle market banks are subject to significant merger and acquisition activity, and the resulting consolidation has the effect of reducing the number of potential customers for the Company's products.

     Expand International Market. Phoenix believes that many international financial institutions are seeking technology as a means to offer a broader array of financial products and services to meet the increasing demand for retail banking services in the international market. The Company believes that international institutions generally are less risk averse than United States banks, are willing to skip technology generations and are looking for technological solutions that will last at least 10 to 15 years. The Company designed its software products to incorporate numerous international features, such as support for different languages; the ability to process simultaneously all currencies formatted in accordance with standards established by the International Organization for Standardization; numeric, date and address formatting to fit individual country standards; accounting for local tax computations, including value-added taxation, and reporting to satisfy different regulatory requirements. In order to expand international sales successfully in 1996 and subsequent periods, Phoenix must hire additional sales and implementation personnel and recruit additional international resellers. The risks inherent in the Company's international business activities generally include currency risk, trade barriers, costs of localizing products for foreign countries, difficulties in managing international operations, political instability, potentially adverse tax consequences, restrictions on the repatriation of earnings and the additional burdens of intellectual property protections in foreign markets.

     Increase Worldwide Distribution. The Company plans to continue expanding its distribution both in the United States and internationally by increasing its sales and implementation force and seeking additional strategic alliances.


     - Direct Sales and Implementation. Phoenix generates a majority of its revenues through its direct sales force which consisted of three people serving the United States market, one person serving the international market and an administrative staff of two people as of May 31, 1996. The Company currently does not have an office outside the United States; however, it plans to open an international sales office in early 1997. Competition for such personnel is intense, and there can be no assurance that Phoenix will be able to retain its existing sales and implementation personnel or to attract, assimilate or retain additional highly qualified sales or implementation personnel in the future. As of May 31, 1996, the Company had 29 implementation and training personnel. Phoenix intends to increase substantially the number of sales staff and implementation staff in 1996 and 1997.


     - Strategic Alliances. Phoenix has established and intends to continue expanding alternate channels of distribution through VARs and agents. In particular, Phoenix recently established a strategic alliance with Unisys, whereby Unisys exclusively markets the Phoenix System in Central and South America, Mexico, the Caribbean and Bermuda. Additionally, in April 1996 Phoenix and CSA entered into the CSA Agreement whereby CSA exclusively markets the Phoenix System to banks in certain countries of Africa and non-exclusively markets the Phoenix System to banks in the Republic of South Africa. See "-- Target Markets." Although VARs and agents increase the Company's ability to reach new markets, the Company bears the risk that the VARs and agents will not be able to market the Company's products effectively or will not be qualified to provide timely and cost-effective customer support and service. In addition, gross margins and composition of revenue and expenses may vary depending on whether a sale was made directly by the Company or by a VAR or an agent.


     Maximize Recurring Revenues. Phoenix signs customers to long-term license agreements and charges annual service fees which are generally 15-20% of the base license fee. As the asset size of a bank increases or as branches are added, customers pay additional incremental license fees and increased service fees over the life of the license agreement. Additionally, the Company's disaster recovery service is a separate five-year contract which has an initial implementation fee and annual service fees. Phoenix plans to continue to build this base of recurring revenue and to develop additional sources of recurring revenue by providing such services as networking support to its customers.



     Leverage Existing Customer Base and Broaden Primary Market. The Company intends to expand its current bank customer relationships by providing additional products and services and licensing the Phoenix System to additional bank subsidiaries of existing client bank holding companies. In addition, the Company believes its implemented customer base represents an important source of references, which are vital in marketing to the financial services industry. In 1997, the Company also intends to expand the market for the Phoenix System to include banks with asset sizes greater than $1 billion and less than $100 million by increasing product functionality and flexibility for larger banks and by delivering the NT Version for smaller banks. Although the license fees for the NT Version will be comparable to the license fees for the Phoenix System, the Company believes that the NT Version will be more acceptable to smaller banks because these banks will incur lower overall acquisition costs related to operating in a Microsoft Windows NT ("Windows NT") environment.


     Pursue Complementary Acquisitions. Phoenix intends to leverage its position as a provider of client/ server technology to financial institutions by pursuing strategic acquisitions of providers of complementary technologies, products and services, such as companies that offer legacy retail banking systems. The Company intends to pursue such acquisitions in order to more rapidly expand the Company's customer base by converting the acquired customers to the Phoenix System. Phoenix believes such strategic acquisitions will permit Phoenix to enter new markets, provide outsourcing alternatives and acquire additional products and applications. However, such future acquisitions, if any, would be accompanied by risks, including, among other things: the difficulty of assimilating the operations and personnel of the acquired company; potential disruption of Phoenix's ongoing business; inability to successfully incorporate acquired technologies and rights into Phoenix's products; entering markets in which Phoenix has little or no direct prior experience; and impairments of relationships with employees and subscribers of the acquired business as a result of changes in management.

THE PHOENIX SYSTEM

     The Phoenix System is a fully integrated, enterprise-wide client/server application software system for the financial services industry. The Phoenix System gives bank personnel at all levels the tools and information needed to enhance and speed their decision-making. In addition, the Phoenix System is designed to fit the evolving needs of a growing bank. The following are some of the important capabilities included in the Phoenix System:


     Customer Relationship Management. The Phoenix System places a structural emphasis on managing customer relationships, which allows a bank to pursue a more personalized and profitable approach to its products and services. The RIM module integrates a customer's account data, transactional activity, financial data from third party financial applications, marketing information, relationships with other customers and other accounts, financial statements and other types of information required to view a customer's total relationship record. The primary customer relationship management features include:

     - Marketing and Other Personal Information. For purposes of marketing and creditworthiness assessments, the RIM module tracks a range of personal information, such as employment history, home ownership status, other credit providers and other bank accounts.

     - On-line Financial Statements and Portfolios. To facilitate improved management of customer relationships, enhanced analysis of a customer's financial condition and improved tracking of customer profitability, the RIM module maintains information regarding a customer's assets, liabilities, income and expense in a unified file.

     - Extensive Customer Relationship Tracking. To facilitate marketing and management decision-making, based not only on a bank's overall relationship with individual customers but also on its overall relationship with related groups of customers, the RIM module can track relationships between customers, groups of customers and between customers (or groups of customers) and accounts.

     - Customer-Based Statements. Combined customer statements can contain an unlimited number of accounts, including related accounts owned by other customers, and each account included on a statement can be configured to show only summary information or both summary information and transaction detail. Copies of account statements and other correspondence can be automatically sent to an unlimited number of additional addresses, including temporary and seasonal addresses.

     - Integrated Signature, Photograph and Document Imaging. The RIM module maintains an on-line signature card with a photograph for each customer and can store and display photographs of loan collateral and other customer assets, Social Security cards and drivers' licenses.

     - Flexible Inquiry Capability. The Phoenix System enables users to progress through increasingly detailed levels of display data on all inquiry screens. This capability allows customer service representatives and platform officers to research questions thoroughly and quickly, without having to enter arcane codes or wade through stacks of printed reports.

     Management Decision Support. Using EIS, senior bank executives can track performance and model the effect of business strategies and changes in market conditions. The Phoenix System draws upon real-time data to present financial institutions with graphical displays that highlight important business trends and facilitate rapid interpretation and analysis. Unlike the reporting facilities of legacy systems, information presented to a bank's manager by the Phoenix EIS is not static. The EIS takes into account both the relationship of a particular indicator to other related categories of information, as well as the trends for that indicator over time. At its core, the Phoenix System is focused on providing bank decision-makers with the following real-time capabilities: (i) a fully integrated general ledger; (ii) a broad suite of standard reports augmented by a flexible ad hoc reporting capability; (iii) an integrated set of budgeting templates; and (iv) customer and account profitability analysis. In addition, the EIS provides a bank with both statistical measures of product penetration and performance.

     Bank Product Creation and Support. The Phoenix System provides the capability to quickly develop, deliver and process bank products and services that can be as simple or as sophisticated as a bank's customers and competition demand. Because all bank product development is parameter-driven, banks can design products and services by simply selecting product features from a variety of options. New bank products can be developed rapidly and do not require programming or the support of technical personnel. Some of the Phoenix System's tools for bank product creation and support include:

     - Parameterized Customization Controls. The Phoenix System was designed around parameterization and reflects an appreciation for the continuously changing demand for banking products and services. This design gives banks the ability to respond by enabling bankers to create new bank products and services quickly and easily.

     - "What If" Analysis. The Phoenix System provides a unique "what if" analysis feature that enables banks to perform complex calculations by simply entering a few fields of information. This facility can be used to model the effects on a bank's profitability of new products and services.

     - Cost Tracking. To facilitate cost and profitability tracking at all operation levels, the Phoenix System ties transactional activity and other account information to the integrated general ledger at the product-class level. Thus, for each loan and deposit product a bank offers, it can direct financial data on balance components, interest, loan loss, escrow, dealer reserves, participations, insurance and charges and fees to a specific set of general ledger accounts.

     - Integrated Profitability Analysis. The Phoenix System allows banks to analyze the profitability of individual loans and customer relationships, as well as of broad categories of customers.

     - Flexible Rate Controls. Within the Phoenix System, rate calculations for all products and accounts are managed through a centralized table of rate indices. The Phoenix System allows banks to create an unlimited number of rate indices and maintains a life-to-date on-line history of all rate changes for all rate indices. It also permits banks to schedule rate changes in advance or backdate them.

     Complete Integration of Core Applications. The Phoenix System provides the same core bank data processing capabilities as are found in older legacy systems but does so within an integrated "open systems" environment that uses a graphical user interface, modern relational database technology and nonproprietary hardware and software components. The Phoenix System divides core processing functions among seven discrete, but fully integrated, software modules: (i) system administration; (ii) account processing; (iii) nightly processing; (iv) teller system; (v) holding company financial statements; (vi) EIS; and (vii) budgeting. The following are some of the core applications of the Phoenix System:

     - Deposit and Loan Processing. In addition to supporting the processing requirements of traditional deposit and loan products, the Company built the deposit and loan processing modules around a framework of extremely flexible controls that allow a bank to customize and implement an analysis-based approach tailored to the bank's products and services.

     - General Ledger. Phoenix provides a self-balancing general ledger system that supports both batch and on-line, real-time transaction processing functions. Real-time posting of on-line transactions ensures that banks can correct errors anytime during the day, without having to wait for the next overnight posting to run.

     - On-line Transaction Processing. The Phoenix System's core account processing module, through which customers and accounts are added to the Phoenix System and maintained over time, provides a full on-line transaction processing capability. Through this module's transaction processing facility, users can post on-line transactions to any account in the Phoenix System.

     - System Security. Phoenix provides a comprehensive set of controls for restricting employees' access to different levels of bank, customer and account information, as well as for limiting the transactional amounts that employees are permitted to post to accounts. In case an internal problem occurs, the Phoenix System maintains detailed on-line audit trails for all records that track actions resulting in a record being viewed, created or modified.

     - Integrated On-line Help System. All areas of the Phoenix System provide integrated connections to an interactive on-line help system.

TECHNOLOGY

     Phoenix has partnered with leading hardware manufacturers, tools manufacturers and relational database vendors in the client/server community, such as Hewlett-Packard, Gupta Corporation ("Gupta") and Sybase, Inc., to produce software based on leading-edge technological developments. Using these tools, the Company has created a product that enables the Company's customers to utilize what the Company believes is the most current technology in the financial institutions industry.

     Centralized Relational Database Management System ("RDBMS"). The Phoenix System uses a relational database technology known as Sybase, currently provided by Sybase, Inc. Phoenix chose Sybase System 10 as its SQL database. The Phoenix System can run on hardware platforms from Hewlett-Packard, IBM and Unisys, and all others which are UNIX compliant. Phoenix is currently involved in the integration of Sybase, Inc.'s new relational database System 11 into the Phoenix System. System 11 is expected to provide substantial performance gains for existing and future customers and to improve processing times.



     An advantage of the Phoenix System as compared to legacy or modified legacy systems is that the Phoenix System stores data in a relational database rather than in a proprietary file format. Consequently, the data can be integrated by using hundreds of different third-party query and report writing tools. In addition, with a relational database, it is very easy to expand and change the structures of parameter tables and data. This "open" approach to data storage also provides the ability to move the Phoenix System to other relational database management systems. The Company plans to adapt the Phoenix System for Microsoft Corporation's SQL Server 6.5 on Windows NT to create the NT Version for use by smaller banks. The release of the NT Version is scheduled to be released in 1997.


     Replication and Distributed Data Processing. Phoenix has leveraged the open interfaces of the Phoenix System to implement an advanced distributed database for support of its off-line teller system. The off-line teller system uses a local database at each branch computer to perform replicated transactions in the event of hardware or network failure at the central server. Off-line branches are supported using Gupta's SQLBase for either Novell NetWare or Windows NT.

     Open Protocols for Data Communication. Phoenix uses the industry standard TCP/IP protocol for communicating with the relational database server and IPX/SPX for customers implementing a network using NetWare instead of Windows NT. This allows the Company's customers to implement a broad array of local area network and wide area network topologies and configurations. In addition, customers that have an existing network infrastructure in place that supports TCP/IP do not have to reinvest in new technology simply to run the Company's product.

     32-bit Application Support. The Company is currently engaged in an effort that will enable the Company's customers to use the latest client operating systems from Microsoft (Windows 95 and Windows NT Workstation) with native 32-bit applications. These applications offer the Company's customers substantial benefits in the areas of fault tolerance, ability to support more complex transaction processing, enhanced performance and advanced security.

TARGET MARKETS

     Since the release of its product in June 1995, the Company has entered into 25 ongoing contracts with banks and bank holding companies for installation of the Phoenix System supporting 26 United States and 8 international financial institutions. As of May 31, 1996, the Phoenix System has been fully implemented and is operating in 18 of these 34 financial institutions. Phoenix believes that customers in both the United States market and the international market are increasingly accepting of client/server technology.

     The United States Market. Phoenix currently divides commercial banks and savings institutions in the United States market into three groups based on asset size(1):

                                      (GRAPH)

           [Graphic which sets forth the number of commercial banks and savings institutions in the U.S. market.]

- ---------------

(1) Numbers in the graphic are derived from The FDIC Quarterly Banking Profile, Fourth Quarter, 1995.

     The Company primarily focuses its marketing and sales efforts on middle market banks with total assets ranging between $100 million and $1 billion. In the bank data processing services industry, service contracts for banks typically have an initial term of five years, and, therefore, the Company estimates that each year approximately 20% of banks evaluate data processing alternatives because their current contracts expire. Management believes that recently an increasing number of banks have renewed their service contracts for shorter periods in order to maintain the flexibility to change software companies due to rapid developments in banking software technology which may result in increased demand. Moreover, a number of banks are evaluating data processing alternatives due to the acquisition of their software providers and servicers by other software companies and the age of their current software and hardware solutions.


     Phoenix is also marketing the Phoenix System on an opportunistic basis to financial institutions with assets greater than $1 billion and has licensed and implemented the Phoenix System in eight banks with assets under $100 million. The Company intends to continue to license to financial institutions and other businesses outside of its primary market on an opportunistic basis; for example, one of the Company's customers is a church. As a means to increase its target market, the Company intends to release its NT Version targeted at smaller banks in 1997. The Company also believes that larger banks will become target banks for the Phoenix System in 1997 as new product features and enhancements increase the Phoenix System's functionality for larger banks.


     The International Market. At this time, Phoenix and its strategic sales partners are actively marketing the Company's products and services in Central and South America, Mexico, the Caribbean, Australia and Africa, and Phoenix is pursuing inquiries from a variety of other areas in Western Europe, Eastern Europe and the Middle East. In the international market, the Company has primarily focused on technology-minded financial institutions operating in countries where the primary language is either Spanish or English. The Company believes the international market offers significant opportunity because economic expansion and other market factors have increased the demand for sophisticated retail banking services. Sophisticated international banks offer a broad array of financial products and services and demand technology, like the Phoenix System, that can integrate numerous applications, such as trade finance. Furthermore, management believes that a significant number of international banks have accepted, to a greater degree than United States banks, that technology should be used as a competitive tool and not just as a service delivery vehicle. International banks are searching for hardware and software platforms that are open, powerful and economical. The Company also believes that these institutions are looking for technology solutions that will last at least 10 to 15 years. The Company currently does not have an office outside the United States; however, it plans to open an international sales office in early 1997.

PRODUCT PRICING


     The Company prices its product in two components: (i) license fees for software products and other revenues and commissions from the sale and delivery of software and hardware products of third party vendors; and (ii) fees for a full range of services complementing its products, including implementation, conversion training and installation services, interface services for tying the Phoenix System to third-party applications and customer and software support services. License fees are paid at the beginning of the license agreement and are recognized as revenue upon delivery, when no significant vendor obligations remain and collection of the resulting receivables is deemed probable. When a customer enters into a license agreement with the Company, the license agreement includes a service agreement for the same term. Implementation, conversion training and installation fees and interface fees are paid at the beginning of the license agreement or when the service is performed. Customer and software support fees are paid in advance over the life of the license agreement. The service portion of the license agreement is recurring revenue which is paid in advance over the term of the agreement. In the event that a customer fails to pay its service fees, the license reverts to the Company. Otherwise, the license is perpetual, and the service fees are recurring revenue. Phoenix has increased the price of its products since the conclusion of Fiscal 1995.


     In the United States, license fees are based on the asset size of the bank. Internationally, each bank is charged a base license fee and an incremental license fee based on the number of branches for such bank. Implementation, conversion, training and interface fees vary based on the complexity of a particular project. In the United States, the customer and software support fees are generally 15-20% of the license fee per year. Internationally, the customer and software support fees are 20% of the base license fees and branch fees. As the asset size of the bank increases or as branches are added, customers pay an additional incremental license fee and increased service fees over the life of the license agreement. The Company's VARs and agents license the Company's products at a discount for relicensing.

SALES AND MARKETING


     The Company markets its software and services directly through its sales and marketing personnel and through VARs and agents that are involved in providing products and services to the financial services industry. As of May 31, 1996, the Company's sales and marketing department, including administrative staff, consisted of three individuals located at the Company's offices in Maitland, Florida and three sales persons located in Oklahoma City, Oklahoma, Des Moines, Iowa and Philadelphia, Pennsylvania. The Company currently does not have an office outside of the United States; however, the Company plans to open an international sales office in early 1997. In addition, the Company has limited marketing relationships with representatives in Panama, Mexico and Colombia.


     The Company's direct sales personnel are experienced in the sales process for banking software products. The Company's marketing personnel generate leads for the sales force through a program of direct mail, networking, telemarketing, seminars and trade shows, and contacts with independent consultants. The marketing personnel also assist in the sales process by providing sales support literature, PUG meetings and ongoing customer communications.

     The Company's direct sales and marketing force is complemented by a growing network of indirect distribution channels, including VARs and agents. Some VARs and agents may also provide training, support and other services to the end-user. In all cases, the Phoenix System software remains the sole property of the Company, and if the Company terminates its relationship with any VAR or agent, customers sold by that VAR or agent will to pay support fees to the Company. The Company intends to expand its network for indirect distribution and anticipates that the percentage of its total revenues derived from indirect sales will increase in the future. In particular, the Company recently signed the Unisys Agreement whereby Unisys exclusively markets the Phoenix System in Central and South America, Mexico, the Caribbean and Bermuda. Unisys has guaranteed a certain level of annual sales to retain its exclusive rights in these territories.

Additionally, in April 1996, the Company entered into a strategic alliance with CSA whereby CSA will exclusively market the Phoenix System to banks in certain countries in Africa and non-exclusively market the Phoenix System to banks in the Republic of South Africa. CSA has guaranteed a minimum number of sales to retain its exclusive right in the territory.

IMPLEMENTATION SERVICES

     The Company provides comprehensive implementation services to customers converting to the Phoenix System. Phoenix assigns each customer an implementation team of experts who work with the customer through all phases of the project, including project management, data mapping and conversion, software installation and network certification, education and consulting. Each implementation team can work on multiple projects at the same time. As of May 31, 1996, the Company had 29 people assigned to the implementation department. The Company intends to hire additional people and add resources as necessary.

     Project Management and Coordination. Phoenix provides extensive project planning and coordination as part of the implementation process. Phoenix assigns a full-time project manager to guide the customer through the installation process and to coordinate all conversion and implementation activities.

     Data Conversion. Application analysts and conversion programmers map and convert a bank's current account data to the Phoenix System. Data conversion activities include data mapping, program development, extensive testing, detailed data auditing and a complete trial conversion prior to the final implementation date.

     Software Installation and Network Certification. Phoenix provides network engineers to install software and certify the customer's network prior to installation of the Phoenix System. This on-site service ensures that all hardware and software is installed correctly and that the proper network security is in place.

     Education. Phoenix offers a comprehensive education and training program to customers. The Company offers training classes for product set-up at the Company's headquarters in Maitland, Florida. Phoenix also provides hands-on application training services at the customer site prior to installation. Additional on-site training for ancillary products is available upon request.

     Consulting. The Company's consultants are available to work closely with customers. These consulting services generally consist of assisting customers who are planning large implementations, who are engaged in operational reorganizations or who wish to customize the Phoenix System to their unique needs.

     Fees for project management and coordination, data conversion, and software installation and network certification are included in the cost of implementation. Generally, fees for education and consulting are charged separately from the Company's software products.

CUSTOMER SERVICE AND SUPPORT

     The Company believes that maintaining a high level of support and service is critical to customer satisfaction because of the critical nature of the Phoenix System to a bank's day-to-day operations. The Company's customer service and support personnel assist banks in the use of the Phoenix System and with the maintenance of their network and technology infrastructures. As of May 31, 1996, the Company had ten people in its product development group that primarily provide customer service and support. Customer service and support personnel provide service 24 hours a day, seven days a week, and have beepers, cellular phones and laptop computers which enable them to answer a customer's question from any location via a modem connection to the Company's computers. The Company is in the process of and will continue to train personnel at Unisys and CSA and will train personnel of additional VARs who in the future agree to market the Phoenix System overseas so that these VARs will be able to provide certain levels of service and support to customers overseas.

     Product Support. Phoenix delivers product support services through all traditional avenues, including telephone, Internet, electronic mail and facsimile. Due to the unique nature of client/server computing systems, many critical customer support activities can also be performed through high speed telecommunication lines directly to a customer's location. Phoenix support personnel have the ability to connect quickly to a server at a customer site and to perform work as if they were physically at the customer's site. Using this approach, Phoenix is able to offer effective and direct support to its customers without the traditional expense associated with on-site visits.

     Networking Support. Phoenix offers a full range of networking support services upon request. Phoenix performs on-site network certification for all customers during their initial software installation, and network engineers are available for ongoing support by telephone. Networking support and on-site consulting are available upon request for an additional fee.

     Disaster Recovery Service. Phoenix also offers a disaster recovery service that provides customers with assistance in reestablishing the Phoenix System's processing capacity within 24 hours if a disaster occurs. The disaster recovery service is a separate five-year contract which has an initial implementation fee and annual service fees. This added-cost service satisfies the United States bank regulatory obligation to maintain and annually test a disaster recovery plan and allows Phoenix to generate additional recurring revenue from its implemented customer base.

     SupportNet. Phoenix also administers SupportNet, part of the Company's World Wide Web site which provides an additional vehicle of support for client banks. SupportNet is a free service which allows users with Internet access to obtain support through features such as (i) online discussion forum, (ii) online support documents for the Phoenix System, (iii) online software bug recording,
(iv) online enhancement requests and (v) online file transfers from the Company. In mid-1997, the Company expects to add a feature called "knowledge base" which will provide a first level of resolution for troubleshooting issues with the Phoenix System.


     Internet Consulting Service. Phoenix also offers Internet Consulting Service ("ICS"), which provides both Internet and Intranet services to client banks. ICS allows client banks to establish a presence on the World Wide Web through home pages and web sites. ICS can also provide client banks with the services to create an internal web environment, known as an Intranet. Through client/server technology and the Company's software, the client bank receives the benefit of an Intranet which enables the bank to improve and increase productivity without additional cost. The ICS is an added-cost service which allows Phoenix to generate additional recurring revenues through monthly access and maintenance fees.


PRODUCT DEVELOPMENT AND NEW PRODUCTS

     Phoenix was founded in January 1993 for the purpose of developing and marketing a new generation of integrated banking software applications that would replace less flexible and technologically dated legacy systems. From the Company's inception through Fiscal 1995, product development represented approximately 40% of the Company's aggregate expenditures. Hewlett-Packard provided developmental-stage assistance to the Company by supplying computer hardware to the Company for development and testing of the Company's products. Early in the Company's history, each of the U.S. Bank Partners participated in the Company's joint application development program under which end-users were involved in product development and testing. The joint application development program helped reduce the development cycle by increasing the efficiency with which design problems were identified and corrected. After the Offering, it is anticipated that Hewlett-Packard will continue its strategic marketing alliance with the Company and the U.S. Bank Partners will continue to contribute to plans for new products and enhancements through the PUG.

     Phoenix believes that its future success will depend in large part on its ability to maintain and enhance its current product and service offerings and to develop and introduce new products and features that will keep pace with technological advances and satisfy evolving customer requirements. As of May 31, 1996, the product development group consisted of 34 individuals in addition to 10 customer service and support personnel. Phoenix develops and adjusts product direction in response to two core trend areas: (i) developments within the financial industry and (ii) changes within the technology arena.

     Product Development Cycle. Phoenix develops plans for new products and enhancements following extensive discussions with the PUG, which consists of all current users of the Phoenix System. The U.S. Bank Partners continue to participate in the development of the Company's products by their participation in the PUG. The PUG meets at least twice a year with the Company to offer recommendations and to help prioritize product development and enhancement projects. In addition, the Company's product development personnel continually develop new product ideas and enhancements. Once a product idea has been formalized, the Company uses an internal review process to determine: (i) whether to develop the enhancement; (ii) a development schedule; and (iii) a budget for the enhancement.

     Development Methodology. Development tools, such as 4GL programming tools, enable rapid prototyping and have dramatically reduced development time. Enhancements developed in a client/server environment take significantly less time to complete than in a legacy system environment. Phoenix believes that the efficiencies of its product architecture and development methodology allow it to move products from planning to delivery more quickly than its legacy system-based competitors.

     Product Plans. The Company's product development efforts are currently focused on enhancing the functionality of the Phoenix System so that it will be attractive to a broader range of customers. Phoenix believes that it will be able to improve its competitive position by successfully completing the following new products, among others:

     - Multi-language enhancements. Phoenix is presently completing the first of several important system features that are designed to improve the Company's competitive position in the international market. Phoenix has designed a unique language independence engine that will allow the Company's core product to be rapidly localized into any single-byte character set language. This engine is currently being used to implement a Spanish version of the Phoenix System which the Company plans to release in late 1996.

     - Multi-currency enhancements. Phoenix has designed and plans to implement its multi-currency enhancement in late 1996. With the multi-currency enhancement, the Phoenix System will support the world currencies formatted in accordance with standards established by the International Organization for Standardization.

     - Secondary marketing and other enhancements. Significant enhancements for the United States market are focused on the loan processing area, such as investor reporting for secondary mortgage marketing including reports required by the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. Phoenix is also developing modules that permit the processing of dealer loans, accounting for non-accrual loans and the integration of data from third party sources such as credit card processors, and brokerage accounts. Phoenix believes that such enhancements will broaden the appeal of the Phoenix System for larger banks.


     - NT Version of the Phoenix System. The NT Version will employ Windows NT as the network operating system and Microsoft SQL Server as the RDBMS and will support both Windows 95 and Windows NT on the client. The Company intends to release its NT Version in 1997. This enhancement will improve the cost-competitiveness of the Phoenix System within the smaller bank market (i.e., banks with assets under $100 million).



     - Internet-banking enhancement. Phoenix plans to deliver an enhancement to the Phoenix System that will allow the Company's customers to provide on-line banking services through the Internet. The Company's client/server architecture is built upon the same industry standards utilized on the Internet. Phoenix believes that the delivery of its Internet banking capability will give the Phoenix System a competitive advantage over many existing products. The Company intends to charge an additional fee for this enhancement.


     These potential new enhancements and products are subject to significant technical risks, including delay in the development, introduction or production of the new enhancements or products, failure to achieve market acceptance and undetected errors or failures. See "Risk Factors -- Dependence on New Products and Rapid Technological Change; Risk of Product Errors" and "-- Dependence on Single Product Line."

COMPETITION

     The financial institution software market is intensely competitive and subject to rapid change. Competitors vary in size and in the scope and breadth of the products and services offered. Phoenix encounters competition from a number of sources, including FiServ, Inc., Bisys, Inc., Marshall & Isley Corp., Electronic

Data Systems Corp., Jack Henry & Associates, Inc., ALLTEL Information Services, Inc., EastPoint Technology, Inc. and Perot Systems Corp., which all offer core retail software systems or outsourcing alternatives to the financial institutions industry. See "Risk Factors -- Intense Competition." In general, Phoenix competes on the basis of: (i) product architecture, including distributed computing capability, access to commercial SQL databases and ease of customization and integrations with other applications; (ii) functionality, including the breadth and depth of features and functions and ease of use; (iii) service and support, including the range and quality of technical support, training, implementation and consulting services and the capability to provide these on a global basis; (iv) management expertise, including management's banking software experience and financial services industry knowledge; and (v) product pricing in relation to performance. Management believes that the Phoenix System is a market leader in the areas of product architecture and management expertise and that the Company competes favorably in the areas of functionality, service and support and product pricing.


     Financial institutions have two fundamental alternatives for obtaining data processing capabilities: (i) in house applications, either those that are developed internally or those that are purchased from third party vendors; and
(ii) outsourcing, either as a part of a total outsourcing solution or where a third party acts as a service bureau. Until the introduction of client/server technology, the only in-house processing systems offered were proprietary legacy systems running on mainframe or minicomputer hardware. In the United States market, client/server application software has only recently been made available to banks, but it is gaining market acceptance and market share. In the international market, there are a number of client/server alternatives available, as well as traditional legacy systems. Management believes the Company is currently the leading provider of client/server core processing application software solutions to the banking industry.


     The Company believes that none of its current competitors offers application software that provides the level of flexibility and functionally featured in the Company's customer relationship management, customer profitability analysis or executive information components. The Company expects additional competition from other established and emerging companies as the client/server market continues to develop and expand. In addition, competition could increase as a result of software industry consolidations, including particularly the acquisition of any of the client/server based retail banking system providers by one of the larger service providers to the financial services industry. For example, M&I Data Services, a division of Marshall Isley Corp., recently announced an agreement to acquire EastPoint Technology, Inc., a provider of client/server technology. See "Risk Factors -- Intense Competition."


INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Phoenix relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Phoenix seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company's license agreements contain provisions which limit the number of users, state that title remains with the Company, protect confidentiality, permit the termination of license for misuse or abuse and require licensees to notify the Company of infringements on the Company's property and rights. Phoenix presently has no patents or patent applications pending and has no trademark or copyright registrations. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, particularly overseas, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. Nevertheless, the Company believes that due to the rapid pace of technological change in the information technology and software industries, factors such as the technological and creative skills of its employees, new product developments, frequent product enhancements and the timeliness and quality of support services are more important to establishing and maintaining a competitive advantage in the industry.

     Phoenix does not believe that any of its products infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Phoenix to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial conditions. See "Risk Factors -- Dependence on Proprietary Technology; Risks of Infringement."

EMPLOYEES


     As of May 31, 1996, Phoenix had a total of 91 employees and contractors, of which 44 were engaged in product development and support, 29 were in implementation and training, six were in sales and marketing, nine were in finance and administration and three were in executive management. All of the Company's senior and executive officers who were employed by the Company on May 31, 1996 have entered into employment agreements with the Company. See "Management -- Employment Agreements." None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be satisfactory.


FACILITIES

     Phoenix's principal administrative, sales, marketing, support and product development facility is located in approximately 18,500 square feet of space in a commercial building in Maitland, Florida. This facility is leased to the Company pursuant to a main lease which terminates on January 31, 1998 and two subleases which terminate on December 31, 1996 and March 31, 1997, respectively. The Company is currently investigating potential facilities to relocate its main headquarters to accommodate growth in its business. The Company believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The executive officers, directors and significant employees of the Company, and their ages as of May 31, 1996, are as follows:

                 NAME                    AGE   CLASS(1)                  POSITION
- ---------------------------------------  ---   --------   ---------------------------------------
Executive Officers and Directors
     Bahram Yusefzadeh(2)..............  50     III       Chairman of the Board, Chief Executive
                                                            Officer and Director
     Ralph H. Reichard.................  53     III       President, Chief Operating Officer and
                                                            Director
     Clay E. Scarborough...............  41      --       Senior Vice President and Chief
                                                          Financial Officer
     Michael R. Newes..................  50      --       Senior Vice President of International
                                                          Sales
     Harold C. Boughton................  44      --       Senior Vice President of National Sales
     Gerald P. Nissen..................  47      --       Senior Vice President of Technology
                                                          Services
     Twanna C. Soifer..................  47      --       Senior Vice President of Implementation
                                                            Services
     Ronald E. Fenton(2)(3)............  67     III       Director
     William E. Hess...................  59      I        Director
     James C. Holly(2)(3)..............  55     III       Director
     Paul A. Jones.....................  41      II       Director
     J. Michael Murphy.................  55      II       Director
     Glenn W. Sturm....................  42      II       Director
     O. Jay Tomson.....................  59      I        Director
Significant Employee
     Ruthann M. Rackawack..............  39      --       Treasurer

- ---------------

(1) Class I term expires in 1997; Class II term expires in 1998; and Class III term expires in 1999.
(2) Member of Compensation Committee. Mr. Holly is the Chairman of the Compensation Committee, and Mr. Yusefzadeh is a non-voting member of the Compensation Committee.
(3) Member of Audit Committee. Mr. Fenton is the Chairman of the Audit
     Committee.

Executive Officers and Directors


     Bahram Yusefzadeh. Mr. Yusefzadeh, the founder, Chairman of the Board and Chief Executive Officer of Phoenix, has over 27 years of experience in the banking software industry. In 1969, he co-founded Nu-Comp Systems, Inc. ("Nu-Comp"), where he developed the Liberty Banking System and served as Nu-Comp's president and chief executive officer. Mr. Yusefzadeh became chairman of the board of Broadway & Seymour, Inc. ("Broadway & Seymour") upon its acquisition of Nu-Comp in June 1986 and remained in that position until November 1986. From 1986 to 1992, he worked for The Kirchman Corporation ("Kirchman"), first as president of the product and marketing strategies division, and later as president of both the independent banking group and the outsourcing division. Mr. Yusefzadeh currently serves as a member of the Executive Committee and as a non-voting member of the Compensation Committee.


     Ralph H. Reichard. Mr. Reichard joined Phoenix as a consultant and advisor in 1994. He officially joined the Company in January 1995 as President and Chief Operating Officer. He also serves as a director and as a member of the Executive Committee. From 1990 to 1994, Mr. Reichard was the president of the banking business unit of Newtrend, L.P. ("Newtrend"), a software and outsourcing services provider to banks, thrifts and credit unions. He served on Newtrend's executive management committee and was responsible for the day-to-day operation and management of the banking software and outsourcing business. From 1989 to 1990, Mr. Reichard served as president and chief operating officer for the professional services division of Credit Card Software, Inc. He was president of research and development for Kirchman from 1987 to 1989. From 1983 to 1987, he was senior vice president and regional professional services manager for Broadway and Seymour.

     Clay E. Scarborough. Mr. Scarborough joined the Company in March 1996 as a Senior Vice President and Chief Financial Officer. From 1995 to 1996, he served as chief financial officer and senior vice president of Medifax, Inc., a health industry services company. From 1992 to 1995, he was chief financial officer and vice president of administration for A.D.A.M. Software, Inc., a multimedia software publishing company. In 1991, Mr. Scarborough served as vice president of finance at Gerber Alley Healthcare, a hospital information systems software company. From 1986 to 1991, Mr. Scarborough was employed by Digital Communication Associates, a publicly traded data communications technology company where he last served as director of finance. Mr. Scarborough holds a M.B.A. from the Harvard Graduate School of Business Administration and is a certified public accountant.

     Michael R. Newes. Mr. Newes joined the Company in 1993 and serves as Senior Vice President of International Sales. From 1990 to 1993, he was a senior vice president for OKRA Marketing Corporation ("OKRA"), a financial institutions data base software marketing company. He worked with Mr. Yusefzadeh at both Nu-Comp and Kirchman and has nearly 25 years of experience in marketing, sales and customer support for technology companies.

     Harold C. Boughton. Mr. Boughton joined the Company in May 1996 as Senior Vice President of National Sales and is responsible for all domestic sales and marketing activities. From 1992 to 1996, Mr. Boughton worked for FiServ, Inc. first as national sales manager for the CBS Service Bureau and later as national sales manager for InformEnt. From 1990 to 1992 he served as regional sales manager and national sales manager for DCR Technologies, an optical storage technology company.

     Gerald P. Nissen. Since February 1995, Mr. Nissen has served as Senior Vice President of Technology Services for Phoenix and has responsibility for product development, customer support, documentation, quality assurance, networking services and disaster recovery services components of the Phoenix System. From 1992 to 1995, Mr. Nissen worked at Newtrend in the banking business unit where he served as senior vice president of product services and was responsible for product development, product support and consulting services.


     Twanna C. Soifer. Ms. Soifer joined the Company in 1993 as Senior Vice President of Client Services and is now responsible for training and implementation of Phoenix System users. Prior to joining Phoenix, Ms. Soifer managed documentation for the Horizon Product for Systematics, Inc. from 1991 to 1993. From 1990 to 1991, she was a consultant for Prophet Management Information Services and for OKRA. Prior to 1990, Ms. Soifer held management positions at Kirchman and Broadway & Seymour.


     Ronald E. Fenton. Mr. Fenton has been a director of Phoenix since 1993, currently serves as a member of the Compensation Committee and Executive Committee and is the Chairman of the Audit Committee. He has served as the president, the chief executive officer and a director of BancSecurity Corporation since 1982 and the president, chief executive officer and director of Security Bank since 1976. Mr. Fenton is the chairman of the board of Story County Bank & Trust, Story City, Iowa and is the chairman of the board of Security Bank Jasper-Poweshiek, Kellogg, Iowa. He is also a director, executive committee member and former chairman of the board of Shazam, Inc. ("Shazam"), a regional electronic funds transfer network.

     William E. Hess. Mr. Hess has been a director of the Company since 1993. Since 1984, he has been the president of Iowa Savings Bank, and since 1981, he has been chairman of the board of Sac City State Bank. He is also a director of Audubon State Bank, Iowa Savings Bank, Perry State Bank, Raccoon Valley State Bank and Home State Bank. Mr. Hess is a past director of Shazam, a past director of the Iowa Bankers Mortgage Association and Iowa Bankers Association and a past member of the member of the board of directors of the Iowa Department of Banking.

     James C. Holly. Mr. Holly has been a director of Phoenix since 1993, currently serves as a member of the Audit Committee and the Executive Committee and is Chairman of the Compensation Committee. For the past 19 years, he has served as president, chief executive officer and director of Bank of the Sierra. He is also the current president of the California Independent Bankers Association. Mr. Holly holds an M.B.A. from the University of Wisconsin and was a commissioned officer in the United States Army (Armor).

     Paul A. Jones. Mr. Jones has been director of the Company since 1995. He is the president, chief executive officer and a director of Glenview State Bank and was the president of such bank from 1986 to 1996. Mr. Jones is a director of Cummins-American Corp. and Cummins-Allison Corp.

     J. Michael Murphy. Mr. Murphy has been a director of Phoenix since 1993. Since 1977, he has served as president of Drum Service Co. of Florida, a large steel drum reconditioning and recycling company. In 1995, he became the chairman of the board of Lochaven Federal Savings and Loan Association, Orlando Florida. He is the past president of the National Trade Association of Drum Reconditioners and was chairman of the board of the International Federation of Drum Reconditioners from 1990 to 1993. Mr. Murphy holds a M.B.A. from the Harvard Graduate School of Business Administration.


     Glenn W. Sturm. Mr. Sturm has been a director of the Company since 1996. Since 1992, Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as corporate chairman. Prior to joining Nelson Mullins Riley & Scarborough, L.L.P., Mr. Sturm was a shareholder of the law firm of Trotter, Smith & Jacobs P.A.


     O. Jay Tomson. Mr. Tomson has been a director of the Company since 1993 and was Chairman of the Board of the Company from August 1993 to February 1994. Since 1974, he has served as chairman and chief executive officer of First Citizens National Bank, and since 1977, he has been chairman of the board of First Citizens Financial Corporation. He is a director of Seilon, Inc., a reporting company under the Exchange Act. Mr. Tomson was a member of the Federal Reserve Bank of Chicago from 1980 to 1986. He is a former director and president of Shazam.

Significant Employee

     Ruthann M. Rackawack. Ms. Rackawack has been the controller and treasurer of the Company since 1994. From 1989 to 1994, she worked for Transportation Consulting Group, Inc. ("TCG"), where she handled compliance audits and established a fully automated job cost system. Ms. Rackawack was promoted from business manager to controller and an associate of TCG in 1993.

DIRECTOR COMPENSATION

     In February 1994, the Board of Directors adopted Incentive Stock Option Plan Number 3 and Incentive Stock Option Plan Number 12 (collectively, the "Director Plans"). Under each of the Director Plans, 83,632 shares of Common Stock were authorized to be granted to directors of the Company. In February 1994, the Board of Directors granted options to purchase 18,585 shares of Common Stock as compensation for Fiscal 1993 and Fiscal 1994, which options vested on the date of grant, to each of the Company's nine directors or affiliates of directors. The exercise price for options granted under the Director Plans was $1.08 per share. During Fiscal 1994, two directors resigned from the Board of Directors, and options to purchase 27,874 shares of Common Stock held by them were reallocated to the seven remaining directors or affiliates of directors. Six of the directors or affiliates of directors received options to purchase 3,982 shares of Common Stock at an exercise price of $4.30 per share, and Mr. Yusefzadeh received options to purchase 3,982 shares of Common Stock at an exercise price of $4.74 per share. Options for all 167,264 shares authorized under the Director Plans have been granted, and all of the options expire on the earlier of the last business day prior to an initial public offering or five years from the date of grant. Pursuant to the March 1995 Plan (as defined herein) and as compensation for serving as a director in Fiscal 1994, in March 1995, each director or his affiliate, except for Mr. Yusefzadeh, received options to purchase 9,292 shares of Common Stock at an exercise price of $4.30 per share. Mr. Yusefzadeh received options to purchase 9,292 shares of Common Stock at an exercise price of $4.74 per share. The options vested upon grant and expire in the year 2005. All of such options, except for Mr. Yusefzadeh's options which were granted at an exercise price of 110% of the fair market value of the Common Stock, were issued at the fair market value of the Common Stock as determined by the Board of Directors based on the Company's financial condition and prospects at such time and recent sales of the securities of the Company. In addition, the Company has paid all travel expenses and reimbursed the directors for their out-of-pocket expenses related to their services as directors. Directors do not receive cash fees for their services as directors of the Company.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned by the Chief Executive Officer and the other executive officers whose salary and bonus for the calendar year ended December 31, 1995 were in excess of $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiary for that year.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                        ANNUAL         ---------------
                                                     COMPENSATION        SECURITIES
                                                  ------------------     UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS    OPTIONS/SARS(#)   COMPENSATION
- -----------------------------------------  ----   --------   -------   ---------------   ------------
Bahram Yusefzadeh........................  1995   $194,795   $19,000(1)      78,985         $7,538(2)
  Chairman of the Board and Chief
  Executive Officer
Ralph H. Reichard........................  1995    140,000        --       148,679              --
  President and Chief Operating Officer
Michael R. Newes.........................  1995    107,436    40,474(3)      18,584             --
  Senior Vice President of International
  Sales
Gerald P. Nissen.........................  1995    100,833        --        43,094              --
  Senior Vice President of Technology
  Services

- ---------------

(1) Represents an incentive bonus earned in Fiscal 1994 but paid in Fiscal 1995.
(2) Includes $2,887 for long-term disability premiums paid by the Company, $1,824 for term life insurance premiums paid by the Company for the Named Executive Officer's beneficiaries and $2,827 for health insurance premiums paid by the Company for the Named Executive Officer's dependents.
(3) Reflects an incentive-based commission of $36,474 paid for Fiscal 1995 and a bonus of $4,000 earned in Fiscal 1994 but paid in Fiscal 1995.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the stock option grants made to each of the Named Executive Officers in Fiscal 1995. No stock appreciation rights were granted during such year.

                                                                                               POTENTIAL
                                                    INDIVIDUAL GRANT                          REALIZABLE
                                 ------------------------------------------------------    VALUE AT ASSUMED
                                                % OF TOTAL                                  ANNUAL RATES OF
                                 NUMBER OF        OPTIONS                                     STOCK PRICE
                                 SECURITIES     GRANTED TO                                 APPRECIATION FOR
                                 UNDERLYING      EMPLOYEES    EXERCISE OR                   OPTION TERM(2)
                                  OPTIONS           IN         BASE PRICE    EXPIRATION   -------------------
                                  GRANTED       FISCAL YEAR     $/SH(1)         DATE       5% ($)    10% ($)
                                 ----------     -----------   ------------   ----------   --------   --------
Bahram Yusefzadeh..............     9,292(3)        1.87%        $ 4.74         2005      $ 21,036   $ 59,589
                                   69,693(4)       14.05           4.74         2005       157,774    446,935
Ralph H. Reichard..............     9,292(3)        1.87           4.30         2005        25,124     63,677
                                   23,231(5)        4.68           4.30         1995            --         --
                                   58,078(4)       11.71           4.30         2005       157,034    398,003
                                   58,078(6)       11.71           4.30         2005       157,034    398,003
Michael R. Newes...............     9,292(3)        1.87           4.30         2005        25,124     63,677
                                    9,292(4)        1.87           4.30         2005        25,124     63,677
Gerald P. Nissen...............       116(7)           *           4.30         2005           314        795
                                    2,323(5)           *           4.30         1995            --         --
                                   11,616(4)        2.34           4.30         2005        31,408     79,603
                                   29,039(8)        5.86           4.30         2005        78,517    199,002

- ---------------

  * Indicates amount less than 1%.
(1) All options, except for those granted to Mr. Yusefzadeh, were granted at the fair market value on the date of grant as determined by the Board of Directors. For Mr. Yusefzadeh, options were granted at 110% of the fair market value on the date of grant as determined by the Board of Directors.
(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(3) Represents director stock options that are fully vested.
(4) Represents incentive stock options that vest ratably on each of February 1, 1996, 1997, 1998 and 1999.
(5) Represents options granted on June 22, 1995 which vested and were exercised in 1995. See "-- Aggregate Option Exercises in Last Fiscal Year and Option Values as of December 31, 1995."
(6) These options were granted as an employment inducement. 23,231 shares vested on each of January 1, 1995 and 1996. The remaining 11,616 shares will vest on December 31, 1996.
(7) Represents options granted on July 7, 1995 which vest on July 7, 1996 and expire on July 6, 2005.
(8) These options were granted as an employment inducement and vest ratably on each of March 18, 1995, 1996, 1997 and 1998.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AS OF DECEMBER 31, 1995

     The following table sets forth information concerning option exercises and option holdings for Fiscal 1995 with respect to each of the Named Executive Officers. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                                NUMBER                        NUMBER OF                      VALUE OF
                                  OF                    SECURITIES UNDERLYING               UNEXERCISED
                                SHARES                   UNEXERCISED OPTIONS               IN-THE-MONEY
                               ACQUIRED                   AT DEC. 31, 1995          OPTIONS AT DEC. 31, 1995(1)
                                  ON       VALUE     ---------------------------   -----------------------------
             NAME              EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- ------------------------------ --------   --------   -----------   -------------   -----------     -------------
Bahram Yusefzadeh.............      --    $     --       9,292         69,693       $  67,460        $ 505,971
Ralph H. Reichard.............  23,231     100,000      32,523         92,925         250,427          715,515
Michael R. Newes..............      --          --      55,089          9,292         424,193           71,548
Gerald P. Nissen..............   2,323      10,000       7,260         33,511          55,900          258,033

- ---------------

(1) There was no public market for the Common Stock at December 31, 1995. Accordingly, these values have been calculated based on an assumed initial offering price of $12.00, less the applicable exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors was formed on March 18, 1995. The members of the Compensation Committee are Messrs. Fenton and Holly, and Mr. Yusefzadeh is a non-voting member. Mr. Holly is chairman of the Compensation Committee. Neither Mr. Fenton nor Mr. Holly has been an officer or employee of the Company at any time.

     Transactions with Ronald E. Fenton and Affiliates. Mr. Ronald E. Fenton, the president, chief executive officer and a director of BancSecurity Corporation ("BancSecurity"), is a director of the Company, Chairman of the Audit Committee and a member of the Compensation Committee and Executive Committee. From November 1994 through January 1995, the Company sold a total of 628,610 shares of Class E Common Stock to existing shareholders, employees, officers and directors at a price of $4.30 per share pursuant to a rights offering and certain preemptive rights (the "Rights Offering").

     Pursuant to the Rights Offering, BancSecurity purchased 35,404 shares of Class E Common Stock at a price of $4.30 per share in December 1994. In October 1993 and pursuant to the Company's Private Placement Memorandum, dated August 31, 1993 (the "August PPM"), BancSecurity purchased 92,924 shares of Class E Common Stock at a price of $1.08 per share. In April 1993 and pursuant to the Company's Private Placement Memorandum, dated April 5, 1993 (the "April PPM"), BancSecurity purchased 92,924 shares of Class B Common Stock at a price of $1.08 per share.

     In July 1995, Mr. Fenton exercised options to purchase 9,292 shares of Class E Common Stock at a price of $4.30 per share. Pursuant to the Rights Offering, Mr. Fenton purchased 5,929 shares of Class E Common Stock at a price of $4.30 per share in December 1994. In November 1994, Mr. Fenton exercised options to purchase 9,292 shares of Class E Common Stock at a price of $1.08 per share and options to purchase 3,982 shares of Class E Common Stock at a price of $4.30 per share. In September 1994, Mr. Fenton exercised options to purchase 9,293 shares of Class E Common Stock at a price of $1.08 per share. Pursuant to the April PPM, Mr. Fenton purchased 4,646 shares of Class B Common Stock at a price of $1.08 per share. As of April 30, 1996, Mr. Fenton did not own any options to purchase capital stock of the Company.

     The Company believes, based on available information regarding the Company and its financial condition and prospects and recent sales of the Company securities, that all of the shares sold and options granted to BancSecurity and Mr. Fenton were sold or granted at a price equal to the fair market value per share of the stock on the date of the sale or grant.

     In February 1996, the Company licensed the Phoenix System to BancSecurity. Pursuant to the U.S. Bank Partners' Discount Program (as defined hereafter), BancSecurity was given a discount on the license and service fees with an aggregate value of approximately $299,000. See "Certain Transactions."

     In May 1994, the Company borrowed $250,000 from BancSecurity, Iowa Savings Bank, First Citizens National Bank and Bank of the Sierra for the purpose of purchasing furniture and equipment. The loan matured in May 1995, was secured by such furniture and equipment and bore interest at a rate of 9.0% per annum. The Company repaid the note in full in May 1995.

     Transactions with James C. Holly and Affiliates. Mr. James C. Holly, the president, chief executive officer and director of Bank of the Sierra, is a director of the Company, Chairman of the Compensation Committee and a member of the Audit Committee and Executive Committee. Pursuant to the Rights Offering, Bank of the Sierra purchased 38,044 shares of Class E Common Stock at a price of $4.30 per share. In November 1994, Bank of the Sierra exercised options to purchase 18,585 shares of Class E Common Stock at an exercise price of $1.08 per share and options to purchase 3,982 shares of Class E Common Stock at an exercise price of $4.30 per share. These options were transferred from Mr. Holly, who was granted these options for his service as a director of the Company during Fiscal 1993 and Fiscal 1994. Pursuant to the August PPM, Bank of the Sierra purchased 23,231 shares of Class C Common Stock at a price of $2.15 per share and 46,462 shares of Class E Common Stock at a price of $1.08 per share. Pursuant to the April PPM, Bank of the Sierra purchased 46,462 shares of Class B Common Stock at a price of $1.08 per share. As of May 31, 1996, Bank of the Sierra held outstanding options to purchase 9,292 shares of Class E Common Stock at an exercise price of $4.30 per share. These options were granted to Mr. Holly for his service as a director of the Company during Fiscal 1995. See
"-- Stock Option Plans."

     Pursuant to the Rights Offering, Mr. Holly purchased 1,770 shares of Class E Common Stock at a price of $4.30 per share in December, 1994. In March 1994, Mr. Holly purchased, on his own behalf, 9,292 shares of Class E Common Stock at a price of $1.08 per share. As of April 30, 1996, Mr. Holly did not own any options to purchase capital stock of the Company.

     The Company believes, based on available information regarding the Company and its financial condition and prospects and recent sales of the Company's securities, that all of the shares sold and options granted to Bank of the Sierra and Mr. Holly were sold or granted at a price equal to the fair market value per share of the stock on the date of sale or grant.

     In March 1994, the Company licensed the Phoenix System to Bank of the Sierra. Pursuant to the U.S. Bank Partners' Discount Program and because Bank of the Sierra was the second commercial installation site for the Phoenix System, Bank of the Sierra was given a discount on the customer and software support fees with an aggregate value of approximately $354,000. See "Certain Transactions."

     Transactions with Bahram Yusefzadeh. Pursuant to the Rights Offering, in January 1995 the Company issued the Yusefzadeh Family Limited Partnership, of which Mr. Yusefzadeh is the general partner (the "Yusefzadeh Partnership"), 80,091 shares of Class E Common Stock at a price of $4.30 per share. In exchange, the Yusefzadeh Partnership gave the Company a promissory note for $344,760 which bears interest at a rate of 7.92% per year and is unsecured. Pursuant to the Rights Offering, in December 1994 the Company issued the Yusefzadeh Partnership 216,724 shares of Class E Common Stock at a price of $4.30 per share. In exchange, the Yusefzadeh Partnership gave the Company a promissory note for $932,910 which bears interest at a rate of 7.92% per year and is unsecured. In November 1994, Mr. Yusefzadeh exercised options granted to him as a director of the Company to purchase 18,585 shares of Class E Common Stock at an exercise price of $1.18 per share and 3,982 shares of Class E Common Stock at an exercise price of $4.74. The Company issued Mr. Yusefzadeh 22,567 shares of Class E Common Stock in exchange for a promissory note for $40,854 from Mr. Yusefzadeh which bears interest at a rate of 7.92% per year and is unsecured. The principal and interest on the notes are due and payable upon the consummation of the Offering. As of May 31, 1996, Mr. Yusefzadeh and the Yusefzadeh Partnership owed $1,421,188 and $45,824 under the notes, respectively. Mr. Yusefzadeh intends to repay all amounts due under the promissory notes with the proceeds realized by him from this Offering.

     As part of the Company's initial capitalization in April 1993, Mr. Yusefzadeh purchased 1,115,088 shares of Class A Common Stock. The Company recorded a compensation expense of $6,000. In addition, Mr. Yusefzadeh has outstanding options to acquire 78,985 shares of Common Stock at an exercise price of $4.74 per share. See "-- Executive Compensation" and "-- Stock Option Plans." In Fiscal 1993, the Company paid Mr. Yusefzadeh a salary of $20,000. In Fiscal 1994, the Company paid Mr. Yusefzadeh a salary of $160,000 and a bonus of $30,000. The bonus was a reimbursement of certain costs incurred by Mr. Yusefzadeh with respect to the Company.

     The Company believes, based on available information regarding the Company and its financial condition and prospects and recent sales of the Company's securities, that all of the shares sold and options granted to Mr. Yusefzadeh and the Yusefzadeh Partnership were sold or granted at a price equal to or greater than the fair market value per share of the stock on the date of sale or grant. Mr. Yusefzadeh abstained from voting on the matters in which he had a direct financial interest.

     In May 1996, Mr. Yusefzadeh unconditionally guaranteed the Company's obligations under the Line of Credit the Term Loan. See "Use of Proceeds." In Fiscal 1994 and Fiscal 1995, the Company used Mr. Yusefzadeh's personal American Express card for purchasing equipment and for other general business expenses, including travel expenses for directors and office supplies. The Company paid approximately $205,000 in Fiscal 1994 and approximately $175,000 in Fiscal 1995 to American Express directly in full reimbursement for the purchases by Mr. Yusefzadeh. In January 1994, Mr. Yusefzadeh loaned an aggregate of $35,203 to the Company to finance the Company's purchase of certain office equipment. The loan is secured by such office equipment and is payable on demand with interest payable at 12% per annum. As of May 31, 1996, the Company owed $45,073 under the loan. The Company intends to repay this loan with the net proceeds realized by the Company from this Offering. In addition, Mr. Yusefzadeh has personally guaranteed the office lease for the Company's headquarters in Maitland, Florida and certain other leases for general office equipment.

EMPLOYMENT AGREEMENTS

     Yusefzadeh Agreement. On December 28, 1995, Mr. Yusefzadeh and the Company entered into an employment agreement (the "Yusefzadeh Agreement") pursuant to which he will serve as the Chief Executive Officer of the Company. The Yusefzadeh Agreement provides that Mr. Yusefzadeh will receive a base salary of not less than $200,000 per year, an annual bonus prior to the Offering and a quarterly bonus after the Offering as determined by the Compensation Committee based upon achievement of targeted levels of performance and such other criteria as the Compensation Committee shall establish from time to time, and an additional annual bonus as determined by the Compensation Committee. In addition, he may participate in the Phoenix International Limited, Inc. Stock Option Plan, dated October 21, 1995 (the "October 1995 Plan"), and will receive health insurance for himself and his dependents, long-term disability insurance, civic and social club dues, use of an automobile owned or leased by the Company and other benefits of similarly situated employees. Mr. Yusefzadeh's base salary may be increased upon a periodic review by the Board of Directors or a committee thereof. The Yusefzadeh Agreement has a term of three years and renews daily until either party fixes the remaining term at three years by giving written notice. The Company can terminate Mr. Yusefzadeh's employment upon his death or disability or for cause, and Mr. Yusefzadeh can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Yusefzadeh's employment is terminated by the Company in breach of the Yusefzadeh Agreement or if Mr. Yusefzadeh terminates the Yusefzadeh Agreement for any reason after a change in control, the Company must pay Mr. Yusefzadeh one-twelfth of his annual base salary and bonus for each of 36 consecutive 30-day periods following the termination and must continue Mr. Yusefzadeh's life and health insurance until he reaches age 65, and Mr. Yusefzadeh's outstanding options to purchase Common Stock would vest and become immediately exercisable.

     In the Yusefzadeh Agreement, the Company also granted Mr. Yusefzadeh, with respect to his shares of Common Stock, piggyback and, after any termination of employment or if he is no longer a director of the Company, demand registration rights. See "Shares Eligible for Future Sale." Under the Yusefzadeh

Agreement, Mr. Yusefzadeh agrees to maintain the confidentiality of the Company's trade secrets. Mr. Yusefzadeh agrees that for a period of two years, if he is terminated for cause, not to compete with or solicit employees or customers of the Company within the United States.

     Reichard Agreement. On December 28, 1995, Mr. Reichard and the Company entered into an employment agreement (the "Reichard Agreement") pursuant to which he will serve as the Chief Operating Officer and President of the Company. The Reichard Agreement provides that Mr. Reichard will receive a base salary of not less than $140,000 per year, an annual bonus prior to the Offering and a quarterly bonus after the Offering as determined by the Compensation Committee based upon achievement of targeted levels of performance and such other criteria as the Compensation Committee shall establish from time to time, and an additional annual bonus as determined by the Compensation Committee. In addition, he may participate in the October 1995 Plan and will receive health insurance for himself and his dependents, civic and social club dues, use of an automobile owned or leased by the Company and other benefits of similarly situated employees. Mr. Reichard's base salary may be increased upon a periodic review by the Board of Directors or a committee thereof. The Reichard Agreement has a term of three years and renews daily until either party fixes the remaining term at three years by giving written notice. The Company can terminate Mr. Reichard's employment upon his death or disability or for cause, and Mr. Reichard can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Reichard's employment is terminated by the Company in breach of the Reichard Agreement or if Mr. Reichard terminates the Reichard Agreement for any reason after a change in control, the Company must pay Mr. Reichard one-twelfth of his annual base salary and bonus for each of 36 consecutive 30-day periods following the termination and must continue Mr. Reichard's life and health insurance until he reaches age 65, and Mr. Reichard's outstanding options to purchase Common Stock would vest and become immediately exercisable. Under the Reichard Agreement, Mr. Reichard agrees to maintain the confidentiality of the Company's trade secrets. Mr. Reichard also agrees for a period of two years, if he is terminated for cause, not to compete with or solicit employees or customers of the Company within the United States.

     Other Employment Agreements. In April and May of 1996, the Company entered into employment agreements with each of Messrs. Newes, Nissen and Scarborough and Ms. Soifer, and the Company intends to enter into an employment agreement with Mr. Boughton (collectively, the "Other Agreements"). The Other Agreements provide for a minimum base salary per year, an annual bonus prior to the Offering and a quarterly bonus after the Offering as determined by the Chief Executive Officer and President based upon achievement of targeted levels of performance and such other criteria as the they shall establish from time to time, and an additional annual bonus as determined by them. The agreement for Mr. Newes contains, and for Mr. Boughton will contain, provisions for commission compensation paid in accordance with a commission plan established each year by the Chief Executive Officer and President. In addition, each employee may participate in the October 1995 Plan and will receive insurance and other benefits of similarly situated employees. Each of the Other Agreements, except for Mr. Scarborough's, have a term of one year and renews daily until either party fixes the remaining term at one year by giving written notice. The term of Mr. Scarborough's agreement is 18 months. The Company can terminate each of the employees upon death or disability or for cause, and the employee can terminate his employment for any reason within one year of a change in control with adequate justification. If the employee's employment is terminated by the Company for any reason within one year after a change in control or if the employee terminates the agreement with adequate justification, the Company must pay the employee one-twelfth of his base salary and bonus for each of 12 consecutive 30-day periods following the termination and must continue the employee's life and health insurance until he reaches age 65, and the employee's outstanding options to purchase Common Stock would vest and become immediately exercisable. For Mr. Scarborough, the Company would pay his base salary and bonus for each of 18 consecutive 30-day periods following the termination. Under the Other Agreements, each employee agrees to maintain the confidentiality of the Company's trade secrets. The employee also agrees for a period of one year, if he is terminated for cause or resigns without adequate justification, not to compete with or solicit employees or customers of the Company within the United States. Mr. Scarborough's non-compete and non-solicitation period is 18 months.

STOCK OPTION PLANS


     From February 1994 through November 1995, the Board of Directors adopted 13 stock option plans (the "Stock Option Plans") which permitted options to be granted to various classes of employees, officers, directors and service providers of the Company. As of May 31, 1996, options to purchase a total of 580,545 shares of Common Stock were outstanding with exercise prices ranging from $1.08 to $6.46. As of the Closing Date, options to acquire 126,211 shares of Common Stock will be exercised or expire in accordance with their terms. Accordingly, at the Closing Date, the Company will have outstanding options to purchase 454,334 shares of Common Stock at prices ranging from $4.30 to $6.46 per share and authorized but unissued options to purchase 282,544 shares of Common Stock. At such time, no options will be outstanding under plans 1 through 8 and plans 10 through 12. The Board of Directors intends to terminate all such plans after the Closing Date. Therefore, no information regarding those plans is set forth below.


     March 1995 Plan. In March 1995, the Board of Directors adopted, and the Company's shareholders approved, the Phoenix International Ltd., Inc. 1995 Stock Option Plan (the "March 1995 Plan"). As of May 31, 1996, options to acquire 495,333 shares had been issued under the March 1995 Plan, and options to acquire 392,827 shares were outstanding. All of such options were issued at the fair market value of the Common Stock as determined by the Board of Directors based on the Company's financial condition and prospects at such time and recent sales of the securities of the Company. Effective May 24, 1996, the Board of Directors and shareholders approved an amendment to the March 1995 Plan which reduced the number of authorized shares to 520,000, and the Board of Directors will not issue any additional options under the March 1995 Plan.


     October 1995 Plan. Effective October 21, 1995, the Board of Directors adopted and the Company's shareholders approved the October 1995 Plan, the primary focus of which is to provide an incentive to key employees who are in a position to serve the best interests of the Company. Under the October 1995 Plan, a stock option committee comprised of two independent directors has discretion to award either incentive stock options ("ISOs") within the meaning of Section 422 of the Code which permits the deferral of taxable income related to the exercise of such options, or nonqualified options not entitled to such deferral. Subject to the provisions of the October 1995 Plan, the stock option committee, in its discretion, selects the recipients of awards and the number of shares or options granted thereunder and determines other matters such as (i) vesting schedules, (ii) the exercise price of options (which cannot be less than 100% of the fair market value of the Common Stock on the date of grant for ISOs) and (iii) the duration of awards (which cannot exceed ten years from the date of grant or modification of the option). Effective May 24, 1996, the Board of Directors and the shareholders approved an amendment to the October 1995 Plan which increased the number of authorized shares to 250,000. As of May 31, 1996, options to acquire 61,507 options were outstanding under the October 1995 Plan. All of such options were issued at the fair market value of the Common Stock as determined by the Board of Directors based on the Company's financial condition and prospects at such time and recent sales of the securities of the Company.


     1996 Director Stock Option Plan. In June 1996, the Company adopted the Phoenix International Ltd., Inc. 1996 Director Stock Option Plan (the "1996 Director Plan"). The 1996 Director Plan provides for the granting of non-qualified stock options to the directors of the Company. The 1996 Director Plan authorizes the issuance of up to 99,000 shares of Common Stock pursuant to options having an exercise price equal to the fair market value of the Common Stock on the date the options are granted. The 1996 Director Plan contains provisions providing for adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in Common Stock, business combinations or certain other events affecting the Common Stock of the Company. The Board of Directors administers the 1996 Director Plan subject to certain limitations.

     The 1996 Director Plan provides for the grant of options to purchase 2,000 shares to (i) each director of the Company on the date of such director's election to the Board of Directors and on the anniversary date of such election and (ii) each non-employee director of the Company on the date of such director's election to a committee of the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date the options are granted. Each option shall be exercisable in full beginning six months after the date of grant and shall expire five years after the date of grant, unless cancelled sooner as a result of termination of service or death, or unless such option is fully exercised prior to the end of the option period. As of June 12, 1996, options to acquire 18,000 shares of Common Stock were outstanding under the 1996 Director Plan.

PROFIT SHARING PLAN


     The Company maintains a tax-qualified profit sharing plan for eligible employees that includes a 401(k) component (the "Profit Sharing Plan"). All full-time employees are eligible to participate in the Profit Sharing Plan upon the attainment of age 21 and completion of six months of service. Under the Profit Sharing Plan, an employee may elect to defer a portion of his compensation by reducing his compensation by up to 20% and directing the Company to contribute such reduction to the Profit Sharing Plan. Each year, the Company will determine whether to make a discretionary matching contribution equal to a percentage, determined by the Company, not to exceed 100% of the employee's deferred compensation contribution. An employee must meet certain employment requirements to be eligible to participate in any such matching contribution made by the Company. The Company did not make any matching contributions in Fiscal 1995. All contributions to the Profit Sharing Plan by or on behalf of employees are subject to annual limits prescribed by the Code.

                              CERTAIN TRANSACTIONS

     In June 1995, Mr. Reichard exercised options to purchase 23,231 shares of Class E Common Stock at an exercise price of $4.30 per share, which is believed by the Company to equal the fair market value per share of the Class E Common Stock on the date of grant of the options. In addition, Mr. Reichard has outstanding options to purchase 125,448 shares of Common Stock. See
"Management -- Executive Compensation" and "-- Stock Option Plans." In December 1995, the Company and Mr. Reichard entered into an employment agreement. See "Management -- Employment Agreements -- Reichard Agreement."

     In 1993, the Company granted 116,155 shares of restricted stock to William Toole. Additionally, in 1993, the Company granted 23,231 shares of restricted stock to Michael Newes, and in 1994, Mr. Yusefzadeh transferred to Mr. Newes 92,924 shares of restricted stock. As of the Closing Date, the restricted stock will no longer be subject to any risk of forfeiture. In 1996, Messrs. Toole and Newes will be paid a salary, benefits and a bonus and/or commission (subject to certain performance criteria).


     As an incentive to provide initial capital for the Company pursuant to the April PPM and the August PPM, the Company agreed to give certain pricing discounts to the U.S. Bank Partners on their initial contract with the Company if they licensed the Phoenix System for use in their banks (the "U.S. Bank Partners' Discount Program"). Pursuant to the U.S. Bank Partners' Discount Program, the Company agreed to provide two types of discounts: (i) a credit against the initial license fee equal to the amount of each U.S. Bank Partner's investment in Class B Common Stock and Class C Common Stock and (ii) a 15% credit on the first five years of customer and software support fees. The Company has offered discounts on license fees totalling $855,000 in connection with U.S. Bank Partner's investment in Class B Common Stock and Class C Common Stock since its inception. As of May 31, 1996, the U.S. Bank Partners had used such discounts totaling $300,000 in Fiscal 1995 and $100,000 from January 31 to May 31, 1996, and the Company had signed contracts in backlog with the U.S. Bank Partners with discounts totalling $350,000. See Note 6 of Notes to Consolidated Financial Statements. The following are a list of transactions where discounts have been given pursuant to the U.S. Bank Partners' Discount Program. See "Management -- Compensation Committee Interlocks and Insider Participation" for a discussion of the transactions with BancSecurity and Bank of the Sierra. Two additional U.S. Bank Partners' are eligible for the U.S. Bank Partners' Discount Program.


     In February 1994, the Company licensed the Phoenix System to First Citizens Financial Corporation ("FCFC"). Pursuant to the U.S. Bank Partners' Discount Program and because FCFC agreed for one of its banks to serve as the first commercial installation site of the Phoenix System, FCFC was given pricing concessions on license fees, implementation fees and customer and software support fees with an aggregate value of approximately $477,000. Mr. O. Jay Tomson, the chairman of the board and chief executive officer of First Citizens National Bank, is a director of the Company. In January 1995, the Company licensed the Phoenix System to Glenview State Bank. Pursuant to the U.S. Bank Partners' Discount Program, Glenview State Bank was given a discount on the initial license fee with an aggregate value of approximately $164,000. Mr. Paul
A. Jones, the president of Glenview State Bank, is a director of the Company. In December 1995, the Company licensed the Phoenix System to Iowa Savings Bank. Pursuant to the U.S. Bank Partners' Discount Program, Iowa Savings Bank was given a discount on the initial license fee with an aggregate value of approximately $123,000. Mr. William Hess, the president of Iowa Savings Bank, is a director of the Company.

     The transactions under the U.S. Bank Partners' Discount Program are on terms more favorable to officers, directors and principal shareholders of the Company than they could obtain in a transaction with an unaffiliated third party. Each of the transactions under the U.S. Bank Partners' Discount Program was approved by a majority of the independent directors of the Company, and any additional contracts under that program will be approved by a majority of the independent directors of the Company. All future transactions, except for contracts pursuant to the U.S. Bank Partners' Discount Program, between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a majority of independent directors of the Company and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The table below sets forth certain information regarding beneficial ownership of the Common Stock, as of May 31, 1996, and as adjusted to reflect the sale of shares offered hereby by (i) each person known to the Company to own beneficially more than 5% of the Common Stock, (ii) each director and Named Executive Officer, (iii) all directors and executive officers of the Company as a group and (iv) each Selling Shareholder. Unless otherwise indicated, the persons listed below have sole voting and investment power over the shares of Common Stock indicated.


                                                   SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                                     OWNED PRIOR TO                    OWNED AFTER
                                                       OFFERING(1)                   OFFERING(1)(2)
                                                   -------------------   SHARES    -------------------
            NAME OF BENEFICIAL OWNER                NUMBER     PERCENT   OFFERED    NUMBER     PERCENT
- -------------------------------------------------  ---------   -------   -------   ---------   -------
Bahram Yusefzadeh(3).............................  1,740,188     56.8%   167,500   1,075,992     28.8%
Yusefzadeh Family Limited Partnership(4).........    361,861     11.9    125,000     236,861      6.4
Ronald E. Fenton(5)..............................    246,030      8.1         --     246,030      6.6
BancSecurity Corporation(6)......................    221,252      7.3         --     221,252      6.0
Michael R. Newes(7)..............................    199,586      6.5     55,000     144,586      3.8
James C. Holly(8)................................    197,120      6.5         --     197,120      5.3
Bank of the Sierra(9)............................    186,058      6.1         --     186,058      5.0
William E. Hess(10)..............................    151,004      5.0         --     151,004      4.1
William M. Toole(11).............................    127,612      4.2     60,000      67,612      1.8
Ralph H. Reichard(12)............................    122,829      4.0         --     122,829      3.3
O. Jay Tomson(13)................................    117,813      3.9         --     117,813      3.2
Community Grain Corporation(14)..................    102,555      3.4         --     102,555      2.8
Paul A. Jones(15)................................     67,943      2.2         --      67,943      1.8
First Citizens Financial Corp.(16)...............     46,462      1.5         --      46,462      1.3
Kanabec Credit Corporation(17)...................     46,462      1.5         --      46,462      1.3
W. J. Young & Co.(18)............................     46,462      1.5         --      46,462      1.3
Robert L. Ownby, Trustee(19).....................     34,847      1.1         --      34,847     *
Thomas J. Ownby(20)..............................     34,847      1.1         --      34,847     *
J. Michael Murphy(21)............................     31,859      1.0         --      31,859     *
Gerald P. Nissen(22).............................     21,204     *            --      21,204     *
Glenn W. Sturm...................................     11,616     *            --      11,616     *
Karen J. Gallagher(23)...........................      5,770     *            --       5,770     *
Todd W. Baum(24).................................      5,431     *            --       5,431     *
Action Acres, Inc.(25)...........................      4,646     *            --       4,646     *
Greg A. Maakestad(26)............................      2,323     *            --       2,323     *
Catherine J. Rottinghaus(27).....................      1,859     *            --       1,859     *
Sharol J. McCoy(28)..............................      1,742     *            --       1,742     *
Sara L. Gray(29).................................      1,162     *            --       1,162     *
Kimberly K. Knoke(30)............................      1,162     *            --       1,162     *
Sue E. Pump(31)..................................      1,162     *            --       1,162     *
Martha Tomson Rodamaker(32)......................      1,162     *            --       1,162     *
Kristin E. Schultz(33)...........................      1,162     *            --       1,162     *
All directors and executive officers as a group
  (13 persons)...................................  2,852,600     87.0%             2,272,790     57.6%


- ---------------

   * Less than 1%
 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after May 31, 1996 or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding for purposes of computing the percentage for such person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group.
 (2) Assumes no exercise of the Underwriters' over-allotment option.

 (3) Mr. Yusefzadeh's address is Phoenix International Ltd., Inc., 900 Winderley Place, Suite 140, Maitland, Florida 32751. Includes (i) 979,684 shares held in his name; (ii) 361,861 shares held by the Yusefzadeh Family Limited Partnership of which Mr. Yusefzadeh is the general partner; (iii) 371,696 shares for which Mr. Yusefzadeh, in his capacity as trustee, holds legal title pursuant to the Voting Trust Agreement (as defined below); (iv) options to acquire 26,715 shares that are currently exercisable at an exercise price of $4.74 per share; and (v) 232 shares held by his daughter. Pursuant to a Voting Trust Agreement, dated April 4, 1993 (the "Voting Trust Agreement"), among Bahram Yusefzadeh, as trustee, and certain holders of Class A Common Stock, Mr. Yusefzadeh holds legal title to an additional 371,696 shares of Class A Common Stock with the power to vote such shares of Class A Common Stock in his discretion in the best interests of the Company. The Voting Trust Agreement provides that (i) the shareholders will not sell or otherwise transfer their Class A Common Stock before March 1, 2003 and (ii) the agreement will terminate on the earlier of March 1, 2003 or the effective date of a public offering. Upon the termination of the Voting Trust Agreement, legal title to the shares held subject to the trust will be transferred from the trustee to the respective shareholders.
 (4) The Yusefzadeh Partnership's address is c/o Bahram Yusefzadeh, Phoenix International Ltd., Inc., 900 Winderley Place, Suite 140, Maitland, Florida 32751. Mr. Yusefzadeh is the general partner of the Yusefzadeh Partnership. The Yusefzadeh Partnership disclaims beneficial ownership with respect to all shares beneficially owned by Mr. Yusefzadeh other than through the Yusefzadeh Partnership.
 (5) Mr. Fenton's address is c/o Security Bank, 11 North First Avenue, Marshalltown, Iowa 50158. Includes (i) 20,940 shares held in his name; (ii) 3,838 shares held by his individual retirement account; and (iii) 221,252 shares held in the name of BancSecurity Corporation. Mr. Fenton is the president, chief executive officer and a director of BancSecurity Corporation. Mr. Fenton disclaims beneficial ownership of the shares of Common Stock held by BancSecurity Corporation.
 (6) BancSecurity Corporation's address is 11 North First Avenue, Marshalltown, Iowa 50158. Includes 16,959 shares which will be sold by BancSecurity Corporation if the Underwriters exercise their over-allotment option. An aggregate of 24,778 additional shares are beneficially owned by Mr. Fenton. BancSecurity Corporation disclaims beneficial ownership with respect to Mr. Fenton's shares.
 (7) Includes (i) 26,019 shares held in Mr. Newes' name; (ii) 116,155 shares held for Mr. Newes' benefit pursuant to the Voting Trust Agreement (of which shares he will become the beneficial owner on the Closing Date); and
     (iii) options to acquire 57,412 shares of Common Stock held by him which are currently exercisable at exercise prices ranging from $1.08 to $4.30 per share. See Note (3) above.
 (8) Mr. Holly's address is 86 North Main Street, Porterville, California 93258. Includes (i) 11,062 shares held in his name; and (ii) 186,058 shares held in the name of Bank of the Sierra. Mr. Holly is the president, chief executive officer and director of Bank of the Sierra. Mr. Holly disclaims beneficial ownership of the shares of Common Stock held by Bank of the Sierra.
 (9) Bank of the Sierra's address is 86 North Main Street, Porterville, California 93258. An aggregate of 11,062 additional shares are beneficially owned by Mr. Holly. Bank of the Sierra disclaims beneficial ownership with respect to Mr. Holly's shares.
(10) Includes (i) 25,196 shares held in Mr. Hess's name; (ii) 5,111 shares held by his individual retirement account; (iii) options to acquire 9,292 shares of Common Stock held in his name which are currently exercisable at an exercise price of $4.30 per share; (iv) 102,555 shares held in the name of Community Grain Corporation, of which he is secretary and treasurer; (v) 2,950 shares held in the name of Dallas Investment Company, of which he is president and director; (vi) 2,950 shares held in the name of Perry Investment Company, of which he is president, director and chairman; and
     (vii) 2,950 shares held in the name of Sac City Limited, of which he is director, president, secretary and treasurer. Mr. Hess is the president of Iowa Savings Bank and chairman of the board of Sac City State Bank. Mr. Hess disclaims beneficial ownership of the shares of Common Stock described in clauses (iv)-(vii) above.
(11) Includes (i) 2,323 shares held in Mr. Toole's name; (ii) 116,155 shares held for Mr. Toole's benefit pursuant to the Voting Trust Agreement (of which shares he will become the beneficial owner on the Closing Date); and
     (iii) options to acquire 9,134 shares of Common Stock held by him which are currently exercisable at exercise prices ranging from $1.08 to $4.30 per share. See Note (3) above.
(12) Includes (i) 6,969 shares held in Mr. Reichard's name; (ii) 16,262 shares held by his individual retirement account; (iii) options to acquire 70,273 shares held by him which are currently exercisable at an exercise price of $4.30 per share; and (iv) 29,325 shares held by his wife. Mr. Reichard disclaims any beneficial ownership with respect to his wife's shares.
(13) Includes (i) 20,243 shares held in Mr. Tomson's name; (ii) 46,462 shares held in the name of First Citizens Financial Corporation; (iii) 46,462 shares held in the name of Kanabec Credit Corporation; and (iv) 4,646 shares held in the name of Action Acres, Inc. Mr. Tomson is chairman of the board of and owns controlling interest in First Citizens Financial Corporation. In addition, Mr. Tomson owns controlling interest in Kanabec Credit Corporation and Action Acres, Inc. Mr. Tomson disclaims beneficial ownership of the shares of Common Stock held by each these entities. Includes 3,982 shares which will be sold by Mr. Tomson if the Underwriters exercise their over-allotment option.
(14) Includes 18,269 shares which will be sold by Community Grain Corporation if the Underwriters exercise their over-allotment option.
(15) Includes (i) options to acquire 9,292 shares of Common Stock held by Mr. Jones which are currently exercisable at an exercise price of $4.30 per share and (ii) 58,651 shares held in the name of Cummins-American Corporation. Mr. Jones is the president, chief executive officer and a director of Glenview State Bank. He is also a director of Cummins-American Corporation, and he and his immediate family control 94% of the voting stock of Cummins-American Corporation. Mr. Jones disclaims beneficial ownership of the shares of Common Stock held by Cummins-American Corporation.
(16) Includes 27,877 shares which will be sold by First Citizens Financial Corporation if the Underwriters exercise their over-allotment option.
(17) Includes 27,877 shares which will be sold by Kanabec Credit Corporation if the Underwriters exercise their over-allotment option.
(18) Includes 23,231 shares which will be sold by W.J. Young & Co. if the Underwriters exercise their over-allotment option.
(19) Includes 13,939 shares which will be sold by Robert Ownby, Trustee if the Underwriters exercise their over-allotment option.
(20) Includes 17,423 shares which will be sold by Mr. Ownby if the Underwriters exercise their over-allotment option.
(21) Includes (i) 18,585 shares held in Mr. Murphy's name and (ii) options to acquire 13,274 shares of Common Stock held by him which are currently exercisable at an exercise price of $4.30 per share.
(22) Includes (i) 2,323 shares held in Mr. Nissen's name and (ii) options to acquire 18,701 shares of Common Stock held by him which are currently exercisable at exercise prices ranging from $4.30 to $6.46 per share.
(23) Includes (i) 232 shares held in Ms. Gallagher's name and (ii) options to acquire 5,538 shares that are currently exercisable at exercise prices ranging from $1.08 to $4.30 per share. Also, includes 232 shares which will be sold by Ms. Gallagher if the Underwriters exercise their over-allotment option.
(24) Includes (i) 451 shares held in Mr. Baum's name and (ii) options to acquire 4,980 shares of Common Stock held in his name which are currently exercisable at exercise prices ranging from $1.08 and $4.30 per share. Also, includes 451 shares which will be sold if the Underwriters exercise their over-allotment option.
(25) Such shares will be sold by Action Acres, Inc. if the Underwriters exercise their over-allotment option.
(26) Includes 581 shares which will be sold by Mr. Maakestad if the Underwriters exercise their over-allotment option.
(27) Includes 465 shares which will be sold by Ms. Rottinghaus if the Underwriters exercise their over-allotment option.
(28) Includes 1,045 shares which will be sold by Ms. McCoy if the Underwriters exercise their over-allotment option.
(29) Such shares will be sold by Ms. Gray if the Underwriters exercise their over-allotment option.

(30) Includes 697 shares which will be sold by Ms. Knoke if the Underwriters exercise their over-allotment option.
(31) Includes 465 shares which will be sold by Ms. Pump if the Underwriters exercise their over-allotment option.
(32) Such shares will be sold by Ms. Rodamaker if the Underwriters exercise their over-allotment option.
(33) Such shares will be sold by Ms. Shultz if the Underwriters exercise their over-allotment option.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company is only a summary and is subject to the provisions of the Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The Company's capital stock currently is divided into five classes of common stock (A, B, C, D and E). In addition, the Company is authorized to issue preferred stock, with such rights and preferences as the Board of Directors shall determine; however, no preferred stock has been issued. All shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock currently issued and outstanding by their terms will be converted automatically on a one-for-one basis into shares of Common Stock on the Closing Date. Accordingly, no information regarding the currently outstanding shares of such classes of capital stock is set forth below.

     On the Closing Date, officers of the Company will cause to be filed and to take effect in Florida the Articles of Incorporation. Under the Articles of Incorporation, the Board of Directors will have authority to issue 20,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more classes or series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation, and conversion and other rights of such series. The Company has no current plans to issue any shares of preferred stock. The rights of the holders of the Common Stock discussed below are subject to such rights as the Board of Directors may hereafter confer on the holders of preferred stock; accordingly, such rights conferred on holders of preferred stock that may be issued in the future under the Articles of Incorporation may adversely affect the rights of holders of the Common Stock.

COMMON STOCK

     Under the Articles of Incorporation, holders of Common Stock are entitled to receive such dividends as may be legally declared by the Board of Directors. Each shareholder is entitled to one vote per share on all matters to be voted upon and will not be entitled to cumulate votes for the election of directors. Holders of Common Stock will not have preemptive, redemption or conversion rights and, upon liquidation, dissolution or winding up of the Company, will be entitled to share ratably in the net assets of the Company available for distribution to common shareholders. All outstanding shares prior to the Offering will be, and all shares to be outstanding upon completion of the Offering will be, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock will be subject to any classes or series of preferred stock that the Company may issue in the future.

PREFERRED STOCK

     The Articles of Incorporation will provide that the Board of Directors shall be authorized, without further action by the holders of the Common Stock, to provide for the issuance of shares of the preferred stock in one or more classes or series and to fix the designations, powers, preferences and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of the Offering, the Company will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock and, in certain circumstances, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or the effect of decreasing the market price of the Common Stock. The Company has no present plan to issue any shares of preferred stock.

CLASSIFIED BOARD OF DIRECTORS

     The Articles of Incorporation will divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with other provisions in the Articles of Incorporation and Bylaws that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not such a change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable. Currently, the terms of Class I directors expire in 1997, the terms of Class II directors expire in 1998 and the terms of Class III directors expire in 1999.

REMOVAL OF DIRECTORS AND FILLING VACANCIES

     The Articles of Incorporation will provide that a director may be removed by shareholders only for cause. The Articles of Incorporation will provide that this removal requires the approval of the holders of 66.67% of the total voting power of all outstanding securities of the Company then entitled to vote generally in all matters submitted to shareholders (the "Voting Stock"), voting together as a single class, subject to the rights of the holders of any class of preferred stock then outstanding to remove directors elected by such holders under specified circumstances or to vote separately as a class. Moreover, the Florida Act and the Articles of Incorporation will also provide that, subject to any rights of holders of any class of preferred stock then outstanding, all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled solely by a majority of the remaining directors, even if they do not constitute a quorum. When a director resigns from the Board of Directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     The Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of shareholders of the Company. Any shareholder nomination or proposal for action at an upcoming shareholder meeting must be delivered to the Company no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Exchange Act. The presiding officer at any shareholder meeting is not required to recognize any proposal or nomination which did not comply with such deadline.

     The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Directors any power to disapprove timely shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

ANTI-TAKEOVER PROVISIONS UNDER THE FLORIDA ACT

     The Company is subject to several anti-takeover provisions under the Florida Act that apply to a public corporation organized under the Florida Act unless the corporation has elected to opt out of such provisions in its articles of incorporation or (depending on the provision in question) its bylaws. The Company has not elected to opt out of these provisions. The Florida Act contains a provision that prohibits the voting of shares in a publicly-held Florida corporation which are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power and (iii) more than a majority of such voting power.

     The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless: (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder,
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of the corporation's outstanding voting shares.

LIMITATION OF LIABILITY; INDEMNIFICATION MATTERS

     Article 9 of the Bylaws requires the Company, to the fullest extent permitted or required by the Florida Act, to (i) indemnify its directors against any and all liabilities and (ii) advance any and all reasonable expenses, incurred in any proceeding to which any such director is a party or in which such director is deposed or called to testify as a witness because he or she is or was a director of the Company. Generally, the Florida Act permits indemnification of a director upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in the Bylaws is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses to which a director may be entitled under any written agreement, Board resolution, vote of shareholders, the Florida Act or otherwise.


     The Company has entered into agreements with each of its current directors and intends to enter into agreements with its current executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. The indemnification agreements provide that no indemnification or advancement of expenses shall be made (a) if a final adjudication establishes that his actions or omissions to act were material to the cause of action so adjudicated and constitute: (i) a violation of criminal law (unless the indemnitee had reasonable cause to believe that his actions were lawful); (ii) a transaction from which the indemnitee derived an improper personal benefit; (iii) an unlawful distribution or dividend under the Florida Act; or (iv) willful misconduct or a conscious disregard for the just interests of the Company in a derivative or shareholder action; (b) for liability under Section 16(b) of the Exchange Act, or (c) if a final decision by a court having jurisdiction in the matter determines that indemnification is not lawful.


     At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted under the Bylaws or the Florida Act.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 3,706,388 shares of Common Stock. Of these shares, the 1,077,500 (1,239,125 shares if the Underwriters' over-allotment option is exercised in full) shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which may generally be sold only in compliance with Rule 144).

     The remaining 2,628,888 shares of Common Stock are deemed "restricted shares" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the registration provisions of the Securities Act. Upon the expiration of the Lock-up Agreements described below, to which substantially all of the restricted shares are subject, approximately 473,000 shares will be eligible for sale in the public market without restriction pursuant to Rule 144(k) as promulgated under the Securities Act. Approximately 1,839,000 additional restricted shares will be eligible for sale in the public market subject to the volume limitations and other conditions of Rule 144 upon the expiration of the Lock-up Agreements. The holders of approximately 317,000 additional restricted shares will not be eligible to sell such shares pursuant to Rule 144 until the expiration of two years from the date such restricted shares were acquired (i.e., between January 1, 1997 and July 1, 1998).

     In addition to the restricted shares described in the preceding paragraph, all of the approximately 213,000 shares of Common Stock which may be acquired upon the exercise of vested stock options within 180 days following the date of this Prospectus (collectively, the "Option Shares") are subject to the Lock-up Agreements but may be eligible for resale following the expiration of the Lock-up Agreements (subject, in the case of affiliates, to certain limitations) pursuant to Rule 701 under the Securities Act or a Form S-8 registration statement to be filed by the Company under the Securities Act. See
"Management -- Stock Option Plans." Additional options will continue to vest and may be exercised and sold from time to time by option holders following the expiration of the Lock-up Agreements.

     Substantially all of the Company's officers, directors, shareholders and optionholders have agreed to enter into Lock-up Agreements generally providing that for a period of 180 days after the date of this Prospectus, they will not, except in connection with the Offering, directly or indirectly, offer, sell, loan, pledge or otherwise dispose of, or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into or exchangeable or exercisable for Common Stock owned by them without the prior written consent of J.C. Bradford & Co. Similarly, the Company has agreed generally that, for a period of 180 days after the date of this Prospectus, it will not, directly or indirectly, issue, offer, sell, grant options to purchase or otherwise dispose of any of its equity securities or any other securities convertible into or exchangeable or exercisable for its Common Stock or any other equity security, except that the Company may grant stock options under the Stock Option Plans and issue shares of Common Stock upon the exercise of options previously granted. J.C. Bradford & Co. does not presently intend to waive the Lock-up Agreements. If a shareholder should request J.C. Bradford & Co. to waive the 180 day lock-up period, J.C. Bradford & Co., consistent with past practice with regard to other issuing companies, would take into consideration the number of shares as to which such request relates, the identity of the requesting shareholder, the relative demand for additional shares of Common Stock in the market, the period of time since the completion of the Offering, and the average trading volume and price performance of the Common Stock during such period.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted shares have been fully paid for and held for at least two years (currently proposed by the Securities and Exchange Commission (the "Commission") to be reduced to one year) from the date of issuance by the Company may sell such securities in brokers' transactions or directly to market makers, provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of Common Stock (37,063 shares based on the number of shares to be outstanding after the Offering) or the average weekly trading volume of the Common Stock in the public market during the four calendar weeks preceding the filing of the seller's Form 144. Sales under Rule 144 are also subject to the availability of current public information concerning the Company. After three years (currently proposed by the Commission to be reduced two years) have elapsed from the date of issuance of restricted shares by the Company, such shares generally may be sold without limitation by persons who have not been affiliates of the Company for at least three months. Rule 144 also provides that affiliates who are selling restricted shares which they have fully paid for and held for at least two years must nonetheless comply with the above restrictions applicable to restricted shares with the exception of the two year holding period requirement.

     The Company intends to file one or more registration statements on Form S-8 to register all shares of Common Stock issuable under the Company's stock options plans, as well as certain of the shares of Common Stock previously issued under the plans. These registration statements are expected to be filed as soon as practicable after the date of this Prospectus and are expected to become effective immediately upon filing. Shares covered by these registration statements will be eligible for sale in the public market after the effective date of such registration statement and following the expiration of the Lock-up Agreements, subject to Rule 144 limitations applicable to affiliates of the Company. See "Management -- Stock Option Plans."

     Prior to the Offering, there has been no established trading market for the Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that it deems appropriate.

REGISTRATION RIGHTS

     Under the Yusefzadeh Agreement, upon the termination of Mr. Yusefzadeh's employment or in the event he is no longer a director of the Company for any reason, he may request registration for sale under the Securities Act of all or part of the Common Stock then held by him. However, the Company shall not be required to effect a demand registration under the Securities Act if: (i) the aggregate market value of the shares of Common Stock proposed to be registered does not equal or exceed $12,000,000 prior to an initial public offering or $2,000,000 after an initial public offering; (ii) within 12 months prior to any such request for registration, a registration of securities of the Company has been effected in which Mr. Yusefzadeh had the right to participate; (iii) the Company receives such request for registration within 180 days preceding the anticipated effective date of a proposed underwritten public offering of securities of the Company approved by the Board of Directors prior to the Company's receipt of such request; or (iv) the Board of Directors reasonably determines in good faith that effecting such a demand registration at such time would have a material adverse effect upon a proposed sale of all (or substantially all) of the assets of the Company, or a merger, reorganization, recapitalization, or similar transaction materially affecting the capital structure or equity ownership of the Company which is actively being negotiated with another party whose identity is disclosed to Mr. Yusefzadeh; provided, however, that the Company may only delay a demand registration for a period not exceeding six months (or until such earlier time as such transaction is consummated or no longer proposed).

     In addition, under the Yusefzadeh Agreement, Mr. Yusefzadeh has unlimited piggyback registration rights if the Company proposes to make a registered public offering, including an initial public offering, of any of its securities under the Securities Act, other than an offering pursuant to a demand registration or an offering registered on Form S-8, Form S-4 or comparable forms. At the written request of Mr. Yusefzadeh, the Company shall include in such registration and offering, and in any underwriting of such offering, all shares of Common Stock as may have been designated at his request.

     Mr. Yusefzadeh's registration rights are subject to reduction in certain circumstances and after reasonable negotiations among the managing underwriters, the Company and Mr. Yusefzadeh. Mr. Yusefzadeh is required to pay all transfer taxes, if any relating to the sale of his shares, the fees and expenses of his own counsel and his pro rata portion of any underwriting discount, fee or commission or the equivalent thereof. All other expenses shall be borne by the Company. The Company is also obligated to indemnify Mr. Yusefzadeh in any of the Company's registrations against certain losses and liabilities, including liabilities under the Securities Act and state securities laws.

     On June 12, 1996, the Company granted to each of Mr. Toole and Mr. Newes registration rights with respect to 116,155 shares of Common Stock. For so long as the shares are subject to resale restrictions, each shareholder shall have the right to one demand registration of such shares under the Securities Act on Form S-8, provided the shareholder is employed at the time of his request and subject to other limitations such as any such registration not being adverse to the Company's interests. In addition, each shareholder has the right to one piggyback registration of the shares subject to certain limitations, including the right of the managing underwriters to object to inclusion of the shares in any such offering. The shareholders will pay their own expenses incurred in connection with such registration.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co. and Advest, Inc., as representatives of the several Underwriters (the "Representatives"), have agreed, severally, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth below opposite their respective names.

                                                                                    NUMBER OF
                                 NAME OF UNDERWRITER                                 SHARES
    ------------------------------------------------------------------------------  ---------
    J.C. Bradford & Co. ..........................................................
    Advest, Inc. .................................................................

                                                                                    ---------
              Total...............................................................  1,077,500
                                                                                     ========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $     per share to certain other
dealers. After the initial public offering, the public offering price and such concessions may be changed. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.

     Certain of the Selling Shareholders have granted the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to an aggregate of additional 161,625 shares of Common Stock from the Selling Shareholders to cover over-allotments, if any. To the extent the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Selling Shareholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the 1,077,500 shares are being offered.

     Upon the purchase by the Underwriters of the shares being offered hereby, the Company has agreed to sell to J.C. Bradford & Co., for an aggregate of $500, warrants (the "Bradford Warrants") to purchase up to 1/2 of 1% of the shares of Common Stock outstanding on the Closing Date (not to exceed 19,000 shares) at an exercise price per share equal to 120% of the initial public offering price. The warrant exercise price has been determined by negotiation between the Company and J.C. Bradford & Co. as to be within the Conduct Rules of the National Association of Securities Dealers, Inc. and various state authorities. The Bradford Warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of for a period of three years from the date of this Prospectus, except to the officers and partners of J.C. Bradford & Co., and are exercisable during the four-year period commencing one year from the date of this Prospectus (the "Warrant Exercise Term") or, at the holders' option, are exchangeable for their value in Common Stock at its then market price. During the Warrant Exercise Term, J.C. Bradford & Co. is given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock. To the extent that the Bradford Warrants are exercised, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since J.C. Bradford & Co. can be expected to exercise or exchange them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Bradford Warrants. Any profit realized by J.C. Bradford & Co. on the sale of the Bradford Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation.


     Prior to this Offering, there has been no public market for the Common Stock. The offering price has been determined by negotiation among the Company, the Selling Shareholders and the Representatives. In determining such price, consideration was given to, among other things, the financial and operating history and trends of the Company, the experience of its management, the position of the Company in its industry, the Company's prospects and the Company's financial results. Additionally, consideration was given to the status of the securities markets, market conditions for new offerings of securities and the prices of similar securities of comparable companies. J.C. Bradford & Co. and Advest, Inc. intend to act as market makers with regard to the Common Stock.

     Substantially all of the Company's officers and directors, shareholders and optionholders have agreed with the Representatives not to offer, sell, loan, pledge or otherwise dispose of or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into or exchangeable or exercisable for Common Stock owned by them prior to the expiration of a period of 180 days following the date of this Prospectus, without the prior written consent of J.C. Bradford & Co. Similarly, the Company has agreed generally that, for a period of 180 days after the date of this Prospectus, it will not, directly or indirectly, issue, offer, sell, grant options to purchase or otherwise dispose of any of its equity securities or any other securities convertible into or exchangeable or exercisable for its Common Stock or any other equity security, except that the Company may grant stock options under the Stock Option Plans and issue shares of Common Stock upon the exercise of options previously granted. J.C. Bradford & Co. does not presently intend to waive the Lock-up Agreements. If a shareholder should request J.C. Bradford & Co. to waive the 180 day lock-up period, J.C. Bradford & Co., consistent with past practice with regard to other issuing companies, would take into consideration the number of shares as to which such request relates, the identity of the requesting shareholder, the relative demand for additional shares of Common Stock in the market, the period of time since the completion of the Offering, and the average trading volume and price performance of the Common Stock during such period. After such 180-day period, such persons will be entitled to sell, distribute or otherwise dispose of the Common Stock or options to acquire Common Stock, subject to the provisions of applicable securities laws. See "Shares Eligible for Future Sale."

     The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including labilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Glenn
W. Sturm, a partner of Nelson Mullins Riley & Scarborough, L.L.P., beneficially owns 11,616 shares of Common Stock and serves as Secretary and a director of the Company. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Alston & Bird, Atlanta, Georgia.

                                    EXPERTS


     The Consolidated Financial Statements of the Company at January 31, 1995, December 31, 1995 and for the years ended January 31, 1994 and 1995 and the eleven months ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are only summaries; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                        PHOENIX INTERNATIONAL LTD., INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................  F-2
Consolidated Balance Sheets as of January 31, 1995, December 31, 1995 and March 31,
  1996 (Unaudited)....................................................................  F-3
Consolidated Statements of Operations for Years Ended January 31, 1994 and 1995,
  Eleven Months Ended December 31, 1995 and the Unaudited Three-Month Periods Ended
  March 31, 1995 and 1996.............................................................  F-4
Consolidated Statements of Shareholders' Deficit for Years Ended January 31, 1994 and
  1995, Eleven Months Ended December 31, 1995 and Unaudited Three-Month Period Ended
  March 31, 1996......................................................................  F-5
Consolidated Statements of Cash Flows for Years Ended January 31, 1994 and 1995,
  Eleven Months Ended December 31, 1995 and the Unaudited Three-Month Periods Ended
  March 31, 1995 and 1996.............................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Phoenix International Ltd., Inc.

     We have audited the accompanying consolidated balance sheets of Phoenix International Ltd., Inc. as of January 31, 1995 and December 31, 1995, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the two years in the period ended January 31, 1995 and the eleven months ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Phoenix International Ltd., Inc. at January 31, 1995 and December 31, 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended January 31, 1995 and the eleven months ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
March 1, 1996, except for Note 12,
  as to which the date is May 8, 1996

                        PHOENIX INTERNATIONAL LTD., INC.

                          CONSOLIDATED BALANCE SHEETS



                                                                   JANUARY 31,   DECEMBER 31,    MARCH 31,
                                                                      1995           1995          1996
                                                                   -----------   ------------   -----------
                                                                                                (UNAUDITED)
                                                  ASSETS
Current assets:
  Cash and cash equivalents......................................  $   615,290   $   425,931    $   350,981
  Accounts receivable, net of allowance for doubtful accounts of
    $10,000 at December 31, 1995 and March 31, 1996..............      260,530       328,693        466,996
  Unbilled accounts receivable...................................        8,412       108,320        146,881
  Interest receivable, related party.............................        9,444       105,001        131,009
  Prepaid expenses and other current assets......................       94,989       174,339        199,908
  Deferred tax asset.............................................      200,444       390,769        237,769
                                                                    ----------    ----------     ----------
         Total current assets....................................    1,189,109     1,533,053      1,533,544
Property and equipment:
  Computer equipment and purchased software......................      325,764       522,571        584,924
  Furniture, office equipment and leasehold improvements.........      189,566       245,762        245,762
                                                                    ----------    ----------     ----------
                                                                       515,330       768,333        830,686
  Accumulated depreciation and amortization......................      (70,929)     (191,826)      (235,435)
                                                                    ----------    ----------     ----------
                                                                       444,401       576,507        595,251
Capitalized software development costs, net of accumulated
  amortization of $107,647 and $172,809 at December 31, 1995 and
  March 31, 1996, respectively...................................       93,001     1,118,729      1,366,846
                                                                    ----------    ----------     ----------
         Total assets............................................  $ 1,726,511   $ 3,228,289    $ 3,495,641
                                                                    ==========    ==========     ==========
                                   LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable...............................................  $   136,661   $   264,274    $   389,129
  Accrued expenses...............................................      222,789       279,521        355,959
  Note payable...................................................      250,000            --             --
  Note payable, related party....................................       35,203        35,203         35,203
  Payable to vendor..............................................      200,000       140,000        140,000
  Deferred revenue...............................................    2,501,270     3,077,393      2,951,926
                                                                    ----------    ----------     ----------
         Total current liabilities...............................    3,345,923     3,796,391      3,872,217
Shareholders' deficit:
  Preferred stock, $1.00 par value:
    10,000,000 shares authorized, none issued and outstanding....           --            --             --
  Class A common stock, $0.0043 par value:
    1,500,000 shares authorized, 1,393,859 shares issued and
      outstanding................................................        6,000         6,000          6,000
  Class B common stock, $0.43 par value:
    10,000,000 shares authorized, 511,082 shares issued and
      outstanding................................................      220,000       220,000        220,000
  Class C common stock, $2.15 par value:
    200,000 shares authorized, 185,848 shares issued and
      outstanding................................................      400,000       400,000        400,000
  Class D, non-voting common stock, $4.30 par value:
    50,000 shares authorized, 23,231 shares issued and
      outstanding at December 31, 1995 and March 31, 1996........           --       100,000        100,000
  Class E, non-voting common stock, $1.08 par value:
    1,000,000 shares authorized, 790,894, 878,310 and 889,926
      shares issued and outstanding at January 31, 1995, December
      31, 1995 and March 31, 1996, respectively..................      851,117       945,190        957,690
  Additional paid-in capital.....................................    2,097,502     2,368,470      2,405,970
  Stock subscriptions receivable.................................   (1,350,524)   (1,318,524)    (1,318,524)
  Accumulated deficit............................................   (3,843,507)   (3,289,238)    (3,147,712)
                                                                    ----------    ----------     ----------
         Total shareholders' deficit.............................   (1,619,412)     (568,102)      (376,576)
                                                                    ----------    ----------     ----------
         Total liabilities and shareholders' deficit.............  $ 1,726,511   $ 3,228,289    $ 3,495,641
                                                                    ==========    ==========     ==========

                            See accompanying notes.

                        PHOENIX INTERNATIONAL LTD., INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         ELEVEN
                                                                      MONTHS ENDED     THREE MONTHS ENDED
                                           YEAR ENDED JANUARY 31,     DECEMBER 31,         MARCH 31,
                                          -------------------------   ------------   ----------------------
                                             1994          1995           1995         1995         1996
                                          -----------   -----------   ------------   ---------   ----------
                                                                                          (UNAUDITED)
Revenues:
  License fees and other................  $    30,000   $    57,776    $3,467,547    $      --   $1,127,607
  Implementation, customer and software
     support and other service fees.....           --       369,711     1,556,164       90,745      653,723
                                          -----------   -----------   ------------   ---------   ----------
          Total revenues................       30,000       427,487     5,023,711       90,745    1,781,330
Expenses:
  Costs of license fees and other.......           --            --       375,783           --      131,029
  Costs of implementation, customer and
     software support and other service
     fees...............................      104,818       637,427     1,246,886      222,822      457,196
  Sales and marketing...................       96,911       358,948       983,290      224,839      268,818
  General and administrative............      225,458       981,930     1,058,190      287,072      358,260
  Product development...................      621,373     1,362,780       654,797       60,272      299,067
                                          -----------   -----------   ------------   ---------   ----------
          Total expenses................    1,048,560     3,341,085     4,318,946      795,005    1,514,370
Other income (expense):
  Interest income.......................        3,603        26,610       121,815       29,607       28,647
  Interest expense......................           --       (19,366)      (12,060)      (6,590)      (1,081)
  Other income (expense)................        1,815        75,989        (4,252)      75,270           --
                                          -----------   -----------   ------------   ---------   ----------
Income (loss) before income taxes.......   (1,013,142)   (2,830,365)      810,268     (605,973)     294,526
Income tax expense......................           --            --       255,999           --      153,000
                                          -----------   -----------   ------------   ---------   ----------
Net income (loss).......................  $(1,013,142)  $(2,830,365)   $  554,269    $(605,973)  $  141,526
                                           ==========    ==========    ==========    =========    =========
Net income (loss) per share.............  $     (0.51)  $     (1.11)   $     0.17    $   (0.20)  $     0.04
                                           ==========    ==========    ==========    =========    =========
Weighted average shares outstanding.....    1,971,573     2,560,151     3,235,532    3,076,813    3,298,444
                                           ==========    ==========    ==========    =========    =========

                            See accompanying notes.

                        PHOENIX INTERNATIONAL LTD., INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                 COMMON STOCK,
                                                  ALL CLASSES         ADDITIONAL      STOCK                         TOTAL
                                            -----------------------    PAID-IN     SUBSCRIPTION   ACCUMULATED   SHAREHOLDERS'
                                              SHARES       AMOUNT      CAPITAL      RECEIVABLE      DEFICIT        DEFICIT
                                            ----------   ----------   ----------   ------------   -----------   -------------
Balance at inception......................          --   $       --   $       --   $        --    $       --     $        --
  Issuance of 1,393,859 shares of Class A
    common stock as compensation for
    services..............................   1,393,859        6,000           --            --            --           6,000
  Issuance of 511,082 shares of Class B
    common stock, net of issuance costs of
    $44,314...............................     511,082      220,000      285,686            --            --         505,686
  Issuance of 46,462 shares of Class C
    common stock..........................      46,462      100,000           --            --            --         100,000
  Issuance of 185,848 shares of Class E
    common stock..........................     185,848      200,000           --       (25,000)           --         175,000
  Net loss................................          --           --           --            --    (1,013,142)     (1,013,142)
                                            ----------   ----------   ----------   ------------   -----------   -------------
Balance, January 31, 1994.................   2,137,251      526,000      285,686       (25,000)   (1,013,142)       (226,456)
  Issuance of 139,386 shares of Class C
    common stock..........................     139,386      300,000           --            --            --         300,000
  Issuance of 605,046 shares of Class E
    common stock, net of issuance costs of
    $6,000................................     605,046      651,117    1,478,566    (1,350,524)           --         779,159
  Payment on stock subscription
    receivable............................          --           --           --        25,000            --          25,000
  Issuance of stock and stock options as
    compensation for services.............          --           --      333,250            --            --         333,250
  Net loss................................          --           --           --            --    (2,830,365)     (2,830,365)
                                            ----------   ----------   ----------   ------------   -----------   -------------
Balance, January 31, 1995.................   2,881,683    1,477,117    2,097,502    (1,350,524)   (3,843,507)     (1,619,412)
  Issuance of 23,231 shares of Class D
    common stock..........................      23,231      100,000           --            --            --         100,000
  Issuance of 87,416 shares of Class E
    common stock..........................      87,416       94,073      270,968            --            --         365,041
  Payment on stock subscription
    receivable............................          --           --           --        32,000            --          32,000
  Net income..............................          --           --           --            --       554,269         554,269
                                            ----------   ----------   ----------   ------------   -----------   -------------
Balance, December 31, 1995................   2,992,330    1,671,190    2,368,470    (1,318,524)   (3,289,238)       (568,102)
  Issuance of 11,616 shares of Class E
    common stock (Unaudited)..............      11,616       12,500       37,500            --            --          50,000
  Net income (Unaudited)..................          --           --           --            --       141,526         141,526
                                            ----------   ----------   ----------   ------------   -----------   -------------
Balance, March 31, 1996 (Unaudited).......   3,003,946   $1,683,690   $2,405,970   $(1,318,524)  $(3,147,712)    $  (376,576)
                                             =========    =========    =========   ===========    ===========   ============

                            See accompanying notes.

                        PHOENIX INTERNATIONAL LTD., INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            ELEVEN               THREE
                                                                         MONTHS ENDED         MONTHS ENDED
                                              YEAR ENDED JANUARY 31,     DECEMBER 31,          MARCH 31,
                                             -------------------------   -------------   ----------------------
                                                1994          1995           1995          1995         1996
                                             -----------   -----------   -------------   ---------   ----------
                                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..........................  $(1,013,142)  $(2,830,365)   $   554,269    $(605,973)  $  141,526
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities:
    Depreciation and amortization..........        6,397        64,534        228,544       24,875      108,360
    Stock and stock options issued for
      compensation.........................        6,000       333,250             --           --           --
    Provision for doubtful accounts........           --            --         10,000           --           --
    Deferred taxes.........................           --      (200,444)      (190,325)          --      153,000
    Changes in operating assets and
      liabilities:
      Accounts receivable..................           --      (260,530)       (78,163)      98,903     (138,303)
      Unbilled accounts receivable.........       (1,815)       (6,597)       (99,908)    (781,564)     (38,561)
      Interest receivable, related party...           --        (9,444)       (95,557)     (23,504)     (26,008)
      Prepaid expenses and other current
         assets............................      (13,417)      (81,572)       (79,350)    (186,207)     (25,569)
      Accounts payable.....................       91,157        45,504        127,613      300,612      124,855
      Accrued expenses.....................      103,238       119,552         56,732       46,641       76,438
      Deferred revenue.....................      149,435     2,351,833        576,123      949,686     (125,467)
                                             -----------   -----------   -------------   ---------   ----------
Net cash provided by (used in) operating
  activities...............................     (672,147)     (474,279)     1,009,978     (176,531)     250,271
INVESTING ACTIVITIES
Purchases of property and equipment........     (173,283)     (342,047)      (253,003)    (110,673)     (61,943)
Capitalized software development costs.....           --       (93,001)    (1,133,375)    (304,663)    (313,278)
                                             -----------   -----------   -------------   ---------   ----------
Net cash used in investing activities......     (173,283)     (435,048)    (1,386,378)    (415,336)    (375,221)
FINANCING ACTIVITIES
Proceeds from short-term debt..............      193,949       291,254             --           --           --
Net proceeds from issuance of common
  stock....................................      780,685     1,079,159        465,041       97,510       50,000
Payment on short-term debt.................           --            --       (310,000)          --           --
Cash payments for stock subscription
  receivable...............................           --        25,000         32,000       31,290           --
                                             -----------   -----------   -------------   ---------   ----------
Net cash provided by financing
  activities...............................      974,634     1,395,413        187,041      128,800       50,000
Net increase (decrease) in cash and cash
  equivalents..............................      129,204       486,086       (189,359)    (463,067)     (74,950)
Cash and cash equivalents at beginning of
  period...................................           --       129,204        615,290      605,309      425,931
                                             -----------   -----------   -------------   ---------   ----------
Cash and cash equivalents at end of
  period...................................  $   129,204   $   615,290    $   425,931    $ 142,242   $  350,981
                                             ============  ============  =============   ==========  ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the period for:
  Interest.................................  $        --   $    14,942    $    12,060    $   6,590   $    1,081
                                             ============  ============  =============   ==========  ==========
  Income taxes.............................  $        --   $   200,444    $   313,984    $ 200,444   $       --
                                             ============  ============  =============   ==========  ==========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES
Equipment provided by vendor...............  $        --   $    78,644    $        --    $      --   $       --
                                             ============  ============  =============   ==========  ==========
Stock subscription receivable from sale of
  Class E stock............................  $    25,000   $ 1,350,524    $        --    $      --   $       --
                                             ============  ============  =============   ==========  ==========

                            See accompanying notes.

                        PHOENIX INTERNATIONAL LTD., INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Phoenix International Ltd., Inc. (the Company), formed on January 11, 1993, designs, develops, markets and supports highly adaptable, enterprise-wide client/server application software for the financial services industry, with a primary focus on middle market banks. The Company has one wholly-owned subsidiary that is a foreign sales corporation. There was no activity in the period January 11, 1993 to January 31, 1993.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

FISCAL YEAR

     Fiscal 1993, fiscal 1994, and fiscal 1995 correspond with the years ended January 31, 1994 and 1995, and the eleven months ended December 31, 1995, respectively.

     During 1995 the Company changed its fiscal year end from January 31 to December 31. Accordingly, the financial statements for the period ended December 31, 1995 include only eleven months of operations.

     Comparative unaudited results of operations for the eleven months ended December 31, 1994 are as follows:

    License fees and other..................................................  $    57,475
    Implementation, customer and software support and other service fees....      363,377
                                                                              -----------
              Total revenues................................................      420,852
    Costs of license fees and other.........................................           --
    Costs of implementation, customer and software support and other service
      fees..................................................................      569,651
    Sales and marketing.....................................................      341,915
    General and administrative..............................................      881,471
    Product development.....................................................    1,325,506
                                                                              -----------
              Total expenses................................................    3,118,543
    Interest income.........................................................       17,266
    Interest expense........................................................      (17,096)
    Other income (expense)..................................................           --
                                                                              -----------
    Net loss before income taxes............................................   (2,697,521)
    Income tax expense......................................................           --
                                                                              -----------
              Net loss......................................................  $(2,697,521)
                                                                               ==========

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

                        PHOENIX INTERNATIONAL LTD., INC.

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents outstanding during the periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued for consideration below the public offering price and stock options issued with exercise prices below the public offering price during the twelve-month period preceding the initial filing of the Registration Statement have been included in the calculation of weighted average shares outstanding, using the treasury stock method, as if they were outstanding for all periods presented.

REVENUE RECOGNITION

     Revenues are recorded in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition." Revenue is derived principally from the licensing of internally produced software and implementation and support services. When the Company receives payment in advance of delivering the products or providing services, these payments are deferred until earned. Software license revenue is recognized upon delivery and when no significant obligations remain as to the software system requirements. Implementation service revenue is recognized as earned over the service period. Support services are prebilled in advance, and revenue is recognized ratably over the related prepayment period.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally five years for computer equipment and purchased software and four to seven years for furniture and office equipment). Leasehold improvements are amortized over the related lease term.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes certain software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs incurred internally to develop a computer software product are charged to product development expense when incurred until technological feasibility (determined by the establishment of a detailed program design, or in the absence of such, a working model) has been established for the product. Thereafter, all software production costs are capitalized and recorded at the lower of unamortized cost or net realizable value. Capitalization ceases upon general release to customers. After general release, capitalized costs are amortized using the greater of the amount computed using a) the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product or b) the straight-line method over the estimated useful life of the related product (currently five years). Amortization for fiscal 1995 was $107,647 and is included in costs of license fees and other.

     Technological feasibility of the Phoenix System was established in December 1994. The Phoenix System was available for general release in June 1995.

ADVERTISING EXPENSE

     Advertising costs are expensed as incurred. The Company incurred $10,477, $12,625, and $116,196 in advertising costs during fiscal 1993, 1994 and 1995, respectively.

                        PHOENIX INTERNATIONAL LTD., INC.

STOCK BASED COMPENSATION

     The Company grants stock options generally for a fixed number of shares to certain employees with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for stock option grants for which the terms are fixed. Compensation expense is recognized for increases in the estimated fair value of common stock for stock options with variable terms. In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. However, the Company plans to continue to account for stock-based compensation in accordance with APB Opinion No. 25.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the FASB issued Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less that the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited interim financial statements include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position of the Company as of March 31, 1996 and the results of operations for the quarters ended March 31, 1995 and 1996, as presented in the accompanying unaudited interim financial statements.

2. FINANCIAL INSTRUMENTS

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

     The Company's cash and cash equivalents at December 31, 1995 are deposited in two separate financial institutions in the amounts of $370,330 and $55,301. Credit risk is subject to the financial security of each institution.

     Accounts receivable related to license fees are unsecured, due under stated terms, and for relatively large amounts from a small number of customers, all of which are in the banking business. Credit risk with respect to trade accounts receivable is limited due to the license agreements generally requiring substantial prepayments. The remaining receivables are short-term in nature and are generally related to implementation and support fees and reimbursable expenses. There have been no accounts receivable written off to date.

                        PHOENIX INTERNATIONAL LTD., INC.

FAIR VALUE

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

  Cash and Cash Equivalents

     The carrying amount reported in the balance sheet approximates the fair value of cash and cash equivalents.

  Accounts Receivable and Accounts Payable

     The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

  Short-Term Debt

     The carrying amounts of the Company's borrowings are payable within the next fiscal year and approximate their fair value.

3. SHORT-TERM OBLIGATIONS

                                                                        JANUARY 31,   DECEMBER 31,
                                                                           1995           1995
                                                                        -----------   ------------
Note payable -- Commercial loan agreement with a bank, collateralized by equipment, with interest payable monthly at 9% per annum, paid in
  May of 1995.........................................................   $ 250,000      $     --
Note Payable, related party -- Note payable to a shareholder, collateralized by certain office equipment, due on demand with
  interest payable at 12% per annum...................................      35,203        35,203
Payable to vendor -- Payable to vendor represents non-interest bearing funds received from a major hardware manufacturer. Repayment of
  $100,000 of the funds received is to be made in $10,000 installments as the Company sells the Phoenix System to customers for use on the manufacturer's hardware. Six installments were paid in fiscal 1995.
  Repayment of the additional $100,000 of funds received is due on
  demand..............................................................     200,000       140,000

4. LEASE COMMITMENTS

     The Company leases office space, equipment and furniture under noncancellable operating leases. Total rent expense for all operating leases was $33,736, $143,468 and $181,868 in fiscal 1993, 1994, and 1995, respectively.
Future minimum lease payments under noncancellable operating leases with terms of one year or more consisted of the following at December 31, 1995:

          Years ending December 31,
               1996......................................................  $169,066
               1997......................................................   162,952
               1998......................................................    13,282
                                                                           --------
                                                                           $345,300
                                                                           ========

     A major shareholder in the Company has signed a personal guaranty of approximately $62,000 related to the lease of the Company's primary office.

                        PHOENIX INTERNATIONAL LTD., INC.

5. CAPITALIZATION

     Under the Company's Articles of Incorporation, amended October 21, 1995, each holder of Class A common stock is entitled to ten votes per share. Each holder of Class B and Class C common stock is entitled to one vote per share, and holders of Class D and Class E common stock have no voting rights. All classes of common stock share ratably in dividends and other distributions, including distributions upon liquidation. Each share of Class C, Class D, and Class E common stock is convertible into one share of Class B common stock on the effective date of a firm commitment initial public offering where the proceeds total at least $12,000,000. See Note 12. Prior to an initial public offering, as defined, each holder of Class A, Class B, and Class C common stock has preemptive rights to purchase shares of any class of shares which the Company may issue.

     In addition, prior to an initial public offering, the holders of Class A common stock have the right to elect five members of the board of directors. The remaining four directors are elected by the holders of Class B and Class C common stock. Upon the completion of an initial public offering, the directors shall be elected by the holders of Class A and Class B common stock voting as a single class.

     All shareholders of the Company are subject to an agreement which stipulates the terms under which their shares can be sold, transferred or pledged. Terms include, but are not limited to, a call option in favor of the chief executive officer ("CEO") to purchase all outstanding shares of Class B, Class C, Class D and Class E common stock if the Board of Directors should vote in favor to liquidate the Company or sell substantially all of its assets.

     The employment agreements for certain key founding employees include a provision whereby the Company issued to them an aggregate of 255,541 shares of Class A common stock in consideration of each employee's agreement to provide his services to the Company for a period of five years. Such shares issued to these employees are forfeited if the employee terminates employment for any reason within five years and prior to any public offering of the Company's common stock prior to March 1, 1998. One of these employees was terminated in fiscal 1994, and upon majority vote by the Board of Directors, the Company allowed the employee to retain ownership of the shares, subject to the voting trust described below. The Company recognized $124,500 of compensation expense related to the change in measurement date for this restricted stock as a result of the Board's action and the increase in the estimated fair value of the Company's common stock since the prior measurement date. There are 371,696 shares that were issued to employers and a consultant held in a Voting Trust, with the Company's CEO as trustee, for a period of ten years or until any public offering of the Company's stock.

     The Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. The terms of preferred stock have not been designated and no shares have been issued.

     The Company has reserved 3,960,699 shares of Class B common stock for future issuance upon conversion of Class C, Class D and Class E common stock into Class B common stock and conversion of outstanding options into options to purchase Class B common stock. The Company has reserved 2,873,310 shares of Class E common stock for future issuance upon exercise of options to purchase Class E common stock.

STOCK OPTIONS

     The Company has various stock option plans which authorize the Board of Directors to grant employees, officers, and directors qualified and unqualified options to purchase shares of the non-voting Class E common stock. Exercise prices of stock options are determined by the Board of Directors and have been the estimated fair market value at the date of the grant for options granted to employees and 110% of estimated fair market value for options granted to the CEO.

                        PHOENIX INTERNATIONAL LTD., INC.

     A summary of option activity from inception to December 31, 1995 is as follows:

                                                                                PRICE PER
                                                                 OPTIONS          SHARE
                                                                 --------     --------------
    Outstanding at February 1, 1994............................        --              --
      Granted..................................................   660,921     $1.08 -  $4.30
      Exercised................................................  (162,284)    $1.08 -  $4.30
      Canceled.................................................  (360,078)    $1.08
                                                                 --------
    Outstanding at January 31, 1995............................   138,559     $1.08 -  $4.30
      Granted..................................................   563,233     $4.30 -  $4.74
      Exercised................................................   (86,835)    $1.08 -  $4.30
      Canceled.................................................   (15,564)    $1.08 -  $4.30
                                                                 --------
    Outstanding at December 31, 1995...........................   599,393     $1.08 -  $4.74
                                                                 ========

     At December 31, 1995, of the 599,393 options outstanding, options to purchase 350,882 shares are exercisable at prices ranging from $1.08 to $4.74 per share. The remaining 248,511 options outstanding vest over periods ranging from four to five years from the date of grant. At December 31, 1995, the Company had 2,273,917 shares available for future grant under the Company's stock option plans.

6. RELATED PARTY TRANSACTIONS

     The CEO has outstanding promissory notes due him of $35,203. (See Note 3). Accrued interest on these notes totaled $83, $4,242 and $8,110 at January 31, 1994 and 1995, and December 31, 1995, respectively. The $1,318,524 stock subscriptions receivable are due from the CEO and relate to the issuance of 319,382 shares of non-voting Class E common stock. Interest of $9,444 and $105,001 is receivable on these stock subscriptions at January 31, 1995 and December 31, 1995, respectively.

     To encourage certain bank shareholders' initial investment in the Company, the Company offered a discount, equal to the shareholders' initial investment, to be applied toward the license fee if and when the shareholders licensed the Phoenix System for use in their normal course of operations. Discounts offered since inception total $855,000. Discounts of $300,000 were used in fiscal 1995, leaving a balance of $555,000 of available discounts at December 31, 1995. License fee revenue of $326,700, net of discounts used, was recorded in fiscal 1995 under license agreements with shareholders. Implementation and support revenues of $116,300 and $254,200 recorded in fiscal 1994 and 1995, respectively, were from shareholder banks.

7. INCOME TAXES

     Significant components of the provision for income taxes are as follows:

                                                            FISCAL     FISCAL      FISCAL
                                                             1993       1994        1995
                                                           --------   ---------   ---------
    Current foreign expense..............................  $     --   $ 200,444   $ 446,324
    Deferred foreign benefit.............................        --    (200,444)   (190,325)
                                                           --------   ---------   ---------
    Total taxes..........................................  $     --   $      --   $ 255,999
                                                           ========   =========   =========

                        PHOENIX INTERNATIONAL LTD., INC.

     Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities as of January 31, 1995 and December 31, 1995 are as follows:

                                                                  JANUARY 31,   DECEMBER 31,
                                                                     1995           1995
                                                                  -----------   ------------
    Deferred income tax liabilities:
      Tax over book depreciation................................  $   (18,348)  $     (1,664)
      Capitalized software......................................      (36,177)      (435,186)
                                                                  -----------   ------------
              Total tax liabilities.............................      (54,525)      (436,850)
    Deferred income tax assets:
      Deferred revenue..........................................      846,906        801,744
      Foreign tax credit carryforwards..........................      200,444        514,428
      Research and development credit carryforwards.............       78,759        111,346
      Net operating loss carryforwards..........................      765,021      1,058,461
      Other.....................................................        1,324          4,772
                                                                  -----------   ------------
              Total tax assets..................................    1,892,454      2,490,751
    Valuation allowance for deferred income tax assets..........   (1,637,485)    (1,663,132)
                                                                  -----------   ------------
    Net deferred income tax assets..............................  $   200,444   $    390,769
                                                                   ==========     ==========

     The net deferred income tax assets at January 31, 1995 and December 31, 1995 represent foreign withholding taxes paid upon remittance of cash by the Company's customers but prior to recognition of revenue by the Company and therefore relate to deferred revenue.

     The reconciliation of income tax computed at the United States federal statutory tax rates to income tax expense is:

                                                          FISCAL 1993   FISCAL 1994   FISCAL 1995
                                                          -----------   -----------   -----------
    Tax at United States statutory rates................   $ (344,468)   $ (962,324)   $  275,491
    Foreign withholding taxes...........................           --            --       255,999
    State taxes.........................................      (39,513)     (110,384)       31,600
    Tax credits.........................................      (15,800)     (263,402)     (346,571)
    Non-deductible compensation expense.................           --       129,634            --
    Other...............................................       (9,168)      (22,060)       13,833
    Change in valuation allowance.......................      408,949     1,228,536        25,647
                                                          -----------   -----------   -----------
              Total tax expense.........................   $       --    $       --    $  255,999
                                                            =========     =========     =========


     At December 31, 1995, the Company has net operating loss carryforwards of approximately $2,800,000 for income tax purposes that expire in years 2008 through 2010. The Company also has research and development tax credit carryforwards of approximately $111,000 that expire in years 2008 through 2010 and foreign tax credit carryforwards of approximately $514,000 that expire in years 2000 through 2001. Due to uncertainties related to the Company's ability to generate sufficient taxable income in the future to realize the benefit of net deferred income tax assets related principally to these carryforward items, the Company has recorded a valuation allowance against deferred tax assets based on management's belief that it is more likely than not that the deferred tax assets for which the valuation allowance has been recorded will not be realized. The annual utilization of net operating loss carryforwards to offset future taxable income may be limited due to changes in the ownership of the Company.

                        PHOENIX INTERNATIONAL LTD., INC.

8. EMPLOYEE BENEFITS

     The Company maintains a 401(k) plan that covers substantially all employees. The Company may, at its discretion, contribute by matching employee deferrals. Defined contributions are limited to the maximum amount deductible under the Internal Revenue Code. The Company did not make contributions to the plan in fiscal 1993, 1994 or 1995.

9. MAJOR CUSTOMERS AND EXPORT SALES

     Sales to major customers, as a percentage of total revenues, are as follows:

                                                            FISCAL 1993   FISCAL 1994   FISCAL 1995
                                                            -----------   -----------   -----------
    Customer A............................................       --            16%           --
    Customer B............................................       --            15%           --
    Customer C............................................       --            --            43%
    Customer D............................................       --            --            19%

     Export sales from the United States, as a percentage of total revenues, were 33% in fiscal 1994, of which 27% represents sales to Latin and South America and 7% to the Pacific Rim, and 70% in fiscal 1995, of which 63% represents sales to Latin and South America and 7% was to the Pacific Rim.

10. EMPLOYMENT AGREEMENTS

     On December 28, 1995, the Company entered into employment agreements with its CEO and President. Each agreement commits the Company, for three years, to various obligations if the employee is terminated without cause or if there is a change in the control of the Company. The major obligations are for salaries and bonus, healthcare premiums and the vesting of previously granted stock options. In addition, the CEO has certain demand and piggyback registration rights related to common stock of the Company.

11. BACKLOG

     At December 31, 1995 the backlog of committed revenues under existing contracts consisted of $1,788,000 for software license fees, $1,250,000 for implementation, and $4,218,000 for five-year customer support service agreements.

12. SUBSEQUENT EVENTS

     On March 21, 1996, the Company entered into a marketing agreement with a leading banking hardware and software vendor. Under this agreement, the vendor will receive exclusive rights to market the Phoenix System in Central and South America, Mexico, the Caribbean and Bermuda for a period of three years. As consideration for the exclusive agreement, the Company will receive $400,000 of nonrefundable payments due $200,000 upon entering into the agreement and $200,000 due in four equal monthly installments of $50,000. Such payments shall be applied on a dollar-for-dollar basis as a credit for future royalties payable. The Company will receive royalties from the sublicensing of the Phoenix System by the vendor and 2% of the vendor's professional service fees related to installation and implementation of the Phoenix System. The agreement is cancellable after 12 months if specified annual unit sales levels are not achieved by the vendor. Nonrefundable payments received will be recognized as revenue as Phoenix systems are sublicensed by the vendor or when it becomes probable that minimum unit sales levels will not be achieved.

     On May 6, 1996, the board of directors approved a 2.3231-for-1 share split of the Company's common stock. In addition, the Company amended its articles of incorporation effective May 8, 1996 to reduce the par value of each of the Company's five classes of common stock (Classes A through E) in accordance with the

                        PHOENIX INTERNATIONAL LTD., INC.

stock split and to increase the authorized shares of Class A common stock to 1,500,000. All share and per share amounts related to common stock have been retroactively restated to reflect the stock split for all periods presented.

     Also, on May 6, 1996, the board of directors approved a recapitalization plan in which all outstanding shares of the Company's five classes of common stock (Classes A through E) will be converted into Common Stock on a share for share basis upon the effective date of the Offering. This recapitalization will not change total stockholders' deficit and is not reflected in the accompanying financial statements.

                       [Insert Artwork To Be Determined]




Grapic comparing a non-integrated legacy system with the Company's highly adaptable integrated enterprise-wide client/server application software system.

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE COMMON STOCK ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL             , 1996 (FOR 25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
Use of Proceeds.......................    15
Dividend Policy.......................    15
Capitalization........................    16
Dilution..............................    17
Selected Consolidated Financial and
  Operating Data......................    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    19
Business..............................    25
Management............................    39
Certain Transactions..................    50
Principal and Selling Shareholders....    51
Description of Capital Stock..........    55
Shares Eligible for Future Sale.......    58
Underwriting..........................    61
Legal Matters.........................    62
Experts...............................    63
Additional Information................    63
Index to Consolidated Financial
  Statements..........................   F-1

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                1,077,500 SHARES

                       [LOGO]PHOENIX INTERNATIONAL INC.

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                             J.C. BRADFORD & CO.

                                 ADVEST, INC.

                                           , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities registered hereby. No portion of such expenses will be borne by the Selling Shareholders.

Securities and Exchange Commission registration fee...............................  $  5,555
NASD filing fee...................................................................     2,112
Nasdaq National Market issuance fee...............................................    12,000
Printing and engraving............................................................   125,000
Accountants' fees and expenses....................................................   200,000
Blue sky fees and expenses........................................................    10,000
Counsel fees and expenses.........................................................   400,000
Transfer Agent's fees.............................................................     5,000
Directors' and Officers' Insurance................................................   132,000
Miscellaneous.....................................................................    35,333
                                                                                    --------
          Total...................................................................  $927,000
                                                                                    ========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article 607.0850 of the Florida Business Corporation Act (the "Florida Act") and Article 9 of the Company's Amended and Restated Bylaws (the "Bylaws") permit the Company to indemnify a present or former director of the Company for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, no indemnification may be made with respect to any matter as to which the actions of such director shall have been adjudged to constitute: (i) a violation of criminal law, unless the individual had reasonable cause to believe his conduct was lawful or had no reason to believe his conduct was unlawful; (ii) a transaction from which the individual derived an improper personal benefit; (iii) a circumstance under which the liability provisions of Section 607.0834 of the Florida Act, which relates to unlawful distribution of Company assets, are applicable; or (iv) willful misconduct or conscious disregard of the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Moreover, in the case of actions brought by or in the right of the Company, indemnification may be made if the person acted in good faith, and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the Company; provided, however, that no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged to be liable, unless, and only to the extent that, the court in which the judgment was made or another court of competent jurisdiction determines that such person is entitled to indemnification.


     The Company has entered into agreements with each of its current directors and intends to enter into agreements with its current executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. The indemnification agreements provide that no indemnification or advancement of expenses shall be made (a) if a final adjudication establishes that his actions or omissions to act were material to the cause of action so adjudicated and constitute: (i) a violation of criminal law (unless the indemnitee had reasonable cause to believe that his actions were lawful); (ii) a transaction from which the indemnitee derived an improper personal benefit; (iii) an unlawful distribution or dividend under the Florida Act; or (iv) willful misconduct or a conscious disregard for the joint interests of the Company in a derivative or shareholder action; (b) for liability under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (c) if a final decision by a court having jurisdiction in the matter determines that indemnification is not lawful.

     The Company intends to purchase a standard policy of directors' and officers' liability insurance covering directors and officers of the Company with respect to liabilities incurred as a result of their service in such capacities and has purchased a rider to that policy covering liabilities under federal and state securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The share numbers presented below are provided with respect to the shares of Class A Common, Class B Common, Class C Common, Class D Common and Class E Common which are subject to the recapitalization on a share for share basis into Common Stock, and reflect the 2.3231-for-one stock split in the form of a 132% stock dividend on all shares of capital stock outstanding on May 6, 1996.

  Class A Common Stock

     In April 1993, the Company issued a total of 1,393,859 shares of Class A Common Stock to five officers of the Company at $0.0043 per share. The Company recorded a compensation expense of $6,000.

  Class B Common Stock

     Pursuant to a Private Placement Memorandum, dated April 5, 1993, the Company offered 929,240 and sold 511,082 shares of Class B Common Stock to investors for $1.08 per share. The aggregate consideration paid to the Company for these shares of Class B Common was $550,000. Each of the investors was either an accredited investor or known personally by officers of the Company prior to the transaction. By its terms, this offering expired in October 1993.

  Class C Common Stock and Class D Common Stock

     Pursuant to a Private Placement Memorandum, dated August 31, 1993, the Company offered 464,620 shares of Class C Common Stock and 116,155 shares of Class D Common Stock for sale to investors. The offering prices were $2.15 per share of Class C Common Stock and $4.30 per share of Class D Common Stock. The investors purchased 185,848 shares of Class C Common Stock and 23,231 shares of Class D Common Stock. The aggregate consideration paid to the Company was $400,000 for shares of Class C Common Stock and $100,000 for shares of Class D Common Stock. All purchasers of the Class C Common Stock were banks as defined by the Securities Act. Each of the investors was either an accredited investor or known personally by officers of the Company prior to the transaction. This offering expired in February 1994.

  Class E Common Stock

     From February 1994 through May 31, 1996, the Company sold a total of 293,758 shares of Class E Common Stock to employees, officers, directors and service providers of the Company. These sales were made pursuant to the exercise of options granted by the Company under its Stock Option Plans to these employees, officers, directors and service providers. The option exercise prices range from $1.08 per share to $4.74 per share. The aggregate consideration received by the Company for these shares of Class E Common Stock was $748,434.

     From November 1994 through January 1995, the Company sold a total of 628,610 shares of Class E Common Stock to existing shareholders, employees, officers and directors of the Company at a price of $4.30 per share pursuant to a rights offering and certain preemptive rights associated therewith. Each of the investors was either an accredited investor or known personally by officers of the Company prior to the transaction. The aggregate consideration paid by the investors for these shares of Class E Common Stock was $2,111,930.

     Each issuance of securities described above was made in reliance on one or more of the exemptions from registration provided by Sections 3(a)(11), 4(2) and 4(6) of the Securities Act, Regulation D and Rule 701, as promulgated by the SEC pursuant to the Securities Act. Recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients of these securities had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS


 1.1     -- Form of Underwriting Agreement by and among the Company, J.C. Bradford & Co. and
            Advest, Inc.**
 3.1     -- Amended and Restated Articles of Incorporation.**
 3.2     -- Amended and Restated Bylaws.**
 3.3     -- Amendment to Amended and Restated Articles of Incorporation, filed with the Florida
            Secretary of State on May 9, 1996.**
 3.4     -- Form of Amended and Restated Articles of Incorporation to be filed with the Florida
            Secretary of State on the Closing Date.**
 3.5     -- Form of Amended and Restated Bylaws to be effective on the Closing Date.**
 3.6     -- Amendment to Amended and Restated Articles of Incorporation, to be filed with the
            Florida Secretary of State on June 26, 1996.**
 4.1     -- See Exhibits 3.1 through 3.6 for provisions of the Amended and Restated Articles of
            Incorporation and Amended and Restated Bylaws defining the rights of the holders of
            Common Stock of the Registrant.
 4.2     -- Specimen Common Stock Certificate (hard copy to be filed separately).**
 4.3     -- Amended and Restated Phoenix International Ltd., Inc. Stockholders Agreement, dated as of August 31, 1993, among Company, Bahram Yusefzadeh, Michael Newes, Terry
            Soifer, George Taylor, William Toole and other shareholders, as amended.**
 4.4     -- Form of Investment Intent and Non-Distribution Letter.**
 4.5     -- Form of registration rights letter.**
 5.1     -- Opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Registrant, as to the legality of the shares being registered.
 9.1     -- Voting Trust Agreement, dated April 4, 1993.**
10.1     -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 1, effective as of
            February 19, 1994.**
10.2     -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 2, effective as of
            February 19, 1994.**
10.3     -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 3, effective as of
            February 19, 1994.**
10.4     -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 4, effective as of
            February 19, 1994.**
10.5     -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 5, effective as of
            February 19, 1994.**
10.6     -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 6, effective as of
            September 1, 1994.**
10.7     -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 7, effective as of
            September 1, 1994.**
10.8     -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 8, effective as of
            September 1, 1994.**
10.9     -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 10, effective as of
            October 31, 1994.**
10.10    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 11, effective as of
            September 1, 1994.**
10.11    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 12, effective as of
            February 19, 1994.**

10.12    -- Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, effective as of
            March 18, 1995.**
10.13    -- Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, effective as of
            October 21, 1995.**
10.14    -- Employment Agreement by and between Company and Bahram Yusefzadeh, dated December
            28, 1995.**
10.15    -- First Amendment to Employment Agreement by and between Company and Bahram
            Yusefzadeh, dated May 22, 1996.**
10.16    -- Employment Agreement by and between Company and Ralph Reichard, dated December 28,
            1995.**
10.17    -- First Amendment to Employment Agreement by and between Company and Ralph Reichard, dated May 22, 1996.**
10.18    -- Employment Agreement by and between Company and Clay E. Scarborough, dated May 23,
            1996.**
10.19    -- Employment Agreement by and between Company and Michael R. Newes, dated April 12,
            1996.**
10.20    -- Employment Agreement by and between Company and Gerald P. Nissen, dated April 12,
            1996.**
10.21    -- Employment Agreement by and between Company and Twanna C. Soifer, dated April 12,
            1996.**
10.22    -- Form of Employee Confidentiality Agreement.**
10.23    -- Promissory Note, dated November 17, 1994, from Bahram Yusefzadeh to Company in the amount of $40,854.**
10.24    -- Promissory Note, dated December 19, 1994, from the Yusefzadeh Family Limited
            Partnership to Company in the amount of $932,910.**
10.25    -- Promissory Note, dated January 30, 1995, from the Yusefzadeh Family Limited
            Partnership to Company in the amount of $344,760.**
10.26    -- OEM Software License Agreement, dated June 30, 1995, between Company and Gupta
            Corporation.+**
10.27    -- Value Added Remarketer Agreement, dated October 13, 1993, between Company and
            Sybase, Inc.+
10.28    -- Software License Agreement between Unisys Corporation and Company, dated March 16,
            1996.+
10.29    -- General Agreement for Strategic Relationship between Company and Hewlett-Packard
            Company, dated April 30, 1993.+**
10.30    -- Form of Software License Agreement.+
10.31    -- Form of International Software License Agreement.+
10.32    -- Form of Disaster Recovery Service Agreement.+**
10.33    -- Form of Software Deposit Agreement.+**
10.34    -- Form of Confidentiality and Non-Disclosure Agreement.**
10.35    -- Form of Confidentiality Agreement.**
10.36    -- Form of Mutual Non-Disclosure Agreement.**
10.37    -- Form of Confidentiality/Non-Disclosure Agreement Remitting Access to System
            Documentation and Data Files for Data Conversion.**
10.38    -- Form of Phoenix International Ltd., Inc. Confidentiality Agreement.**
10.39    -- Standard Commercial Lease, dated December 8, 1993, between Company and ABR Spectrum,
            Ltd. with respect to Suite 140, 900 Winderley Place, Maitland, Florida premises, as modified January 24, 1994.**
10.40    -- Sublease Agreement, dated September 28, 1995, between Company and CCS Technology
            Group, Inc. with respect to Suite 120, 900 Winderley Place, Maitland, Florida premises.**
10.41    -- The Principal Financial Group Prototype for Savings Plans (401k), as amended, and the Group Annuity Contract for the Company.**
10.42    -- Remarketing Agreement and Support Authorization, dated as of April 22, 1996, between the Company and Computer Systems Associates (Nigeria) Limited.+**

10.43    -- Amendment, dated May 24, 1996, to the Phoenix International Ltd., Inc. Stock Option
            Plan, effective as of March 18, 1995.**
10.44    -- Amendment, dated May 24, 1996, to the Phoenix International Ltd., Inc. Stock Option
            Plan, effective as of October 21, 1995.**
10.45    -- Revised Form of Stock Option Agreement for the Phoenix International Ltd., Inc.
            Stock Option Plan, effective as of October 21, 1995.**
10.46    -- Phoenix International Ltd., Inc. 1996 Director Stock Option Plan.**
10.47    -- Form of the Company's Director Indemnity Agreement.**
10.48    -- Promissory Note, dated May 14, 1996, from the Company to Barnett Bank of Central
            Florida, N.A. ("Barnett Bank").**
10.49    -- Business Loan Agreement, dated May 14, 1996, between the Company and Barnett Bank.**
10.50    -- Commercial Security Agreement, dated May 14, 1996, between the Company and Barnett
            Bank.**
10.51    -- Continuing Unlimited Commercial Guarantee, dated May 14, 1995, made by Bahram
            Yusefzadeh for the benefit of Barnett Bank.**
10.52    -- Commitment letter dated May 1, 1996 from Barnett Bank to Company.**
10.53    -- Master Note Modification Agreement, dated as of May 22, 1996, by and among Bahram
            Yusefzadeh, the Yusefzadeh Family Limited Partnership and the Company.**
10.54    -- Form of Promissory Note for employee loans from the Company.**
10.55    -- Form of Stock Pledge and Security Agreement for employee loans from Company.**
11.1     -- Statement re: Computation of Per Share Earnings.**
21.1     -- Subsidiary Schedule.**
23.1     -- Consent of Ernst & Young LLP.
23.2     -- Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included as part of Exhibit
            5.1).
24.1     -- Powers of Attorney for the following individuals: Clay E. Scarborough, Michael R.
            Newes, Ronald E. Fenton, William E. Hess, James C. Holly, Paul Jones, J. Michael
            Murphy and O. Jay Tomson.**
24.2     -- Power of Attorney for Glenn W. Sturm.**
27.1     -- Article 5 Financial Data Schedule.**


- ---------------

 + Confidential treatment requested.
 * To be filed by amendment.
** Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES. All information required by the financial statement schedules is included in the Consolidated Financial Statements and the accompanying Notes.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Representatives at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Representatives to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that,

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4 ) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 26, 1996.


                                          PHOENIX INTERNATIONAL LTD., INC.

                                          By: /s/      BAHRAM YUSEFZADEH
                                            ------------------------------------
                                                     Bahram Yusefzadeh
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                 SIGNATURES                                  TITLE                      DATE
- ---------------------------------------------   --------------------------------   --------------
   /s/        BAHRAM YUSEFZADEH                 Chairman of the Board and Chief     June 26, 1996
- ---------------------------------------------     Executive Officer (principal
              Bahram Yusefzadeh                   executive officer)

                         *                      Chief Operating Officer,            June 26, 1996
- ---------------------------------------------     President and Director
              Ralph H. Reichard

                         *                      Chief Financial Officer             June 26, 1996
- ---------------------------------------------     (principal financial and
             Clay E. Scarborough                  accounting officer)

                         *                      Senior Vice President, Director     June 26, 1996
- ---------------------------------------------
              Michael R. Newes

                         *                      Director                            June 26, 1996
- ---------------------------------------------
              Ronald E. Fenton

                         *                      Director                            June 26, 1996
- ---------------------------------------------
               William E. Hess

                         *                      Director                            June 26, 1996
- ---------------------------------------------
               James C. Holly

                         *                      Director                            June 26, 1996
- ---------------------------------------------
                 Paul Jones

                         *                      Director                            June 26, 1996
- ---------------------------------------------
              J. Michael Murphy

                         *                      Director                            June 26, 1996
- ---------------------------------------------
               Glenn W. Sturm

                         *                      Director                            June 26, 1996
- ---------------------------------------------
                O. Jay Tomson


*By: /s/     BAHRAM YUSEFZADEH
     ---------------------------------
             Bahram Yusefzadeh
             Attorney-in-Fact


                                 EXHIBIT INDEX


                                                                                        LOCATION OF
                                                                                        EXHIBIT IN
                                                                                        SEQUENTIAL
EXHIBIT                                                                                  NUMBERING
NUMBER                               DESCRIPTION OF DOCUMENT                              SYSTEM
- ------      --------------------------------------------------------------------------  -----------
  1.1    -- Form of Underwriting Agreement by and among the Company, J.C. Bradford &
            Co. and Advest, Inc.**....................................................
  3.1    -- Amended and Restated Articles of Incorporation**..........................
  3.2    -- Amended and Restated Bylaws**.............................................
  3.3    -- Amendment to Amended and Restated Articles of Incorporation, filed with the Florida Secretary of State on May 9, 1996**...........................
  3.4    -- Form of Amended and Restated Articles of Incorporation to be filed with the Florida Secretary of State on the Closing Date**......................
  3.5    -- Form of Amended and Restated Bylaws to be effective on the Closing
            Date**....................................................................
  3.6    -- Amendment to Amended and Restated Articles of Incorporation, to be filed with the Florida Secretary of State on June 26, 1996.**...................
  4.1    -- See Exhibits 3.1 through 3.6 for provisions of the Amended and Restated
            Articles of Incorporation and Amended and Restated Bylaws defining the rights of the holders of Common Stock of the Registrant...................
  4.2    -- Specimen of Common Stock Certificate (hard copy to be filed separately)**.............................................................
  4.3    -- Amended and Restated Phoenix International Ltd., Inc. Stockholders
            Agreement, dated as of August 31, 1993, among Company, Bahram Yusefzadeh,
            Michael Newes, Terry Soifer, George Taylor, William Toole and other shareholders, as amended**................................................
  4.4    -- Form of Investment Intent and Non-Distribution Letter**...................
  4.5    -- Form of registration rights letter**......................................
  5.1    -- Opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the
            Registrant, as to the legality of the shares being registered.............
  9.1    -- Voting Trust Agreement, dated April 4, 1993**.............................
 10.1    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 1,
            effective as of February 19, 1994**.......................................
 10.2    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 2,
            effective as of February 19, 1994**.......................................
 10.3    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 3,
            effective as of February 19, 1994**.......................................
 10.4    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 4,
            effective as of February 19, 1994**.......................................
 10.5    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 5,
            effective as of February 19, 1994**.......................................
 10.6    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 6,
            effective as of September 1, 1994**.......................................
 10.7    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 7,
            effective as of September 1, 1994**.......................................
 10.8    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 8,
            effective as of September 1, 1994**.......................................
 10.9    -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 10,
            effective as of October 31, 1994**........................................
 10.10   -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 11,
            effective as of September 1, 1994**.......................................
 10.11   -- Phoenix International Ltd., Inc. Incentive Stock Option Plan No. 12,
            effective as of February 19, 1994**.......................................
 10.12   -- Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan,
            effective as of March 18, 1995**..........................................

                                                                                        LOCATION OF
                                                                                        EXHIBIT IN
                                                                                        SEQUENTIAL
EXHIBIT                                                                                  NUMBERING
NUMBER                               DESCRIPTION OF DOCUMENT                              SYSTEM
- ------      --------------------------------------------------------------------------  -----------
 10.13   -- Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan,
            effective as of October 21, 1995**........................................
 10.14   -- Employment Agreement by and between Company and Bahram Yusefzadeh, dated
            December 28, 1995**.......................................................
 10.15   -- First Amendment to Employment Agreement by and between Company and Bahram
            Yusefzadeh, dated May 22, 1996**..........................................
 10.16   -- Employment Agreement by and between Company and Ralph Reichard, dated
            December 28, 1995**.......................................................
 10.17   -- First Amendment to Employment Agreement by and between Company and Ralph
            Reichard, dated May 22, 1996**............................................
 10.18   -- Employment Agreement by and between Company and Clay E. Scarborough, dated
            May 23, 1996**............................................................
 10.19   -- Employment Agreement by and between Company and Michael R. Newes, dated
            April 12, 1996**..........................................................
 10.20   -- Employment Agreement by and between Company and Gerald P. Nissen, dated
            April 12, 1996**..........................................................
 10.21   -- Employment Agreement by and between Company and Twanna C. Soifer, dated
            April 12, 1996**..........................................................
 10.22   -- Form of Employee Confidentiality Agreement**..............................
 10.23   -- Promissory Note, dated November 17, 1994, from Bahram Yusefzadeh to
            Company in the amount of $40,854**........................................
 10.24   -- Promissory Note, dated December 19, 1994, from the Yusefzadeh Family
            Limited Partnership to Company in the amount of $932,910**................
 10.25   -- Promissory Note, dated January 30, 1995, from the Yusefzadeh Family
            Limited Partnership to Company in the amount of $344,760**................
 10.26   -- OEM Software License Agreement, dated June 30, 1995, between Company and
            Gupta Corporation+**......................................................
 10.27   -- Value Added Remarketer Agreement, dated October 13, 1993, between Company and Sybase, Inc.+.........................................................
 10.28   -- Software License Agreement between Unisys Corporation and Company, dated
            March 16, 1996+...........................................................
 10.29   -- General Agreement for Strategic Relationship between Company and
            Hewlett-Packard Company, dated April 30, 1993+**..........................
 10.30   -- Form of Software License Agreement+.......................................
 10.31   -- Form of International Software License Agreement+.........................
 10.32   -- Form of Disaster Recovery Service Agreement+**............................
 10.33   -- Form of Software Deposit Agreement+**.....................................
 10.34   -- Form of Confidentiality and Non-Disclosure Agreement**....................
 10.35   -- Form of Confidentiality Agreement**.......................................
 10.36   -- Form of Mutual Non-Disclosure Agreement**.................................
 10.37   -- Form of Confidentiality/Non-Disclosure Agreement Remitting Access to
            System Documentation and Data Files for Data Conversion**.................
 10.38   -- Form of Phoenix International Ltd., Inc. Confidentiality Agreement**......
 10.39   -- Standard Commercial Lease, dated December 8, 1993, between Company and ABR
            Spectrum, Ltd. with respect to Suite 140, 900 Winderley Place, Maitland,
            Florida premises, as modified January 24, 1994**..........................
 10.40   -- Sublease Agreement, dated September 28, 1995, between Company and CCS
            Technology Group, Inc. with respect to Suite 120, 900 Winderley Place,
            Maitland, Florida premises**..............................................

                                                                                        LOCATION OF
                                                                                        EXHIBIT IN
                                                                                        SEQUENTIAL
EXHIBIT                                                                                  NUMBERING
NUMBER                               DESCRIPTION OF DOCUMENT                              SYSTEM
- ------      --------------------------------------------------------------------------  -----------
 10.41   -- The Principal Financial Group Prototype for Savings Plans (401k), as
            amended, and the Group Annuity Contract for the Company**.................
 10.42   -- Remarketing Agreement and Support Authorization, dated as of April 22,
            1996, between the Company and Computer Systems Associates (Nigeria)
            Limited.+**...............................................................
 10.43   -- Amendment, dated May 24, 1996, to the Phoenix International Ltd., Inc.
            Stock Option Plan, effective as of March 18, 1995.**......................
 10.44   -- Amendment, dated May 24, 1996, to the Phoenix International Ltd., Inc.
            Stock Option Plan, effective as of October 21, 1995.**....................
 10.45   -- Revised Form of Stock Option Agreement for the Phoenix International Ltd.,
            Inc. Stock Option Plan, effective as of October 21, 1995.**...............
 10.46   -- Phoenix International Ltd., Inc. 1996 Director Stock Option Plan.**.......
 10.47   -- Form of the Company's Director Indemnity Agreement.**.....................
 10.48   -- Promissory Note, dated May 14, 1996, from the Company to Barnett Bank of
            Central Florida, N.A. ("Barnett Bank").**.................................
 10.49   -- Business Loan Agreement, dated May 14, 1996, between the Company and
            Barnett Bank.**...........................................................
 10.50   -- Commercial Security Agreement, dated May 14, 1996, between the Company and
            Barnett Bank.**...........................................................
 10.51   -- Continuing Unlimited Commercial Guarantee, dated May 14, 1995, made by
            Bahram Yusefzadeh for the benefit of Barnett Bank.**......................
 10.52   -- Commitment letter dated May 1, 1996 from Barnett Bank to Company**........
 10.53   -- Master Note Modification Agreement, dated as of May 22, 1996, by and among
            Bahram Yusefzadeh, the Yusefzadeh Family Limited Partnership and
            the Company**.............................................................
 10.54   -- Form of Promissory Note for employee loans from Company**.................
 10.55   -- Form of Stock Pledge and Security Agreement for employee loans from
            Company**.................................................................
 11.1    -- Statement re: Computation of Per Share Earnings**.........................
 21.1    -- Subsidiary Schedule**.....................................................
 23.1    -- Consent of Ernst & Young LLP..............................................
 23.2    -- Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included as part of
            Exhibit 5.1)..............................................................
 24.1    -- Powers of Attorney for the following individuals: Clay E. Scarborough,
            Michael R. Newes, Ronald E. Fenton, William E. Hess, James C. Holly, Paul
            Jones, J. Michael Murphy and O. Jay Tomson.**.............................
 24.2    -- Power of Attorney for Glenn W. Sturm.**...................................
 27.1    -- Article 5 Financial Data Schedule (for SEC use only).**...................


- ---------------

 + Confidential treatment requested.
 * To be filed by amendment.
** Previously filed.